As filed with the Securities and Exchange Commission on May
 21
, 2026.
Registration
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hyperliquid Strategies Inc
(Exact name of registrant as specified in its charter)

Delaware	6199	39-3284080
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
477 Madison Avenue
22nd Floor
New York,
NY
 10022
(212) 883-4330
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Schamis
Chief Executive Officer
477 Madison Avenue
22nd Floor
New York,
NY
 10022
(212) 883-4330
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
Alan I. Annex, Esq.
Jason T. Simon, Esq.
Greenberg Traurig, LLP
1750 Tysons Boulevard, Suite 1000
McLean, Virginia 22102
(703)
749-1300

Approximate date of commencement of proposed sale to the public:
 From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

The registrant, Hyperliquid Strategies Inc, a Delaware corporation (the “Company”), entered into a Business Combination Agreement, dated July 11, 2025, with Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (“Sonnet”), Rorschach I LLC, a Delaware limited liability company (“Rorschach”), TBS Merger Sub Inc., a Delaware corporation and the Company’s wholly owned subsidiary (“Company Merger Sub”) and Rorschach Merger Sub, LLC, a Delaware limited liability company and the Company’s wholly owned subsidiary (“Rorschach Merger Sub”) (as amended, the “Transaction Agreement”).

On December 2, 2025, the closing of the transactions contemplated by the Transaction Agreement was completed (the “Closing,” and such date, the “Closing Date”), pursuant to which (i) Rorschach Merger Sub merged with and into Rorschach (the “Rorschach Merger”), with Rorschach surviving the Rorschach Merger as the Company’s direct wholly owned subsidiary, and (ii) immediately following the Rorschach Merger, Company Merger Sub merged with and into Sonnet (the “Sonnet Merger” and, together with the Rorschach Merger, the “Mergers” or “Business Combination”), with Sonnet surviving the Sonnet Merger as the Company’s direct wholly owned subsidiary.

This prospectus that forms a part of this registration statement relates to the potential offer and resale from time to time by Rorschach Advisors LLC (“Advisor” or the “Selling Securityholder”) of up to 7,761,860 shares (“Advisor Issued Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock” or “Company Common Stock”), and 27,394,800 shares of the Company Common Stock (“Advisor Warrant Shares”; together with the Advisor Issued Shares, collectively, the “Advisor Shares”) issuable upon the exercise of 27,394,800 warrants of the Company (the “Advisor Warrants”), which were issued by the Company at the Closing. The Advisor Warrants are exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $9.375, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 21, 2026

PRELIMINARY PROSPECTUS

Hyperliquid Strategies Inc

Up to 35,156,660 Shares of Common Stock

This prospectus relates to the potential offer and resale from time to time by Rorschach Advisors LLC (“Advisor” or the “Selling Securityholder”) of up to 35,156,660 shares of our common stock, par value $0.01 per share (“Common Stock” or “Company Common Stock”), consisting of (i) up to 7,761,860 shares (the “Advisor Issued Shares”) of the common stock, $0.01 par value per share (“Common Stock” or “Company Common Stock”) of Hyperliquid Strategies Inc (the “Company”), and (ii) up to 27,394,800 shares of the Company Common Stock (the “Advisor Warrant Shares”; together with the Advisor Issued Shares, collectively, the “Advisor Shares”) issuable upon the exercise of 27,394,800 warrants of the Company (the “Advisor Warrants”), that have been issued by us (or may be issued by us, with respect to the Warrant Shares) to the Advisor pursuant to the Business Combination Agreement, dated July 11, 2025, by and among the Company, Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (“Sonnet”), Rorschach I LLC, a Delaware limited liability company (“Rorschach”), TBS Merger Sub Inc., a Delaware corporation and the Company’s wholly owned subsidiary (“Company Merger Sub”) and Rorschach Merger Sub, LLC, a Delaware limited liability company and the Company’s wholly owned subsidiary (“Rorschach Merger Sub”) (as amended on September 22, 2025, the “Transaction Agreement”).

Pursuant to the Transaction Agreement, on December 2, 2025, the closing of the Business Combination was completed (the “Closing,” and such date, the “Closing Date”), pursuant to which (i) Rorschach Merger Sub merged with and into Rorschach (the “Rorschach Merger”), with Rorschach surviving the Rorschach Merger as the Company’s direct wholly owned subsidiary, and (ii) immediately following the Rorschach Merger, Company Merger Sub merged with and into Sonnet (the “Sonnet Merger” and, together with the Rorschach Merger, the “Mergers” or “Business Combination”), with Sonnet surviving the Sonnet Merger as the Company’s direct wholly owned subsidiary.

The Advisor Warrants are exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $9.375, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75.

We will not receive any of the proceeds from the sale by the Selling Securityholder of the Advisor Shares. Although we would receive the proceeds from the cash exercise of the Advisor Warrants per their terms, we are unlikely to receive any cash proceeds from the exercise of the Advisor Warrants as the Advisor Warrants include a cashless exercise provision and it is highly unlikely that a holder would wish to pay an exercise price to receive one share when they could choose to exercise pursuant to the cashless exercise provision and pay no money to receive a greater number of shares. See the section entitled “Description of Capital Stock—Advisor Warrants” and “Use of Proceeds” on pages 43 and 40, respectively, for more information.

The Selling Securityholder may sell or otherwise dispose of the Advisor Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholder may sell or otherwise dispose of the Advisor Shares covered by this prospectus in the section entitled “Plan of Distribution” on page 83. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Common Stock covered by this prospectus will be borne by the Selling Securityholder. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Advisor Shares with the Securities and Exchange Commission (the “SEC”).

This prospectus provides you with a general description of such securities and the general manner in which Advisor may offer or sell the Advisor Shares. More specific terms of any securities that the Advisor may offer or resell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

You should read this prospectus and any prospectus supplement or amendment, together with additional information described in the section entitled “Where You Can Find More Information” on page 85 carefully before you invest in our securities.

The shares of Common Stock are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “PURR.” On May 19, 2026, the last sale price of the Common Stock as reported on the Nasdaq was $7.79 per share.

The Advisor Shares that may be offered for resale in this prospectus represent a substantial percentage of the total outstanding shares of our Common Stock as of May 19, 2026. Assuming the issuance of all Advisor Warrant Shares upon exercise of the Advisor Warrants and the sale of all of the shares being registered for resale pursuant to this prospectus, the Advisor Shares would represent approximately 20.5% of the outstanding Common Stock as of May 19, 2026. The sale of the Advisor Shares, or the perception that these sales could occur, pursuant to this prospectus, could result in a significant decline in the public trading price of our Common Stock.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and a “smaller reporting company” as defined under the federal securities and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 14 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [ ], 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement on Form S-1 that we filed with the SEC whereby the Selling Securityholder may, from time to time, sell the securities offered by it described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholder of the securities offered by it described in this prospectus, although we may receive cash from the exercise of the Advisor Warrants if the Advisor Warrants are exercised for cash and not on a cashless basis.

Neither we nor the Selling Securityholder has authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholder takes responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholder will make an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Securityholder and its permitted transferees may use this resale registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholder and its permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part, together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus contains certain market data and industry statistics and forecasts that are based on studies sponsored by us, independent industry publications and other publicly available information. Although we believe these sources are reliable, estimates as they relate to projections involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus. Accordingly, investors should not place undue reliance on this information.

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

Unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” and “our” and any related terms refer to Hyperliquid Strategies Inc and its consolidated subsidiaries.

iii

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires:

“Advisor” means Rorschach Advisors LLC, a Delaware limited liability company;

“Advisor Agreements” means the Advisor Rights Agreement and the Advisory Agreement, collectively;

“Advisor Issued Shares” means 7,761,860 shares of Company Common Stock issued to the Advisor at the Closing;

“Advisor Rights Agreement” means the Advisor Rights Agreement entered into between the Company and the Advisor at the Closing;

“Advisor Shares” means that Advisor Issued Shares and Advisor Warrant Shares, collectively;

“Advisor Warrants” means the warrants issued to the Advisor at the Closing, exercisable to purchase up to an aggregate of 27,394,800 shares of Company Common Stock;

“Advisor Warrant Shares” means the shares of the Company Common Stock issuable upon exercise of any Advisor Warrants;

“Advisory Agreement” means the Advisory Agreement entered into between the Company and the Advisor at the Closing;

“Ancillary Agreements” means the Registration Rights Agreement, the Advisor Rights Agreement, the Advisory Agreement, the Advisor Warrants, the CVR Agreement and the Subscription Agreements;

“Bridge Financing” means the sale of $2.0 million of convertible notes in the principal amount of $2.0 million of Sonnet on June 30, 2025;

“Bridge Financing Warrants” means the warrants to purchase an aggregate of up to 865,052 shares of Sonnet Common Stock received by the investors in the Bridge Financing (which warrants will be converted into or become exercisable for an aggregate of 173,010 shares of the Company Common Stock at the Closing, reflecting the five-for-one exchange ratio in the Transaction Agreement).

“Business Combination” means the Rorschach Merger and the Sonnet Merger;

“Chardan” means Chardan Capital Markets LLC;

“Closing” means the consummation of the Transactions;

“Closing Date” means December 2, 2025, the date on which the Closing occurred;

“Closing PIPE” means those certain Subscription Agreements entered concurrently with the Transaction Agreement whereby Sonnet agreed to issue and sell, immediately prior to the Closing, an aggregate of 243,787,992 shares of Sonnet Common Stock at a purchase price of $1.25 per share (which shares were converted into an aggregate of 48,757,597 shares of Company Common Stock at the Closing, reflecting the five-for-one exchange ratio in the Transaction Agreement);

“Company” or “HSI” means Hyperliquid Strategies Inc;

“Company Board” means the Board of Directors of the Company;

“Company Bylaws” means the Company’s amended and restated bylaws;

“Company Charter” means the Company’s amended and restated certificate of incorporation;

“Company Common Stock” or “Common Stock” means the common stock, par value $0.01 per share, of the Company;

“Company Series A Preferred Stock” means the series of preferred stock of the Company, par value $0.01 per share, designated in connection with the Closing.

“Contributed Cash” means any cash and/or cash equivalents contributed by certain investors to Rorschach as part of the Contribution.

“Contribution” means the contribution by certain investors of HYPE Tokens and cash and cash equivalents to Rorschach pursuant to the Transaction Documents;

“CVR” means a contractual contingent value right representing the right to receive the Company Common Stock on the terms and subject to the conditions set forth in the CVR Agreement;

“CVR Agreement” means that certain Contingent Value Rights Agreement to be entered between the Company and the Rights Agent, a form of which is attached to the Transaction Agreement as Exhibit E;

“DGCL” means the Delaware General Corporation Law;

“DLLCA” means the Limited Liability Company Act of the State of Delaware;

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Financings” means the Bridge Financing and the Initial PIPE;

“GAAP” means accounting principles generally accepted in the United States;

“HYPE Token” means the native token of the Hyperliquid Layer 1 blockchain;

“HYPE Tokens Value” means the value determined by multiplying (a) the aggregate number of HYPE Tokens held by Rorschach immediately prior to the Rorschach Merger Effective Time by (b) $46.372;

“Initial PIPE” means those certain securities purchase agreements entered concurrently with the execution of the Transaction Agreement whereby Sonnet agreed to issue and sell the Series 5 Preferred Stock and the Initial PIPE Warrants, for gross proceeds of $5.5 million;

“Initial PIPE Warrants” means those certain warrants to purchase up to 8,800,000 shares of Sonnet Common Stock issued and sold to investors in the Initial PIPE (which warrants will be converted into or become exercisable for an aggregate of 1,760,000 shares of the Company Common Stock at the Closing, reflecting the five-for-one exchange ratio in the Transaction Agreement);

“Interim Financing” means the issuance by Sonnet of up to an aggregate of $3,000,000 of its securities as permitted under the Transaction Agreement.

“Nasdaq” means The Nasdaq Stock Market LLC;

“Per Share Merger Consideration” means one share of the Company Common Stock and one CVR;

“Registration Rights Agreement” means the Registration Rights Agreement entered into among the Company, the Advisor and certain other investors in connection with the Closing;

“Rorschach” means Rorschach I LLC;

“Rorschach Members” means the members of Rorschach;

“Rorschach Merger” means the merger of Rorschach Merger Sub with and into Rorschach, with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of the Company;

“Rorschach Merger Effective Time” means the date and time of the filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DLLCA.

“Rorschach Merger Sub” means Rorschach Merger Sub LLC;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Sonnet” means Sonnet Biotherapeutics Holdings, Inc. and its consolidated subsidiaries, as the context requires;

“Sonnet Common Stock” means Sonnet’s common stock, with a par value of $0.0001 per share;

“Sonnet In-The-Money Warrant” means a Sonnet Warrant that, as of immediately prior to the Sonnet Merger Effective Time, has an exercise price that is less than the Sonnet Price Per Share;

“Sonnet Merger” means the merger of Sonnet Merger Sub with and into Sonnet, with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of the Company;

“Sonnet Merger Effective Time” means the date and time of the filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL.

“Sonnet Merger Sub” means TBS Merger Sub Inc.;

“Sonnet Out-Of-The-Money Warrant” means a Sonnet Warrant that, as of immediately prior to the Sonnet Merger Effective Time, had an exercise price that is equal to or greater than the Sonnet Price Per Share;

“Sonnet Price Per Share” means $1.25;

“Sonnet Vested RSU” means a Sonnet RSU that had vested prior to the Sonnet Merger Effective Time;

“Sonnet Warrant” means a warrant to purchase shares of Sonnet Common Stock, whether or not exercisable;

“Subscription Agreements” means those certain subscription agreements entered by and among the investors in the Closing PIPE, Sonnet and the Company;

“Transaction Agreement” means the Business Combination Agreement, dated as of July 11, 2025, among Rorschach, the Company, the Merger Subs and Sonnet, as amended on September 22, 2025;

“Transaction Documents” means the Transaction Agreement and the Ancillary Agreements; and

“Transactions” means the transactions contemplated by Transaction Agreement and the other Transaction Documents, including the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements for purposes of the federal securities laws, including statements regarding the Transactions, the Advisor Agreements and the Advisor Shares. All statements, other than historical facts, are forward-looking statements, including statements regarding the expected benefits of the Transactions, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of the Company following completion of the Transactions; the projected future financial performance of the Company; and legal, economic and regulatory conditions. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target” or other similar words or expressions or negatives of these words, but not all forward-looking statements include such identifying words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates or expectations will be achieved and therefore, actual results may differ materially from any plans, estimates or expectations in such forward-looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others: costs related to the Transactions and as a result of becoming a public company; changes in business, market, financial, political and regulatory conditions; risks relating to the Company’s operations and business, including the highly volatile nature of the price of HYPE tokens; the risk that the Company’s stock price is highly correlated to the price of HYPE tokens and the price of HYPE tokens may decrease at any time; risks related to increased competition in the industries in which the Company will operate; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding HYPE tokens; risks relating to the treatment of crypto assets for U.S. and foreign tax purposes; risks that the Company experiences difficulties managing its growth and expanding operations; challenges in implementing the Company’s business plan including HYPE token-related financial and advisory services, due to operational challenges, significant competition and regulation; the outcome of any potential legal proceedings that may be instituted against the Company or others and other risk factors as further described in the section of this prospectus titled “Risk Factors.” This list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Any forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our Common Stock, you should read the entire prospectus carefully, including the “Risk Factors” and the financial statements and related notes included in this prospectus.

Overview

Pursuant to the Transaction Agreement, on December 2, 2025, (i) Rorschach Merger Sub merged with and into Rorschach pursuant to the Rorschach Merger, with Rorschach surviving the Rorschach Merger as the Company’s direct wholly owned subsidiary, and (ii) immediately following the Rorschach Merger, Company Merger Sub merged with and into Sonnet pursuant to the Sonnet Merger, with Sonnet surviving the Sonnet Merger as the Company’s direct wholly owned subsidiary.

The Companies

Company

The Company is a Delaware corporation that was formed for the purpose of engaging in the Transactions. Since the date of its incorporation on July 2, 2025 until December 2, 2025, i.e. the Closing Date, the Company had not engaged in any activities other than as contemplated by the Transaction Documents. On December 2, 2025, upon the consummation of the Transactions (the “Closing”), the Company became a holding company whose principal assets were the ownership of Rorschach and Sonnet, and its equity capital consists solely of the Company Common Stock and the Company Series A Preferred Stock. For a description of the capital stock of the Company, see the section titled “Description of the Company’s Capital Stock”.

The principal executive offices of the Company are located at 477 Madison Avenue, 22nd Floor, New York, NY 10022, and the telephone number at that address is (212) 883-4330.

Rorschach

Rorschach is a Delaware limited liability company formed on June 13, 2025. Rorschach was formed for the purpose of completing the Transactions pursuant to the Transaction Agreement, and had no business operations prior to the Closing Date. See the section titled “Information About the Company” for more information.

Sonnet

Sonnet is a clinical stage, oncology-focused biotechnology company with a proprietary platform for innovating biologic medicines of single- or bifunctional action. Known as FHAB® (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. Sonnet designed the FHAB construct to improve drug accumulation in tumors, as well as to extend the duration of activity in the body. FHAB development candidates are produced in a mammalian cell culture, which enables glycosylation and a biological structure similar to the natural cytokines in vivo.

On March 31, 2026, we entered into an asset purchase agreement (the “APA”) with Guidant Biotherapeutics, Inc. (“Guidant”), a newly-formed company. In connection with the consummation of the transactions contemplated by the APA on that date (the “Sonnet Disposition”), we transferred $1.325 million in cash, various developmental assets and patents related to Sonnet’s tumor delivery platforms, certain employees and Sonnet’s Australian subsidiary to Guidant, and provided a deferred purchase price of $1.0 million subsequent to the execution of the APA, which is included with “other current liabilities” as of March 31, 2026 on our condensed consolidated balance sheets. In exchange, we received a 40% common stock interest in Guidant. In connection with the APA, we engaged Guidant under a transaction services agreement (the “TSA”) to provide services to us for fees of $0.175 million, paid at the closing of the APA.

The Transactions

The Transactions were consummated on December 2, 2025. On the Closing Date, and subject to the terms and conditions of the Transaction Agreement, (a) at the Rorschach Merger Effective Time, Rorschach Merger Sub merged with and into Rorschach, with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of the Company, and (b) at the Sonnet Merger Effective Time, Company Merger Sub merged with and into Sonnet, with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of the Company. As a result of the Rorschach Merger, each limited liability company interest of Rorschach issued and outstanding immediately prior to the Rorschach Merger Effective Time was canceled and the holder thereof received shares of the Company Common Stock. As a result of the Sonnet Merger, each share of Sonnet Common Stock issued and outstanding immediately prior to the Sonnet Merger Effective Time was canceled and converted into the right to receive (i) one-fifth of one share of the Company Common Stock and (ii) one CVR.

Pursuant to the Transaction Agreement, at the Closing, certain investors contributed HYPE to Rorschach, and certain investors Contributed Cash to Rorschach (collectively, the “Contribution”), in each case pursuant to contribution agreements entered into between Rorschach and such investors (the “Contribution Agreements”). Subject to the terms and conditions of the Transaction Agreement, at the Rorschach Merger Effective Time, the equity holders of Rorschach immediately prior to the Closing received, in the aggregate, that number of shares of the Company Common Stock equal to one-fifth of the aggregate amount of the Contribution divided by $1.25, except that one equity holder received, in lieu of shares of the Company Common Stock otherwise issuable to it, shares of the Company Series A Preferred Stock that are convertible into shares of the Company Common Stock, subject to the terms and conditions thereof (including certain “blocker” provisions). At the Closing, based on Contribution Agreements and Subscription Agreements entered concurrently with the signing of the Transaction Agreement, the Company held approximately $580 million in HYPE tokens (based on an agreed spot price of HYPE of $46.372, as used in the Transaction Agreement) and had cash of approximately $310 million on its balance sheet (prior to payment of expenses related to the Transactions).

Also pursuant to the terms of the Transaction Agreement, at the Closing, the Company issued to the Advisor (i) the 7,761,860 Advisor Issued Shares, which amount was equal to 5% of the shares of the Company Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Sonnet Merger Effective Time and (ii) the Advisor Warrants, exercisable to purchase an aggregate of 27,394,800 shares of the Company Common Stock that was equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of the Company Common Stock immediately after Closing. The Advisor Warrants are exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $9.375, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75.

Post-Transactions Governance and Management

The business and affairs of the Company are managed by or under the direction of the Company Board. The board of directors of the Company is currently comprised of eight members, which include Robert Diamond as Chairman, Jeff Tuder, Eric Rosengren, Thomas King, David Schamis, Larry Leibowitz, and Nailesh Bhatt and Albert Dyrness, two former board members of Sonnet. Additionally, the officers of the Company are David Schamis as Chief Executive Officer, Brett Beldner as Chief Financial Officer, and Jeroen Nieuwkoop as Chief Operating Officer. Following Closing and during the CVR Term, Raghu Rao remained the Chief Executive Officer of Sonnet, which operated as a wholly owned subsidiary of the Company until its acquisition by Guidant. See the section titled “Management of the Company” for additional information.

Certain Agreements Related to the Transactions

Advisor Agreements

Pursuant to the Transaction Agreement, in connection with the Closing, the Company and the Advisor entered into the Advisor Rights Agreement and the Advisory Agreement. Pursuant to the Advisor Rights Agreement, among other things, for so long as the Advisor and its affiliates continue to own at least 10% of the total number of shares of our Common Stock held by the Advisor as of immediately following the Closing (the “Minimum Holding Condition”), the Advisor will have the right to nominate a number of persons (the “Advisor Directors”) to our board of directors (the “Board”) equal to the result of (rounded up to the nearest whole number) (a) the percentage determined by dividing (i) the number of shares of Common Stock beneficially owned by the Advisor (together with its affiliates) (on an “as-converted” and “as exercised” basis and without applying any “blocker” provisions limiting the exercise or conversion of any securities held by any such person) by (ii) the total number of shares of Common Stock then outstanding (on an “as-converted” and “as exercised” basis), multiplied by (b) the then current size of the Board (counting, for purposes of such determination, all vacancies as filled), but in any event at least one director, who shall be the Chairman of the Board. In addition, for so long as the Minimum Holding Condition is satisfied, we will take all necessary action to cause the Board to be comprised of at least five directors, including the Advisor Directors, and to consist of the requisite number of directors meeting the independence requirements of the Nasdaq Stock Market (or other securities exchange on which the Common Stock is then listed).

The Advisor Rights Agreement also provides the Advisor with certain information rights. It also subjects the Advisor Shares and Advisor Warrants (and underlying shares of Common Stock) to lock-up restrictions applicable, subject to certain exceptions, for a period ending on the earlier of (x) the first anniversary of the Closing Date, (y) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, or (z) with respect to any securities subject to the lock-up, the date on which the last sale price of the Common Stock equals or exceeds an amount per share of Common Stock equal to 150% of the price (or deemed price) for which the Advisor acquired such securities.

Pursuant to the Advisory Agreement, the Advisor has agreed to use commercially reasonable efforts to provide to us with certain technical advisory services related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding digital assets treasury operations for a term of five years (subject to earlier termination under certain circumstances). The Advisory Agreement provides that, unless otherwise agreed by Advisor and subject in all respects to applicable law, in the event that we raise equity or equity-linked financing during the term, the Advisor will be entitled to receive grants of equity in the form of (a) shares of Common Stock equal to 5% of the number of shares of Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of Common Stock equal to 15% of the number of shares of Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by us and the Advisor. The Advisor shall also be entitled to receive such additional compensation, if any, as may be approved by the Board.

At the Closing, pursuant to the terms of the Transaction Agreement, the Company issued 7,761,860 Advisor Issued Shares and 27,394,800 Advisor Warrants to the Advisor.

Initial PIPE Purchase Agreements

Concurrently with the execution of the Transaction Agreement, Sonnet entered into separate securities purchase agreements (the “PIPE Purchase Agreements”) with certain accredited investors pursuant to which Sonnet agreed to issue an aggregate of (i) 5,500 shares of Sonnet’s newly designated Series 5 Preferred Stock, stated value $1,000 per share, initially convertible at a conversion price of $1.25 per share, or 4,400,000 shares of Sonnet Common Stock, and (ii) Initial PIPE Warrants to purchase up to 8,800,000 shares of Sonnet Common Stock, for an offering price of $1,000 per share of Series 5 Preferred Stock and accompanying warrant, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act. The Initial PIPE closed on July 15, 2025. The gross proceeds were $5.5 million from the Initial PIPE, before deducting offering expenses.

In addition, on June 30, 2025, Sonnet completed the Bridge Financing of convertible notes in the aggregate principal amount of $2.0 million. The investors in the Bridge Financing received warrants to purchase an aggregate of up to 865,052 shares of Sonnet Common Stock (the “Bridge Financing Warrants”). On the closing date of the Initial PIPE, the notes issued in the Bridge Financing automatically converted into an aggregate of (i) 2,000 shares of Series 5 Preferred Stock, initially convertible at a conversion price of $1.25 per share, or 1,600,000 shares of Sonnet Common Stock, and (ii) warrants to purchase up to 3,200,000 shares of Sonnet Common Stock (together with the Initial PIPE Warrants, the “PIPE Warrants”). Sonnet intended to use the net proceeds from the Initial PIPE and the Bridge Financing for working capital and general corporate purposes, including the advancement of Sonnet’s current programs in connection with the planned future sale of the Sonnet Legacy Assets (as defined in the CVR Agreement).

The Bridge Financing Warrants are exercisable immediately upon issuance at an exercise price equal to $1.156 per share, and will expire on the five-year anniversary of the date of issuance. A holder of the Bridge Financing Warrants will not have the right to exercise any portion of its Bridge Financing Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Sonnet Common Stock outstanding immediately after giving effect to such exercise. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such change to Sonnet.

The PIPE Warrants are exercisable immediately upon issuance at an exercise price equal to $1.25 per share, and will expire on the five-year anniversary of the date of issuance; provided, however, until Stockholder Approval (as defined in the PIPE Purchase Agreement) is obtained, the PIPE Warrants will only be exercisable and the Series 5 Preferred Stock will only be convertible, in the aggregate, into up to an aggregate of 666,212 shares of Sonnet Common Stock, representing 19.99% of the number of shares of Sonnet Common Stock outstanding immediately prior to the date of the PIPE Purchase Agreement, subject to adjustment. The exercise price of the PIPE Warrants may be adjusted for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of a Fundamental Transaction (as defined in the Form of PIPE Warrant). A holder of PIPE Warrants will not have the right to exercise any portion of its PIPE Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Sonnet Common Stock outstanding immediately after giving effect to such exercise. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such change to Sonnet.

All Sonnet Common Stock figures above were subject to the five-for-one exchange ratio in the Transaction Agreement.

The Committed Equity Facility

On October 22, 2025, we entered into a Purchase Agreement (the “Purchase Agreement”) with Chardan establishing a committed equity facility (the “Equity Facility”). Pursuant to and upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement, beginning on the later of the Closing Date and the date the registration statement of which this prospectus forms a part is effective (the “Commencement Date”), we have the right from time to time at our option to direct Chardan to purchase up to $1.0 billion of shares of our Common Stock. Sales of our Common Stock to Chardan under the Purchase Agreement, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our Common Stock and determinations by us regarding the use of proceeds from any sale of such Common Stock. The net proceeds from any sales under the Equity Facility will depend on the frequency with, and prices at, which the shares of our Common Stock are sold to Chardan. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom primarily for potential purchases of HYPE Tokens, as well as for general corporate purposes.

The Purchase Agreement and the registration rights agreement, dated as of October 22, 2025, by and between the Company and Chardan, and entered into in connection with the Purchase Agreement (the “Chardan Registration Rights Agreement”), contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

Subscription Agreements

Also concurrently with the execution of the Transaction Agreement, certain accredited investors (the “Subscribers”) entered into subscription agreements with Sonnet and the Company (the “Subscription Agreements”), pursuant to which Sonnet agreed to issue, and the Subscribers agreed to purchase, immediately prior to the Closing, an aggregate of 243,787,992 shares of Sonnet Common Stock at a purchase price of $1.25 per share, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act (which shares will be converted into shares of the Company Common Stock at the Closing, giving effect to the five-for-one exchange ratio in the Transaction Agreement). The gross proceeds were $299.9 million from the Closing PIPE, before deducting offering expenses. Pursuant to the terms of the Subscription Agreement, prior to the Closing, the parties agreed that neither Sonnet nor the Company would enter into any agreement for the investment or contribution of cash by any additional investors or contributors on terms more favorable to such persons than the terms set forth in the Subscription Agreement or the Transaction Agreement as then in effect, unless, in any such case, the investors signatory to the Subscription Agreement have also been provided the opportunity to amend the terms of the Subscription Agreement to reflect such other terms. The Subscription Agreements provide that if the shares of the Company Common Stock received by the Subscribers at Closing are “restricted securities” pursuant to Rule 144(a)(3) under the Securities Act or are otherwise not freely tradeable under the Securities Act immediately following the Closing, the Subscribers will be entitled to become a party to the Registration Rights Agreement (as defined below).

The consummation of the Closing PIPE was contingent upon, and occurred substantially concurrently with, the Closing and the satisfaction or waiver of customary closing conditions. On the Closing Date, the Closing PIPE was consummated.

Chardan acted as Sonnet’s and Rorschach’s exclusive advisor with respect to the Closing PIPE and received a fee, payable in cash or equity at Chardan’s option, equal to up to 7.0% of the aggregate gross proceeds raised in connection with the Closing PIPE, which Chardan elected to receive in equity. Sonnet also agreed to reimburse Chardan for certain of its expenses in an amount up to $100,000.

Contingent Value Rights Agreement

At the Closing, the Company entered into the CVR Agreement with Continental Stock Transfer & Trust Company, as rights agent (“Rights Agent”), pursuant to which holders of Sonnet Common Stock (not including the shares of Sonnet Common Stock issued to the Subscribers pursuant to the Subscription Agreements) and Sonnet In-The-Money Warrants, in each case, as of immediately prior to the Sonnet Merger Effective Time, received one CVR for each then-outstanding share of Sonnet Common Stock held by such stockholder (or, in the case of the Sonnet In-The-Money Warrants, each share of Sonnet Common Stock for which such Sonnet In-The-Money Warrants is exercisable into as of such date). The CVR Payment (as defined in the CVR Agreement) will be payable upon the closing of a sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) (or a series of transactions) and/or winding down of, or other disposition(s) of any the Sonnet Legacy Assets (a “Sonnet Legacy Transaction”), out of the cash proceeds, if any, actually received by Sonnet in a Sonnet Legacy Transaction, during the period beginning on the Closing Date and ending on the third anniversary of the date of the CVR Agreement (the “CVR Term”). The shares of the Company Common Stock issuable in connection with the CVR Payment (the “CVR Shares”) are subject to certain deductions pursuant to the terms of the CVR Agreement.

The payment date for the CVR Shares will be within 10 business days after the rights agent receives the CVR Shares from the Company upon the closing of a Sonnet Legacy Transaction. In the event that a Sonnet Legacy Transaction does not occur during the CVR Term or a Sonnet Legacy Transaction does occur during the CVR Term but the amount of deductions payable pursuant to the terms of the CVR Agreement, including expenses related to the transaction, liabilities of Sonnet related to Sonnet’s outstanding warrants prior to the Closing and other expenses payable pursuant to the CVR Agreement, exceed the proceeds received pursuant to the Sonnet Legacy Transaction, the holders of the CVRs will not receive any CVR Shares pursuant to the CVR Agreement. There can be no assurances that any holders of CVRs will receive any CVR Shares with respect thereto.

Until the earlier to occur of (a) the expiration of the CVR Term, and (b) the date on which the Company and its affiliates have, whether before or after the Closing, paid or incurred costs, fees and expenses totaling an amount equal to (i) the $7,500,000 in Financings plus (ii) up to $3,000,000 in Interim Financing (if raised in accordance with the Transaction Agreement) in connection with the development of the Sonnet Legacy Assets and/or the pursuit of a Sonnet Legacy Transaction, the Company will, and will cause its controlled affiliates to, use efforts and resources to develop, bring to market and sell the product candidates included in the Sonnet Legacy Assets, consistent with the exercise of reasonable business judgment taking into account all relevant factors to, among others, (i) continue the development programs for the Sonnet Legacy Assets and (ii) conduct a sale process (including engagement of advisors) with respect to a Sonnet Legacy Transaction during the CVR Term; provided, that in the event the

$7,500,000 in Financings and the $3,000,000 in Interim Financing is expended prior to the expiration of the CVR Term, then Sonnet will, until the earlier to occur of (A) one year thereafter and (B) the expiration of the CVR Term, be entitled to raise additional capital at Sonnet level or enter into a third-party licensing agreement or other strategic agreement, on terms reasonably acceptable to the Company, in an effort to pursue a Sonnet Legacy Transaction during the CVR Term.

Notwithstanding the foregoing, the Company may, in its reasonable discretion, (i) during the CVR Term, determine that a Sonnet Legacy Asset is not commercially viable and abandon further development and/or commercialization (in which case the Company’s obligations set forth in paragraph above will immediately cease and be of no further force and effect), (ii) during the CVR Term, determine that a Sonnet Legacy Transaction with respect to some or all of the Sonnet Legacy Assets is not likely to occur during the CVR Term or at all and abandon further pursuit of a Sonnet Legacy Transaction with respect to such Sonnet Legacy Assets (in which case the Company’s obligations set forth in paragraph above will immediately cease and be of no further force and effect with respect to such Sonnet Legacy Assets and such Sonnet Legacy Transaction), and (iii) following the expiration of the CVR Term without the execution and delivery of a definitive agreement for a Sonnet Legacy Transaction, take any action in respect of the Sonnet Legacy Assets. Notwithstanding anything contained therein to the contrary (but subject to the paragraph above), the Company will have sole and absolute discretion and decision-making authority over whether to continue to invest, how much to invest in any of the Sonnet Legacy Assets and whether and on what terms, if any, to enter into a Sonnet Legacy Transaction.

The CVRs are not transferable, except in certain limited circumstances as will be provided in the CVR Agreement, will not be certificated or evidenced by any instrument and will not be listed for trading on any exchange.

Registration Rights Agreement

Pursuant to the Transaction Agreement, on the Closing Date, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Advisor and certain investors in Rorschach, pursuant to which, among other things, the Company agreed to provide such holders with customary registration rights with respect to the shares of the Company Common Stock to be owned by such holders following the Closing.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act (the “JOBS Act”), and a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies and/or smaller reporting companies for as long as we continue to be an emerging growth company and/or smaller reporting company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Summary of Risk Factors

Risks Related to the Company’s Business

•	HYPE is a highly volatile asset, and fluctuations in the price of HYPE may influence our financial results and the market price of our listed securities.

•	HYPE and other digital assets are novel assets and are subject to significant legal and regulatory uncertainty.

•	Our HYPE treasury strategy subjects us to enhanced regulatory oversight.

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We plan to use a portion of our capital raised that is not required to provide working capital for our ongoing operations to acquire HYPE, which may adversely affect our financial results and the market price of our securities.

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If we were deemed to be an investment company under the Investment Company Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

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HYPE is created and transmitted through the operations of the peer-to-peer Hyperliquid network, a decentralized network of computers running software following the HYPE protocol. If the Hyperliquid network is disrupted or encounters any unanticipated difficulties, the value of HYPE could be negatively impacted.

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We face risks relating to the custody of our HYPE, including the loss or destruction of private keys required to access our HYPE and cyberattacks or other data loss relating to our HYPE, including smart contract related losses and vulnerabilities.

•	Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our HYPE holdings.

•	Unrealized fair value gains on our HYPE holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.

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Due to the unregulated nature and lack of transparency surrounding the operations of many HYPE trading venues, HYPE trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in HYPE trading venues and adversely affect the value of our HYPE.

•	The loss of, or inability to maintain or establish, banking relationships could adversely affect our business and our ability to execute our HYPE treasury strategy.

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The governance structure of the Hyperliquid Network is concentrated, and protocol changes could be adopted without broad consensus, potentially adversely affecting the value of HYPE and our treasury holdings.

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The Hyperliquid Network’s HyperBFT consensus mechanism is subject to specific attack vectors that could disrupt transaction finality or compromise the integrity of the blockchain, potentially resulting in the loss of or inability to access our HYPE holdings.

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The failure or de-pegging of major stablecoins, particularly USD Coin (“USDC”), could disrupt Hyperliquid’s trading operations and cause a significant decline in the price of HYPE, adversely affecting the value of our treasury holdings.

•	The U.S. federal income tax treatment of our HYPE staking rewards is uncertain and evolving, and we could face material and unexpected tax liabilities as a result of staking activities.

Risks Related to the Company’s Securities

•	The price of the Company Common Stock may be volatile and fluctuate substantially, which could result in substantial losses for holders of the Company Common Stock.

•	The Company management may invest or otherwise use the proceeds of any offering in ways with which you may not agree or in ways that may not yield a return.

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Future sales and issuances of the Company Common Stock or rights to purchase common stock, including pursuant to the Equity Incentive Plan, could result in dilution and could cause the Company Common Stock price to fall.

•	Our Advisor Warrants may not be exercised in full or may be exercised on a cashless basis. As such, we may not receive any cash proceeds from the exercise of the Advisor Warrants.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of the Company’s Capital Stock” section of this prospectus contains a more detailed description of the Common Stock.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” beginning on page 16 of this prospectus.

Issuer	Hyperliquid Strategies Inc

Shares of Common Stock offered by the Selling Securityholder	Up to 7,761,860 shares the Company Common Stock and up to 27,394,800 shares of the Company Common Stock issuable upon the exercise of 27,394,800 Advisor Warrants

Common Stock outstanding prior to the Offering	144,447,571 shares of Common Stock

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Securityholder. Assuming the subsequent exercise of all of the Advisor Warrants for cash, we may receive an aggregate of up to approximately $371.0 million in gross proceeds from the exercise of the Advisor Warrants. However, no assurance can be given that the Warrants will ever be exercised, or if it will not be exercised on a cashless basis. If the Selling Securityholder chooses to exercise the Advisor Warrants pursuant to the cashless exercise provisions, then we would receive zero proceeds. We intend to use any proceeds received by us from the cash exercise of the Warrants, if any, for general working capital purposes, including potential purchases of HYPE Tokens. We will have broad discretion over the use of any proceeds from the exercise of the Advisor Warrants. See “Use of Proceeds.”

Market for our Common Stock	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PURR”.

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

The number of shares of our Common Stock outstanding prior to this offering excludes:

•	26,587,647 shares of Company Common Stock issuable upon the conversion of outstanding shares of the Company Series A Preferred Stock (subject to certain blocker provisions);

•	29,821,281 shares of Company Common Stock issuable upon the exercise of warrants outstanding as of March 31, 2026, with a weighted average exercise price of $13.93 per share;

•	747,935 shares of Company Common Stock issuable upon the vesting of restricted stock units granted under the 2025 Equity Incentive Plan as of March 31, 2026; and

•	5,783,343 shares of Common Stock reserved for future issuance under the 2025 Equity Incentive Plan as of March 31, 2026.

RISK FACTORS

Investing in our securities involves a high degree of risk. We urge you to carefully consider all of the information contained in this prospectus. In particular, you should consider the risk factors below. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described below or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. As a result, you could lose all or part of your investment.

The following risk factors are classified into two sections for convenience: (i) “Risks Related to the Company’s Business” and (ii) “Risks related to the Company’s Securities.” References in this section to “we,” “us” and “our” and related terms refer to Hyperliquid Strategies Inc and its consolidated subsidiaries.

Risks Related to the Company’s Business

HYPE is a highly volatile asset, and fluctuations in the price of HYPE may influence our financial results and the market price of our listed securities.

Our financial results and the market price of our listed securities would be adversely affected, and our business and financial condition would be negatively impacted, if the price of HYPE decreased substantially, including as a result of:

•	decreased user and purchaser confidence in HYPE, including due to the various factors described herein;

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transactional activities such as (i) activities of highly active retail and institutional users, speculators and holders or (ii) actual or expected significant dispositions of HYPE by large holders, including the expected liquidation of digital assets seized by governments or associated with entities that have filed for bankruptcy protection, or associated with tokens vested by the Hyperliquid core team;

•	negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, HYPE, Hyperliquid or the broader digital assets industry;

•	changes in consumer preferences and the perceived value or prospects of HYPE or the utility of Hyperliquid;

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competition from other blockchains, centralized exchanges or decentralized exchanges that exhibit comparable or better speed, security, scalability or energy efficiency, or that feature other more favored characteristics;

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competition from other digital assets that feature other more favored characteristics, are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

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a decrease in the price of other digital assets, to the extent the decrease in the price of such other digital assets may cause a decrease in the price of HYPE or adversely affect investor confidence in digital assets generally;

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developments relating to the Hyperliquid blockchain, including (i) changes to the Hyperliquid blockchain that impact its security, speed, scalability, usability or value, such as changes to the cryptographic security protocol underpinning the Hyperliquid blockchain, changes to the maximum number of HYPE outstanding, changes to the mutability of transactions, changes relating to the size of blockchain blocks, changes to its number of validators, and similar changes; (ii) failures to make upgrades to the Hyperliquid blockchain and the Hyperliquid interface to adapt to security, technological, legal or other challenges; and (iii) changes to the Hyperliquid blockchain that introduce software bugs, security risks or other elements that adversely affect HYPE;

•	disruptions, failures, unavailability, or interruptions in services of venues for acquiring HYPE;

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the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, trading venues, lending platforms, investment funds, or other digital asset industry participants;

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regulatory, legislative, enforcement and judicial actions that adversely affect access to, functionality of or performance of Hyperliquid or associated products such as cryptocurrency perpetual futures, the price, ownership, transferability, trading volumes, legality or public perception of, HYPE, Hyperliquid or other Layer 1 blockchains, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from (i) accessing HYPE or Hyperliquid or associated products or (ii) operating in a manner that allows them to continue to deliver services to the digital assets industry;

•	transaction congestion and fees associated with processing transactions on the Hyperliquid network;

•	macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions and fiat currency devaluations;

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developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the Hyperliquid blockchain becoming insecure or ineffective; and

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changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, and the adverse impacts attributable to global conflicts, including those between Russia and Ukraine and in the Middle East.

Due to our adoption of a cryptocurrency treasury strategy and the potential perception by our investors that the value of our listed securities as dependent upon or linked to the value or change in the value of our HYPE holdings or the availability of HYPE to be readily purchased in the United States or elsewhere, we expect to see volatility in our stock price.

There is no assurance that HYPE will maintain its value in the long or intermediate term. In the event that the price of HYPE declines, the value of the Company Common Stock may decline proportionately. The price of HYPE has historically been, and is likely to continue to be, volatile. Since December 4, 2024 (the first date for which public information of the HYPE token price is available at TradingView.com) through May 19, 2026, the token price of HYPE, based on the price reported by TradingView.com as of 23:59 p.m. UTC on each day, has ranged from as low as $10.26 (April 6, 2025) to as high as $58.96 (September 18, 2025).

HYPE and other digital assets are novel assets and are subject to significant legal and regulatory uncertainty.

HYPE and other digital assets are relatively novel and are subject to significant legal and regulatory uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is evolving and unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the operations or functionality of Hyperliquid, the price of HYPE or the ability of individuals or institutions such as us to own or transfer HYPE.

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On April 13, 2026, the staff of the Division of Trading and Markets of the SEC issued a statement, expressing its opinion that the Exchange Act does not require developers or operators of website, browser or mobile app interfaces to register as a broker-dealer, where the user interfaces are embedded in wallets or made available to assist user-initiated crypto asset securities transactions on blockchain protocols utilizing the user’s self-custodial wallet.

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The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of HYPE or the ability of individuals or institutions such as us to own or transfer HYPE. For example, within the past several years: there have also been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets. For instance, on July 17, 2025, the U.S. House of Representatives passed the CLARITY Act, which—if ultimately enacted—would allocate jurisdiction between the SEC and CFTC with respect to digital assets and create a market-structure framework for digital commodities; the bill also seeks to resolve regulatory ambiguity regarding the meaning of “security” and “commodity” using a classification system under which more decentralized digital assets, and secondary trading in digital assets, would be regulated by the CFTC and initial offerings of more centralized digital assets would be regulated by the SEC. The U.S. Senate is also considering legislation that would provide a comprehensive regulatory framework for digital assets. The U.S. Senate Committee on Banking, Housing, and Urban Affairs released an initial discussion draft of the Responsible Financial Innovation Act of 2025 (the “RFIA”) in July 2025, a second discussion draft in September 2025 and, on January 12, 2026, the Chairman Tim Scott released a proposed amendment to the RFIA, which remains under negotiation. The RFIA proposes a comprehensive regulatory framework for digital assets aimed at clarifying jurisdiction, enhancing consumer protections and fostering innovation. It seeks to resolve whether digital assets should be regulated as securities or commodities by introducing the concept of “ancillary assets,” which include digital assets offered through the sale of an investment contract. The SEC would have jurisdiction over initial offerings of ancillary assets, but secondary trading in ancillary assets would be excluded from the definition of security. In addition, the U.S. Senate Committee on Agriculture, Nutrition, and Forestry has advanced the Digital Commodity Intermediaries Act (“DCIA”), which like the CLARITY Act, would subject spot trading of digital assets that are commodities to regulation by the CFTC. It is an open question as to how the Senate will proceed;

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the SEC and the CFTC launched “Project Crypto” in late 2025. This joint initiative aims to harmonize federal oversight, moving away from “regulation by enforcement.” Consequently, in 2025, the SEC dropped or froze approximately 89 high-profile cryptocurrency enforcement cases, signaling a reset in how the agency polices the market. In addition, on March 17, 2026, the SEC issued an interpretive release clarifying the application of federal securities laws to certain crypto assets and related transactions. This guidance created a new taxonomy system for classifying digital assets and signaled potential rulemaking activities for creating exemptions and safe harbors for digital assets under federal securities laws.;

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President Trump signed an Executive Order instructing a working group comprised of representatives from key federal agencies to evaluate measures that can be taken to provide regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and this working group submitted a report with regulatory and legislative proposals on July 30, 2025;

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in May 2025, the SEC issued a statement providing its view that certain staking activities on blockchain networks that use proof-of-stake protocols do not involve the offer or sale of securities under the Securities Act or the Exchange Act;

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in January 2025, the SEC announced the formation of a “Crypto Task Force,” which was created to provide clarity on the application of the federal securities laws to the crypto asset market and to recommend policy measures with respect to digital asset security status, registration and listing of digital asset-based investment vehicles, and digital asset custody, lending and staking;

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in April and August 2024, Uniswap Labs and OpenSea, respectively, publicized that they had each received a Wells Notice from the SEC, notifying them that the SEC was planning to recommend legal action against them based on allegations that they operate as unregistered securities exchanges; however, in February 2025 each of Uniswap Labs and OpenSea announced that the SEC had closed their investigations without taking any enforcement action;

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in November 2023, Binance Holdings Ltd. (“Binance”) and its then chief executive officer reached a settlement with the U.S. Department of Justice, the Commodity Futures Trading Commission, the U.S. Department of Treasury’s Office of Foreign Asset Control, and the Financial Crimes Enforcement Network to resolve a multi-year investigation by the agencies and a civil suit brought by the Commodity Futures Trading Commission, pursuant to which Binance agreed to, among other things, pay $4.3 billion in penalties across the four agencies and to discontinue its operations in the United States;

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in November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer and clearing agency;

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in June 2023, the SEC filed complaints against Binance and Coinbase, Inc. (“Coinbase”), and their respective affiliated entities, relating to, among other claims, assertions that each party was operating as an unregistered securities exchange, broker, dealer and clearing agency;

•	the European Union adopted Markets in Crypto Assets Regulation, a comprehensive digital asset regulatory framework for the issuance and use of digital assets, like HYPE;

•	in June 2023, the United Kingdom adopted and implemented the Financial Services and Markets Act 2023, which regulates market activities in “cryptoassets;” and

•	in China, the People’s Bank of China and the National Development and Reform Commission have outlawed cryptocurrency mining and declared all cryptocurrency transactions illegal within the country.

While the complaint against Coinbase was dismissed in February 2025, the complaint against Payward Inc. and Payward Ventures Inc. was dismissed with prejudice in March 2025, and the complaint against Binance was dismissed on May 29, 2025, the SEC or other state, federal or foreign regulatory agencies may initiate similar actions in the future, which could materially impact the operations or functionality of Hyperliquid, the price of HYPE and our ability to own or transfer HYPE. For example, in April 2025, the State of Oregon brought a civil enforcement action against Coinbase for allegedly selling unregistered securities.

It is not possible to predict whether or when new laws will be enacted that change the legal framework governing digital assets or provide additional authorities to the SEC or other regulators, or whether or when any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional laws or authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function, the willingness of financial and other institutions to continue to provide services to the digital assets industry, or how any new laws or regulations, or changes to existing laws or regulations, might impact the value of digital assets generally and HYPE specifically. The consequences of any new law or regulation relating to digital assets and digital asset activities could adversely affect the market price of HYPE, as well as our ability to hold or transact in HYPE, and in turn adversely affect the market price of our listed securities.

Our HYPE treasury strategy subjects us to enhanced regulatory oversight.

There has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. We have implemented and intend to maintain policies and procedures reasonably designed to promote compliance with applicable anti-money laundering (“AML”) and sanctions laws and regulations. Our initial HYPE transactions have been executed by working together with reputable digital asset trading service providers that have what we believe to be comprehensive and robust AML policies and procedures. In addition, we have adopted policies and procedures intended to help ensure AML compliance with respect to any potential HYPE transactions handled by us directly, including conducting comprehensive, enterprise-wide AML risk assessments, taking steps to identify investors and beneficial owners, performing ongoing sanctions screening, monitoring transactions for suspicious activities, providing training to employees and directors, and managing third-party service provider risks through due diligence and contractual requirements. Notwithstanding these efforts, if we are found to have purchased any of our HYPE from bad actors that have used HYPE to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in HYPE by us may be restricted or prohibited.

We may incur indebtedness or enter into other financial instruments in the future that may be collateralized by our HYPE holdings. We may also consider pursuing strategies to create income streams or otherwise generate funds using our HYPE holdings. These types of HYPE-related transactions are the subject of enhanced regulatory oversight. These and any other HYPE-related transactions we may enter into, beyond simply acquiring and holding HYPE, may subject us to additional regulatory compliance requirements and scrutiny, including under federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.

Increased enforcement activity and changes in the regulatory environment, including evolving or changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting HYPE, as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant costs or significantly limit our ability to hold and transact in HYPE.

In addition, private actors that are wary of HYPE or the regulatory concerns associated with HYPE have in the past taken and may in the future take further actions that may have an adverse effect on our business or the market price of our listed securities. For example, it is possible that a financial institution could restrict customers from buying our securities if it were to determine that the value of our securities is closely tied to the performance of HYPE, signaling a reluctance to facilitate exposure to virtual currencies.

Absent federal regulations, there is a possibility that HYPE may be classified as a “security.” Any classification of HYPE as a “security” would subject us to additional regulation and could materially impact the operation of our business.

Neither the SEC nor any other U.S. federal or state regulator has publicly stated whether they believe that HYPE is a “security,” nor has any court addressed the status of HYPE under the U.S. federal securities laws or similar laws. Therefore, while (for the reasons discussed below) we believe that HYPE is not a “security” within the meaning of the U.S. federal securities laws, and registration of the Company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) is therefore not required under the applicable securities laws, a regulator or federal court may determine otherwise. Our belief, even if reasonable under the circumstances, would not preclude legal or regulatory action based on such a finding that HYPE is a “security” which could require us to register as an investment company under the Investment Company Act.

We have implemented a process for analyzing the U.S. federal securities law status of HYPE and other cryptocurrencies as guidance and case law evolve. As part of our U.S. federal securities law analytical process, we take into account a number of factors, including the various definitions of “security” under U.S. federal securities laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff providing guidance on when a digital asset or a transaction to which a digital asset may relate may be a security for purposes of U.S. federal securities laws. Our position that HYPE is not a “security” is premised, among other reasons, on our conclusion that HYPE does not meet the elements of the Howey test and thus is not a security nor bought and sold in securities transactions. Rather, we believe that HYPE is a commodity not subject to the U.S. securities laws.

In March 2026, the SEC issued an interpretive release addressing the application of U.S. federal securities laws to digital assets and transactions involving digital assets. The interpretive release does not supersede or replace the Howey test but rather sets forth how the SEC applies the Howey test to digital assets and transactions involving digital assets. The SEC states within the release that it classifies digital assets into five categories based on their characteristics, uses and functions: (1) digital commodities; (2) digital collectibles; (3) digital tools; (4) stablecoins; and (5) digital securities. The release also stipulates that the SEC believes that digital assets classified as digital commodities, digital collectibles and digital tools are not securities. In the release, the SEC explained that a “digital commodity” generally refers to a digital asset that is intrinsically linked to and derives its value from the programmatic operation of a crypto system that is functional, as well as supply and demand dynamics, rather than from the expectation of profits from the essential managerial efforts of others. It further noted that a digital commodity does not have intrinsic economic properties or rights, such as generating passive yield or conveying rights to future income, profits, or assets of a business enterprise or other entity, promisor or obligor. Additionally, the release stated that a digital commodity is necessary to participate in or use certain aspects of an associated functional crypto system. The programmed purpose of a digital commodity is to facilitate and incentivize the validation, ordering and confirmation of transactions on the associated functional crypto system, serve as a mechanism to maintain the functioning and/or security of the associated functional crypto system, and foster network effects. Accordingly, a digital commodity is integral to the operation of the associated functional crypto system. The SEC stated that digital assets classified as digital commodities are not securities because they do not constitute any of the financial instruments enumerated in the definition of “security” because, among other things, they do not represent a digitized form of any such instruments, including investment contracts.

Notwithstanding the foregoing, the release is an interpretive statement of the SEC and does not have the force and effect of law, does not create binding legal rights or obligations, and is not binding on courts or other regulatory authorities. The release also makes clear that the analysis of whether a digital asset or a transaction involving a digital asset constitutes a security remains dependent on the specific facts and circumstances, including the manner in which the asset is offered, sold, or promoted. Accordingly, a digital asset that is not itself a security, including a digital commodity such as HYPE, may nonetheless be offered or sold pursuant to an investment contract, and such transactions would be subject to the federal securities laws. Accordingly, the SEC, a court or another relevant entity could take a different view. Application of securities laws to the specific facts and circumstances of digital assets is complex, evolving and subject to change. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a finding that HYPE, or any other digital asset we might hold is a “security.” As such, we are at risk of enforcement proceedings and lawsuits against us or others, which could result in potential injunctions, cease-and-desist orders, fines and penalties if HYPE is determined by a regulatory body or a court to be a security or to be bought and sold in securities transactions. Such developments would adversely affect our business, results of operations, financial condition, and prospects.

Due to the complexity and uncertainty of applying the federal securities and similar laws to digital assets, as well as the fact that different companies doing business in the digital asset industry take varying approaches to analyzing the security status of digital assets, other companies may from time to time reach different conclusions from us on the security status of a particular digital asset. Although we anticipate that these differences will narrow over time, if competitors conclude that they can hold digital assets in ways that we do not permit, then they may have business and revenue opportunities that are not available to us.

If we were deemed to be an investment company under the Investment Company Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

The Investment Company Act is intended to protect investors (for example, by preventing insiders from managing investment companies to their benefit and to the detriment of public investors), and it requires an issuer primarily engaged in the business of investing, reinvesting or trading in securities to register as an investment company, unless a valid exemption applies. Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” if (i) it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act since we believe HYPE is not an investment security. With respect to Section 3(a)(1)(A), we do not hold ourselves out as being engaged primarily or propose to engage primarily in the business of investing, reinvesting, or trading in securities within the meaning of such section. With respect to Section 3(a)(1)(C), we do not own or propose to acquire investment securities having a value exceeding 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our stockholders will not have the regulatory protections provided to investors in investment companies.

HYPE and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the Investment Company Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the Investment Company Act, which would increase the percentage of securities held by us for Investment Company Act purposes. The SEC has requested information from a number of participants in the digital assets’ ecosystem, regarding the potential application of the Investment Company Act to their businesses. For example, in an action unrelated to the Company, in February 2022, the SEC issued a cease-and-desist order under the Investment Company Act to BlockFi Lending LLC (“BlockFi”), in which the SEC alleged that BlockFi was operating as an unregistered investment company because it issued securities and also held more than 40% of its total assets, excluding cash, in investment securities, including the loans of digital assets made by BlockFi to institutional borrowers.

If we were deemed to be an investment company, Rule 3a-2 under the Investment Company Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the Investment Company Act at any given time. Furthermore, maintaining our status as a non-investment company or reliance on Rule 3a-2 could require us to take actions to dispose of securities and/or acquire other assets, which dispositions or acquisitions could be required to take place under unfavorable market conditions and could result in the incurrence of losses, and could limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations.

If we were to be deemed an investment company in the future, restrictions imposed by the Investment Company Act-including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons-likely would make it impractical for us to continue our business as contemplated, and would have a material adverse effect on our business, results of operations, financial condition, and prospects. In addition, if we were to become subject to the Investment Company Act, any violation of the Investment Company Act could subject us to material adverse consequences, including potentially significant regulatory penalties and the possibility that certain of our contracts would be deemed unenforceable. In such event, there would be no guarantee that we would be able to take actions to modify our operations to cease to be an investment company or to bring our operations into compliance with the Investment Company Act. Furthermore, any steps we are able to take to ensure future compliance with the Investment Company Act would not insulate us from liability for past violations. Any of these events could adversely affect our business, results of operations, financial condition, and prospects.

HYPE is created and transmitted through the operations of the peer-to-peer Hyperliquid network, a decentralized network of computers running software following the HYPE protocol. If the Hyperliquid network is disrupted or encounters any unanticipated difficulties, the value of HYPE could be negatively impacted.

If the Hyperliquid network is disrupted or encounters any unanticipated difficulties, then the processing of transactions on the Hyperliquid network may be disrupted, which in turn may prevent us from depositing or withdrawing HYPE from our accounts with our custodian or otherwise effecting HYPE transactions. Such disruptions could include, for example: the price volatility of HYPE; the insolvency, business failure, interruption, default, failure to perform, security breach, or other problems of participants, custodians or others; the closing of HYPE trading platforms due to fraud, failures, security breaches or otherwise; or network outages or congestion, power outages, or other problems or disruptions affecting the Hyperliquid network. For example, on July 29, 2025, Hyperliquid’s API servers experienced a significant spike in traffic, leading to the delay of orders being sent to the nodes for approximately 37 minutes. Hyperliquid has since resolved the issue and provided refunds to affected traders. While there was no hack or exploit, and the blockchain was unaffected, other digital asset networks have experienced more serious disruptions. If the Hyperliquid network is disrupted or encounters other unanticipated difficulties, the value of HYPE could be negatively impacted, which could adversely affect our business, results of operations, financial condition, and prospects.

In addition, digital asset validating operations can consume significant amounts of electricity, which may have a negative environmental impact and give rise to public opinion against allowing, or government regulations restricting, the use of electricity for validating operations. Additionally, validators may be forced to cease operations during an electricity shortage or power outage.

We face risks relating to the custody of our HYPE, including the loss or destruction of private keys required to access our HYPE and cyberattacks or other data loss relating to our HYPE, including smart contract related losses and vulnerabilities.

We currently hold, and intend to continue to hold, our HYPE with regulated custodians that have duties to safeguard our private keys. Our custodial services contracts will not restrict our ability to reallocate our HYPE among custodians, and our HYPE holdings may be concentrated with a single custodian. Our HYPE is currently held by Anchorage Digital Bank National Association (“Anchorage”), which is a qualified custodian as defined under the Investment Advisers Act of 1940. While Anchorage is a federally regulated entity, we will remain exposed to various risks as a result of our reliance on one or more third-party custodians to manage and hold our HYPE. In light of the significant amount of HYPE we anticipate that we will hold, we expect to continually seek to engage additional custodians to achieve a greater degree of diversification in the custody of our HYPE as the extent of potential risk of loss is dependent, in part, on the degree of diversification. However, multiple custodians may not be available or may utilize similar wallet infrastructure, cloud service providers or software systems, which could increase systemic technology risk.

If there is a decrease in the availability of digital asset custodians that we believe can safely custody our HYPE, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services, we may need to enter into agreements that are less favorable or take other measures to custody our HYPE, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected. While we will conduct due diligence on our custodians and any smart contract platforms we may use, there can be no assurance that such diligence will uncover all risks, including operational deficiencies, hidden vulnerabilities or legal noncompliance.

Any insurance that may cover losses of our HYPE holdings may cover none or only a small fraction of the value of the entirety of our HYPE holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services we have or that such coverage will cover losses with respect to our HYPE. Furthermore, any such insurance that may be maintained by our custodians may be subject to aggregate limits and shared among all of such custodian’s customers, thereby reducing the coverage of losses with respect to our HYPE. In the event of a large-scale security incident, cyber attack, or other loss event affecting multiple customers, the total claims could exceed the policy’s aggregate limit, leading to pro-rated or insufficient payouts that may not fully compensate us for our losses. Furthermore, these policies may exclude certain risks, such as losses from market volatility, smart contract failures, or internal errors, which may increase our exposure. As a result, inadequate or shared insurance could lead to significant unrecovered losses, materially adversely affecting the value of our treasury, our financial condition and results of operations.

Moreover, our use of custodians exposes us to the risk that the HYPE our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such HYPE. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we may maintain related to our HYPE. The legal framework governing digital asset ownership and rights in custodial or insolvency contexts remains uncertain and continues to evolve, which could result in unexpected losses, protracted recovery processes or adverse treatment in insolvency proceedings.

HYPE is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the HYPE is held. While the Layer 1 blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the HYPE held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the HYPE held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The HYPE and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks or other malicious activities.

As part of our treasury management strategy, we may engage in staking, restaking, validating or other permitted activities that involve the use of “smart contracts” or decentralized applications. The use of smart contracts or decentralized applications entails certain risks including risks stemming from the existence of an “admin key” or coding flaws that could be exploited, potentially allowing a bad actor to issue or otherwise compromise the smart contract or decentralized application, potentially leading to a loss of our HYPE. Like all software code, smart contracts are exposed to risk that the code contains a bug or other security vulnerability, which can lead to loss of assets that are held on or transacted through the contract or decentralized application. Smart contracts and decentralized applications may contain bugs, security vulnerabilities or poorly designed permission structures that could result in the irreversible loss of HYPE or other digital assets. Exploits, including those stemming from admin key misuse, admin key compromise, or protocol flaws, have occurred in the past and may occur in the future. Certain employees or vendors may also be vulnerable to physical or psychological coercion, commonly referred to as “wrench attacks,” as well as scams and social engineering tactics intended to obtain access to passwords or private cryptographic keys, in order to then effectuate the unauthorized transfer or theft of digital assets.

Our business is subject to risks of loss from security breaches, hacks, and exploits affecting DeFi protocols and digital asset infrastructure.

The digital asset industry, including decentralized finance (“DeFi”) protocols and blockchain networks, has been, and will likely continue to be, targeted by malicious actors. In April 2026, two high-profile exploits highlighted these vulnerabilities. On April 1, 2026, Drift Protocol, a leading decentralized perpetuals exchange on Solana, was exploited for approximately $285 million through a months-long social engineering campaign that compromised the protocol’s administrative multi-signature controls and subsequently exploited oracle manipulation to drain assets using fictitious collateral. On April 18, 2026, Kelp DAO suffered a $292 million exploit involving its LayerZero-powered bridge, resulting in the theft of a significant portion of its rsETH supply and the propagation of losses across other blockchain networks. These incidents, among the largest DeFi exploits of 2026, demonstrate that even established protocols with substantial liquidity and user bases remain susceptible to sophisticated attacks involving smart contract vulnerabilities, cross-chain bridge exploits, social engineering, oracle manipulation, and compromised access controls.

The Company holds a material portion of its assets in HYPE tokens, which are staked on the Hyperliquid blockchain and held in custody with qualified digital asset custodians. We also interact with custodians and third-party infrastructure as part of our treasury operations. Any security breach, exploit, or loss of assets on the Hyperliquid protocol or third-party services we rely on could result in the partial or total loss of our HYPE holdings, materially adversely affect our financial condition and results of operations, and cause a significant decline in the market price of our Common Stock. In addition, such events could erode market confidence in the broader digital asset ecosystem, reduce demand for HYPE, and lead to increased regulatory scrutiny of on-chain treasury strategies.

Although we implement various security measures, including multi-signature wallets and counterparty due diligence, there can be no assurance that these or future measures will be sufficient to prevent all losses from hacks, exploits, or other security incidents. The evolving nature of cyber threats, including increasingly sophisticated social engineering and cross-chain attacks, makes it difficult to fully anticipate or mitigate all risks.

We may be subject to risks arising from incidental rights to passively receive additional benefits or digital assets arising from our HYPE holdings during events such as airdrops, hard forks or similar events.

As a holder of HYPE, we may receive incidental rights to passively receive additional benefits or digital assets during events such as airdrops, hard forks or similar events. While these events can create value for the Company, such events may introduce risks, which could include security vulnerabilities, regulatory compliance issues, tax liabilities, and operational complexities. For example, airdrop events may cause increased levels of cyberattack, and in the event of a hard fork or similar blockchain event affecting the digital assets held in our treasury, such as the creation of a divergent chain, there is a risk that attacks, including replay attacks, could occur if the new chain does not implement adequate protection mechanisms. During an airdrop event, we will endeavor to ensure, and we expect that our custodian will endeavor to ensure, the legitimacy of the airdrop event through cross-checking of multiple sources, including official websites, and verify the accuracy of airdrop claim process details. Likewise, we will endeavor to evaluate and support only forks with robust security features, including replay protection. However, we cannot assure you that these efforts will be successful, in which case we could be exposed to significant financial losses, operational disruptions, liabilities and/or reputational harm.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our HYPE holdings.

Because we only recently initiated our HYPE treasury strategy, our historical financial statements do not reflect the potential variability in earnings that we may experience in the future from holding or selling significant amounts of HYPE. The price of digital assets have historically been subject to dramatic price fluctuations and is highly volatile. In December 2023, the Financial Accounting Standards Board issued Accounting Standards Update 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which we have adopted.

ASU 2023-08 requires us to measure our HYPE holdings at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our HYPE in net income each reporting period. ASU 2023-08 also requires us to provide certain interim and annual disclosures with respect to our HYPE holdings. As a result, volatility in our earnings may be significantly more than what we experienced in prior periods.

Unrealized fair value gains on our HYPE holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.

The United States enacted the Inflation Reduction Act of 2022 (“IRA”) in August 2022. Unless an exemption applies, the IRA imposes a 15% corporate alternative minimum tax (“CAMT”) on a corporation with respect to an initial tax year and subsequent tax years, if the average annual adjusted financial statement income for any consecutive three-tax-year period preceding the initial tax year exceeds $1 billion. On September 12, 2024, the Department of Treasury and the Internal Revenue Service issued proposed regulations with respect to the application of the CAMT.

In connection with the implementation of our HYPE treasury strategy, we have adopted ASU 2023-08. ASU 2023-08 requires us to measure our HYPE holdings at fair value in our statement of financial position, with gains and losses from changes in the fair value of our HYPE recognized in net income each reporting period. When determining whether we are subject to CAMT and when calculating any related tax liability for an applicable tax year, the proposed regulations provide that, among other adjustments, our adjusted financial statement income must include this ratable amount in addition to any unrealized gains or losses reported in the applicable tax year.

Accordingly, as a result of the enactment of the IRA and our anticipated adoption of ASU 2023-08, unless the IRA is amended or the proposed regulations with respect to CAMT, when finalized, are revised to provide relief (or other interim relief is granted), we could become subject to the CAMT in future tax years. If we become subject to the CAMT, it could result in a material tax obligation that we would need to satisfy in cash, which could materially affect our financial results, including our earnings and cash flow, and our financial condition.

Due to the unregulated nature and lack of transparency surrounding the operations of many HYPE trading venues, HYPE trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in HYPE trading venues and adversely affect the value of our HYPE.

HYPE trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many HYPE trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in HYPE trading venues, including prominent exchanges that handle a significant volume of HYPE trading and/or are subject to regulatory oversight, in the event one or more HYPE trading venues cease or pause for a prolonged period the trading of HYPE or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

“Front-running” poses a significant risk in digital asset markets, where traders or automated bots exploit advance knowledge of pending large transactions, such as through visibility into blockchain mempools or order books, to execute trades ahead of others, thereby profiting at the expense of other participants and leading to unfavorable execution prices or slippage. The SEC and Department of Justice have addressed front-running in cryptocurrency contexts, including cases involving bots that manipulate trading activity on decentralized finance protocols or exploit algorithmic vulnerabilities, which can distort market fairness and increase costs for large buyers. Furthermore, security failures and operational problems at HYPE trading venues represent material risks; these include hacks, exploits, system outages, or smart contract vulnerabilities that may lead to substantial losses.

The SEC alleged as part of its June 5, 2023, complaint against Binance that Binance committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. The SEC has also brought actions against individuals and digital asset market participants alleging that such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the HYPE market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the HYPE market than is commonly understood. Any actual or perceived wash trading in the HYPE market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our HYPE.

Negative perception, a lack of stability in the broader digital currency markets and the closure, temporary shutdown or operational disruption of HYPE trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the HYPE ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in HYPE and the broader digital currency ecosystem and greater volatility in the price of HYPE. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX, and BlockFi filed for bankruptcy, following which digital assets significantly declined. In addition, in June 2023, the SEC announced enforcement actions against Coinbase and Binance, two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of digital assets. These were followed in November 2023, by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. While the complaint against Coinbase was dismissed in February 2025, the complaint against Payward Inc. and Payward Ventures Inc. was dismissed with prejudice in March 2025, and the complaint against Binance was dismissed on May 29, 2025, the SEC or other regulatory agencies may initiate similar actions in the future. For example, in April 2025, the State of Oregon brought a civil enforcement action against Coinbase for allegedly selling unregistered securities. As the price of our listed securities may be affected by the value of our HYPE holdings, the failure of a major participant in the digital currency ecosystem could have a material adverse effect on the market price of our listed securities.

The concentration of our HYPE holdings could enhance the risks inherent in our HYPE treasury strategy.

The concentration of our HYPE holdings limits the risk mitigation that we could achieve if we were to purchase a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our HYPE treasury strategy. Any future significant declines in the price of HYPE would have a more pronounced impact on our financial condition than if we used our cash to purchase a more diverse portfolio of assets.

The emergence or growth of other blockchains and associated digital assets, including those with significant private or public sector backing, could have a negative impact on the price of HYPE and adversely affect our business.

As a result of our HYPE treasury strategy, our assets are concentrated in our HYPE holdings. Accordingly, the emergence or growth of digital assets other than HYPE may have a material adverse effect on our financial condition. There are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchains that do not use proof-of-stake consensus mechanism like the Hyperliquid network, or use different technical innovations that build upon or improve the proof-of-stake consensus mechanism. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. The Ethereum network has completed another major upgrade since then and may undertake additional upgrades in the future. If improved mechanisms for validating transactions on blockchains are perceived as superior to proof-of-stake, those digital assets could gain market share relative to HYPE.

Mathematical or technological advances, such as the development of quantum computers, could undermine the cryptographic algorithms that secure the Hyperliquid blockchain.

The Hyperliquid blockchain relies on cryptographic algorithms for address generation, transaction verification, and smart contract execution. Advances in quantum computing — for example, Microsoft’s February 2025 announcement of its Majorana 1 topological qubit chip — could eventually render certain current cryptographic methods vulnerable. While quantum computing capable of breaking widely used algorithms remains speculative and is generally expected to be years away, any such breakthrough could compromise the security of the Hyperliquid blockchain, allow unauthorized access to wallets holding HYPE, or otherwise impair normal operations.

Although various participants in the ecosystem are actively exploring and implementing quantum-resistant cryptographic solutions, there is no assurance that such upgrades will be developed, adopted, or implemented successfully or in a timely manner across the network. Any transition would likely require broad community consensus and could involve one or more blockchain forks. Failure to achieve consensus or to implement effective quantum-resistant measures could result in a loss of confidence in the Hyperliquid blockchain, reduced demand for HYPE, and adverse effects on the value of the Company Common Stock. Moreover, any perceived weakness in the cryptography underlying digital assets more broadly could negatively affect the market for HYPE and, in turn, the trading price of the Company Common Stock.

Proof-of-stake blockchains are a relatively recent innovation, and have not been subject to as widespread use or adoption over as long of a period of time as traditional proof-of-work blockchains.

Certain digital assets, such as Bitcoin, use a “proof-of-work” consensus algorithm. The genesis block on the Bitcoin blockchain was mined in 2009, and Bitcoin’s blockchain has been in operation since then. Many newer blockchains enabling smart contract functionality use a newer consensus algorithm known as “proof-of-stake.” While their proponents believe that they may have certain advantages, the “proof-of-stake” consensus mechanisms and governance systems underlying many newer blockchain protocols, including the Hyperliquid network, and their associated digital assets-including our HYPE holdings-have not been tested at scale over as long of a period of time or subject to as widespread use or adoption as, for example, Bitcoin’s proof-of-work consensus mechanism has. This could lead to these blockchains, and their associated digital assets, having undetected vulnerabilities, structural design flaws, suboptimal incentive structures for network participants (e.g., validators), technical disruptions, or a wide variety of other problems, any of which could cause these blockchains not to function as intended, lead to outright failure to function entirely causing a total outage or disruption of network activity, or to suffer other operational problems or reputational damage, leading to a loss of users or adoption or a loss in value of the associated digital assets, including our HYPE holdings. Over the long term, there can be no assurance that the proof-of-stake blockchain on which our HYPE holdings rely will achieve widespread scale or adoption or perform successfully; any failure to do so could negatively impact the price of HYPE and the value of our HYPE holdings.

The SEC may approve applications under Rule 19b-4 of the Exchange Act to list competing digital assets as exchange-traded products, which could reduce demand for, and the price of, HYPE and adversely impact the value of our HYPE holdings.

To date, the SEC has only approved applications under Rule 19b-4 of the Exchange Act to list spot digital asset exchange-traded products which hold Bitcoin, Ether and Solana. However, applications for competing digital assets have been filed and are currently pending, and there can be no guarantee the SEC will not one day approve any such application. If applications to list spot digital asset exchange-traded products, other than those which hold HYPE, are approved, to the extent such competing digital asset exchange-traded products come to represent a significant proportion of the demand for digital assets generally, demand for, and the price of, HYPE could be reduced.

Competition from the emergence or growth of other digital assets could have a negative impact on the price of HYPE and adversely affect the value of our HYPE holdings.

The digital asset market is highly competitive and rapidly evolving, with numerous alternative cryptocurrencies, blockchains, and decentralized finance (DeFi) platforms vying for market share in areas such as perpetual futures trading, staking, and on-chain liquidity provision, which are core to the Hyperliquid ecosystem and its HYPE token. As of May 19, 2026, HYPE was the tenth largest digital asset by market capitalization, as tracked by CoinMarketCap.com, based on circulating market capitalization. As of May 19, 2026, the digital assets tracked by CoinMarketCap.com had a total market capitalization of approximately $2.55 trillion (including the approximately $12.2 billion market cap of HYPE, based on circulating market capitalization), as calculated using market prices and total available supply of each digital asset. HYPE faces competition from a wide range of digital assets, including Bitcoin and Ether. Existing or emerging competitors could attract users and developers away from the Hyperliquid ecosystem by providing superior technology, lower fees, faster transaction speeds or broader ecosystem integrations, potentially eroding Hyperliquid’s market position and leading to reduced trading volumes, staking participation, and overall demand. Many consortiums and financial institutions are also researching and investing resources into private or permissioned blockchain platforms rather than open platforms like the Hyperliquid network. As 99% of Hyperliquid’s revenues are currently allocated to the Assistance Fund for the repurchase of HYPE tokens, a decline in revenue could have a material impact on the demand for HYPE tokens. In addition, HYPE is supported by fewer trading platforms than more established digital assets, such as Bitcoin and Ether, which could impact its liquidity. In addition, the Hyperliquid network is in direct competition with other smart contract platforms, such as the Ethereum, Solana, Polkadot, Avalanche and Cardano networks. Competition from the emergence or growth of alternative digital assets or other smart contract platforms could have a negative impact on the demand for, and price of, HYPE, and thereby adversely affect the value of our HYPE holdings.

Investors may also invest in HYPE through means other than our securities, including through direct investments in HYPE and other financial vehicles, including securities backed by or linked to HYPE and digital asset treasury companies similar to us. Market and financial conditions, and other conditions beyond our control, may make it more attractive to gain exposure to HYPE through other vehicles, rather than our securities.

Commencement of vesting a large number of HYPE tokens in November 2025 may cause increased price volatility and downward price pressure on the HYPE token.

Commencing in November 2025, approximately 238 million HYPE tokens (representing 23.8% of the total current supply) allocated to core contributors began vesting on a monthly basis following a one-year lockup period after the Token Generation Event on November 29, 2024. Specific information on the amounts that will be vested and unlocked on a monthly basis, and the duration of the vesting and unlocking period, is not known to us. The vesting and unlocking of substantial HYPE tokens may introduce significant additional HYPE token supply into the market, which in turn may lead to increased selling pressure as unlocked HYPE tokens become available for transfer or sale by recipients, resulting in heightened price volatility, downward pressure on the HYPE token’s market value, reduced liquidity, or dilution of our treasury holdings’ proportional ownership of HYPE tokens. If core contributors or their affiliates dispose of substantial amounts of vested HYPE tokens in a short period, particularly during periods of market instability or low trading volume, it could exacerbate these effects, materially adversely impacting the value of our HYPE token assets, our financial condition, and the value of our securities.

Competition from central bank digital currencies and emerging payments initiatives involving financial institutions could adversely affect the price of HYPE and other digital assets.

Central banks in various countries have introduced digital forms of legal tender (“CBDCs”). China’s CBDC project, known as Digital Currency Electronic Payment, has reportedly been tested in a live pilot program conducted in multiple cities in China. Central banks representing at least 130 countries have published retail or wholesale CBDC work ranging from research to pilot projects. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could have an advantage in competing with, or replace, HYPE and other cryptocurrencies as a medium of exchange or store of value. Central banks and other governmental entities have also announced cooperative initiatives and consortia with private sector entities, with the goal of leveraging blockchain and other technology to reduce friction in cross-border and interbank payments and settlement, and commercial banks and other financial institutions have also recently announced a number of initiatives of their own to incorporate new technologies, including blockchain and similar technologies, into their payments and settlement activities, which could compete with, or reduce the demand for, HYPE. As a result of any of the foregoing factors, the price of HYPE could decrease, which could adversely affect the value of our HYPE holdings.

Our HYPE holdings will be less liquid than our cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the cryptocurrency market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our HYPE at favorable prices or at all. As a result, our HYPE holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Further, the HYPE we hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation.

Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered HYPE or otherwise generate funds using our HYPE holdings, including in particular during times of market instability or when the price of HYPE has declined significantly. If we are unable to sell our HYPE, enter into additional capital raising transactions, including capital raising transactions using HYPE as collateral, or otherwise generate funds using our HYPE holdings, or if we are forced to sell our HYPE at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

Risks Associated with Staking HYPE.

Our staking of HYPE involves inherent risks, including:

•

Liquidity Risks: The 1-day delegation lock-up and 7-day unstaking queue (for transfers from staking to spot accounts) limit immediate access to tokens. This delay serves as a security measure to deter rapid unstaking that could facilitate consensus attacks but may hinder liquidity during periods of market volatility.

•

Validator-Related Risks: Rewards may be interrupted if a delegated validator is jailed for poor performance, such as inadequate response to consensus messages. Jailing requires a quorum vote (more than two-thirds of total stake) and halts block production and rewards during the period. While automatic slashing (permanent token loss) is not currently implemented for most offenses, it may apply to severe malicious acts like double-signing. Concentration of stake with unreliable or malicious validators could compromise network security.

•

Market and Economic Risks: The reward rate for staking is variable and decreases as total staked HYPE increases, potentially reducing staking rewards over time. HYPE token value is subject to significant fluctuations, as evidenced by a 20% surge in early 2025 amid ecosystem expansions, which could result in capital losses or opportunity costs. Staked tokens cannot be used for other activities, such as trading or lending, during lock-up periods.

•

Regulatory and Tax Risks: Staking rewards may be treated as taxable income in certain jurisdictions, and the evolving regulatory landscape for digital assets could impose restrictions, penalties, or reporting requirements on staking activities. The Protocol operates in a decentralized manner, but changes in securities laws, commodities laws, anti-money laundering regulations, or other governmental actions could adversely affect HYPE staking.

•

Technological and Operational Risks: Network upgrades, bugs, or external attacks could impact staking functionality. While the Protocol employs measures like HyperBFT consensus to mitigate these, no system is entirely risk-free.

Our staking program for HYPE tokens involves delegating to third-party validators on the Hyperliquid network, which exposes us to risks from on-chain penalty mechanisms that could result in lost rewards or, in severe cases, permanent token losses. Currently, automatic on-chain slashing is not implemented for standard staking activities in the Hyperliquid network, but penalties are enforced through a jailing system where validators failing to meet latency or response frequency requirements may be temporarily excluded from consensus participation upon a quorum of peer votes, preventing reward generation for delegators like us and imposing an opportunity cost through forgone yield. Slashing is reserved for malicious actions such as double-signing blocks. There is no information publicly available in relation to Hyperliquid network penalty percentages, triggers, or recovery processes.

Our staked HYPE holdings are subject to a 7-day unstaking queue, which allows time for social interventions or additional penalties, while jailed validators can unjail after remediation subject to rate limits, but without any mechanism to recover lost rewards. These factors could lead to reduced staking yields, temporary illiquidity, or material financial impacts if our selected validators underperform or engage in misconduct, adversely affecting the overall value of our treasury holdings and our ability to generate expected income from staking activities. As of March 31, 2026, based on publicly available information, there have not been any incidents of slashing within the Hyperliquid network.

The Company does not guarantee any specific staking rewards or benefits from staking HYPE, and past performance is not indicative of future results.

If the Company or its third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to its HYPE, or if the Company’s private keys are lost or destroyed, or other similar circumstances or events occur, the Company may lose some or all of its HYPE and its financial condition and results of operations could be materially adversely affected.

Substantially all of the HYPE the Company owns is held in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to the Company’s HYPE. While we are not aware of any security breaches to the HYPE network, other blockchain-based cryptocurrencies and the entities that provide services to participants in the HYPE ecosystem have been, and the HYPE network may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. In February 2025, approximately $1.5 billion of ether was stolen from the Dubai-based Bybit exchange. Bybit claims the hack occurred when the company was making a routine transfer of ether from an offline “cold” wallet to a hot wallet, with attacker suspected to be agents of North Korea exploiting security controls to gain control of the assets.

A successful security breach or cyberattack could result in:

•	a partial or total loss of the Company’s HYPE in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold the Company’s HYPE;

•	harm to our reputation and brand;

•	improper disclosure of data and violations of applicable data privacy and other laws; or

•	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether the Company is directly impacted, could lead to a general loss of confidence in the broader HYPE ecosystem or in the use of the HYPE network to conduct financial transactions, which could negatively impact the Company.

Attacks upon systems across a variety of industries, including industries related to HYPE, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. the Company may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to the Company’s systems and facilities, as well as those of its partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm the Company even if its systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and the Company may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of the Company’s operations or those of others in the HYPE industry, including third-party services on which the Company relies, could materially and adversely affect the Company’s financial condition and results of operations.

The Company will continue to incur increased costs as a result of operating as a public company and its management team will be required to devote substantial time to compliance initiatives.

As a public company, the Company is incurring, and will continue to incur, significant legal, accounting and other expenses that Rorschach did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and internal control over financial reporting and corporate governance practices. The Company’s management and other personnel are required to devote time to these compliance initiatives. Moreover, these rules and regulations increase the Company’s legal and financial compliance costs and will make some activities more time-consuming and costly.

The Company is subject to the reporting requirements of the Exchange Act, which requires, among other things, that the Company file with the SEC annual, quarterly and current reports with respect to the Company’s business and financial condition as well as other disclosure and corporate governance requirements. If the Company is not able to comply with the requirements in a timely manner or at all, the Company’s financial condition or the market price of the Company Common Stock may be harmed.

Among other things, the Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s compliance with these requirements will require that it incur substantial accounting and related expenses and expend significant management efforts. the Company may need to hire additional accounting and financial staff to comply with public company regulations. The costs of hiring such staff may be material and there can be no assurance that such staff will be immediately available to the Company.

Pursuant to Section 404 of the Sarbanes-Oxley Act, the Company will be required to furnish a report by its management on its internal control over financial reporting, which may include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To the extent that the Company remains a “smaller reporting company”, it will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. Following the Closing, the Company will need to dedicate internal resources, potentially engage outside consultants, maintain a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite such efforts, there is a risk that neither it nor its independent registered public accounting firm, if required, will be able to conclude that its internal control over financial reporting remains effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of the Company’s financial statements.

Moreover, if the Company identifies deficiencies in its internal control over financial reporting that are deemed to be material weaknesses or if the Company cannot provide reliable financial reports, prevent fraud and operate successfully as a public company, investors could lose confidence in the accuracy and completeness of the Company’s financial reports, its reputation and operating results may be harmed, the market price of the Company Common Stock could decline and the Company could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

Effective internal control over financial reporting is necessary for us to provide reliable and timely financial reports and, together with adequate disclosure controls and procedures, are designed to reasonably detect and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.

Moreover, we do not expect that disclosure controls or internal control over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to detect or prevent error or fraud could materially adversely impact us.

Any of the foregoing occurrences, should they come to pass, could negatively impact the public perception of our company, which could have a negative impact on our stock price.

The loss of, or inability to maintain or establish, banking relationships could adversely affect our business and our ability to execute our HYPE treasury strategy.

Our ability to operate as a digital asset treasury company depends on access to banking services, including deposit accounts, wire transfer facilities, and other financial services necessary to fund HYPE purchases, pay operating expenses, service any indebtedness, and conduct day-to-day business operations. Financial institutions may be reluctant to provide banking services to companies whose primary assets consist of or whose business is closely associated with digital assets, including HYPE, due to regulatory uncertainty, reputational concerns, guidance from bank regulators, or internal risk management policies.

The digital asset industry has experienced significant disruptions in banking access in recent years. In March 2023, Silvergate Bank and Signature Bank — two of the primary banking partners for the digital asset industry — each failed and were placed into receivership. The closures significantly disrupted payment and settlement infrastructure for many digital asset businesses and their counterparties. While alternative banking relationships have since developed, there can be no assurance that these relationships will remain available to us or will not be similarly disrupted in the future.

If we are unable to establish or maintain banking relationships, or if our banking partners impose restrictions on our ability to transact, we may be unable to:

•	fund purchases of HYPE or execute our treasury strategy;

•	pay operating expenses, compensation, or other obligations in a timely manner;

•	receive proceeds from any capital markets transactions, including equity or debt offerings;

•	maintain access to our cash and liquid assets; or

•	service any indebtedness we may incur.

Any such disruption could materially and adversely affect our financial condition, results of operations, and our ability to continue our business as currently contemplated. In addition, the banking system has limited exposure to digital assets, and the failure of any financial institutions on which we rely — or any bank that serves as a counterparty or settlement institution to our custodians or trading partners — could also have an adverse effect on our business, even if we are not a direct customer of the affected institution. There can be no assurance that we will be able to identify or transition to alternative banking providers in a timely manner or on commercially acceptable terms in such circumstances.

The governance structure of the Hyperliquid Network is concentrated, and protocol changes could be adopted without broad consensus, potentially adversely affecting the value of HYPE and our treasury holdings.

The Hyperliquid Network is governed through a protocol upgrade mechanism known as the Hyperliquid Improvement Proposal (“HIP”) process. Under this framework, community members may propose changes to the Hyperliquid protocol through off-chain community forums, and such proposals are listed in the Hyperliquid GitBook HIP repository. Protocol changes are ultimately determined by validator votes, with the voting weight of each validator determined by the amount of HYPE staked with that validator. A proposal must obtain the support of at least two-thirds of total staked HYPE to pass.

This governance structure presents a number of material risks to us as holders of HYPE:

•

Concentration of Voting Power: Commencing in November 2025, approximately 238 million HYPE tokens allocated to the Hyperliquid Foundation and core contributors began vesting. As these tokens vest and are staked, the Foundation and core contributors may collectively control or significantly influence a majority of validator voting weight, and therefore have the ability to determine the outcome of protocol governance decisions. A concentration of governance power in the hands of insiders or affiliated parties could result in protocol changes that benefit those parties at the expense of other HYPE holders, including us.

•

Risk of Adverse Protocol Changes: because we hold HYPE as our primary treasury asset, changes to the Hyperliquid protocol could materially affect the value of our holdings. Among the categories of protocol change that could adversely affect us are:

•	changes to HYPE’s tokenomics, including the total supply cap, emission schedule, or vesting mechanics for core contributors;

•	changes to the fee structure of the Hyperliquid DEX, including the percentage of fees directed to the Assistance Fund for HYPE buybacks;

•	changes to staking economics, including reward rates, lock-up periods, slashing parameters, or validator jailing criteria;

•	changes to the Hyperliquid consensus mechanism or block structure that could alter network security properties; and

•	introduction of new governance tokens or economic rights that dilute the value of HYPE.

•

Lack of Formal Governance Protections: unlike publicly traded companies, the Hyperliquid protocol has no board of directors, shareholder rights plan, or other formal governance mechanism designed to protect the interests of minority token holders. There is no equivalent of fiduciary duty owed to HYPE holders. Protocol changes are not subject to independent review, regulatory approval, or external audit before implementation. Our ability to challenge or seek to reverse any such governance decision is limited. Any adverse protocol change, whether adopted in good faith or otherwise, could reduce the utility, demand, or value of HYPE and thereby materially adversely affect the value of our treasury holdings and the market price of the Company Common Stock.

The Hyperliquid Network’s HyperBFT consensus mechanism is subject to specific attack vectors that could disrupt transaction finality or compromise the integrity of the blockchain, potentially resulting in the loss of or inability to access our HYPE holdings.

The Hyperliquid Network uses a consensus algorithm known as HyperBFT, a variant of Byzantine Fault Tolerant (“BFT”) consensus that differs materially from the proof-of-work mechanism used by the Bitcoin network. Unlike proof-of-work systems, which are vulnerable to so-called “51% attacks” requiring control of a majority of hash rate, the Hyperliquid Network’s BFT-based consensus mechanism has distinct and specific attack thresholds:

•

Liveness Attacks (Threshold: >1/3 of staked HYPE): A coalition of validators controlling more than one-third of the total staked HYPE could mount a “liveness attack” by refusing to participate in or blocking the consensus process. A successful liveness attack would prevent the network from achieving the quorum necessary to finalize new blocks, effectively halting transaction processing on the Hyperliquid Network. If such an attack were sustained, we could be unable to transfer, sell, stake, or otherwise access our HYPE holdings for as long as the attack persists.

•

Safety Attacks (Threshold: >2/3 of staked HYPE): A coalition controlling more than two-thirds of total staked HYPE could theoretically mount a “safety attack” — the most severe category of BFT consensus failure — by creating conflicting blocks and causing the network to accept an alternative transaction history. A successful safety attack could, in principle, allow attackers to reverse previously confirmed transactions, including transfers of HYPE, or to otherwise manipulate ledger state. While such an attack would require extraordinary coordination and would likely be apparent to network participants, there is no technical mechanism that makes it impossible.

•

Concentration Risk Associated with Token Unlock: As core contributor HYPE tokens vest and are staked, the distribution of staked HYPE among validators may shift materially. If the vesting and staking of these tokens results in a concentration of stake with a small number of validators or affiliated parties, the threshold for both liveness and safety attacks may effectively become more achievable. We cannot predict the staking behavior of core contributors following token unlock, and no public information is available regarding the allocation of HYPE among specific validators.

•

General Limitations of BFT Consensus: Although BFT consensus mechanisms are generally considered to have strong security properties under normal operating conditions, the security guarantees of BFT systems depend on the assumption that no more than one-third of validators are adversarial or unavailable at any given time. If this assumption is violated — whether by coordinated attack, validator failure, network partition, or other cause — the consensus guarantees of HyperBFT may not hold. There is limited operational history for the HyperBFT system at the scale and transaction volume of the current Hyperliquid Network, and previously undiscovered vulnerabilities may exist in its implementation. Any successful attack on the Hyperliquid Network’s consensus mechanism could result in significant disruption to the network, loss of confidence in HYPE, a material decline in the value of HYPE, and consequent adverse effects on the value of our treasury holdings and the market price of the Company Common Stock.

The failure or de-pegging of major stablecoins, particularly USDC, could disrupt Hyperliquid’s trading operations and cause a significant decline in the price of HYPE, adversely affecting the value of our treasury holdings.

The Hyperliquid perpetual futures trading platform relies primarily on USDC as the margin and settlement currency for open trading positions. USDC is a U.S. dollar-denominated stablecoin issued by Circle Internet Financial, LLC and is intended to maintain a 1:1 peg to the U.S. dollar through the holding of reserve assets. A significant portion of Hyperliquid’s total value locked, open interest, and daily trading activity is denominated in USDC.

The stability of USDC — and stablecoins generally — is subject to a number of risks, any of which could cause USDC to trade below its stated $1.00 peg (a so-called “de-peg”) or to become temporarily or permanently unavailable:

•	regulatory action by the SEC, CFTC, or other U.S. or foreign regulators classifying USDC as a security or requiring Circle to cease operations or limit USDC issuance;

•

failure of the reserve assets backing USDC, including bank deposits held at regulated financial institutions (as occurred during the temporary USDC de-peg in March 2023 when approximately $3.3 billion of USDC reserves were held at the then-failing Silicon Valley Bank);

•	smart contract vulnerabilities or operational failures in the USDC issuance or redemption mechanism; and

•	broader loss of confidence in U.S. dollar-backed stablecoins following any significant de-peg event.

A de-pegging or failure of USDC could disrupt trading activity on the Hyperliquid platform, including by:

•	causing widespread forced liquidations of leveraged positions denominated in USDC, generating extreme volatility and potential losses for liquidity providers, including the Assistance Fund;

•	halting or significantly reducing trading volume on the platform, thereby reducing fee revenue and impairing Assistance Fund buyback activity; and

•	triggering a broader loss of confidence in the Hyperliquid ecosystem and causing a sharp decline in the price of HYPE.

More broadly, a stablecoin crisis — regardless of whether USDC is directly implicated — could cause severe contagion across the digital asset markets, as demonstrated by the collapse of the TerraUSD (“UST”) algorithmic stablecoin in May 2022, which triggered a significant decline in the prices of most major digital assets, including assets that had no direct exposure to UST. Any such contagion could disproportionately affect HYPE, which has a smaller market capitalization and lower liquidity than Bitcoin or Ether, and could materially adversely affect the value of our treasury holdings and the market price of the Company Common Stock.

State-sponsored cyberattacks, including those attributed to North Korean threat actors, pose a heightened and specific threat to our HYPE holdings and our digital asset custodians, and any involvement of sanctioned entities in our HYPE transactions — even unknowingly — could expose us to OFAC enforcement action.

The digital asset industry is subject to a disproportionate level of cyberattack activity from sophisticated state-sponsored threat actors. In particular, the Lazarus Group and related organizations associated with the Democratic People’s Republic of Korea (“DPRK” or “North Korea”) have been responsible for a series of the largest and most technically sophisticated digital asset thefts in history. In February 2025, DPRK-affiliated hackers were attributed responsibility for the theft of approximately $1.5 billion in ether from the Dubai-based Bybit exchange — one of the largest digital asset thefts ever recorded. Prior notable incidents attributed to DPRK actors include the theft of approximately $625 million from the Ronin Network (Axie Infinity) in March 2022 and approximately $100 million from Harmony’s Horizon Bridge in June 2022.

These attacks pose a specific and heightened risk to the Company for two distinct but related reasons:

•

Direct Custodial and Counterparty Risk: Our HYPE is primarily held with institutional custodians and transacted through digital asset trading venues and counterparties. Each of these parties is a potential target for state-sponsored cyberattack. A successful attack on our custodian — even if we are not the direct target — could result in the permanent loss of all or a portion of our HYPE. As described elsewhere in this prospectus, digital asset custody losses may be uninsured or only partially insured, and there is no guarantee of recovery from a custodian following a state-sponsored attack.

•

OFAC Sanctions Compliance and Taint Risk: The U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) has sanctioned numerous digital asset wallet addresses associated with DPRK actors, the Lazarus Group, and other sanctioned entities. OFAC has signaled that receiving, holding, or transacting with digital assets that have passed through sanctioned addresses — even unknowingly and even through multiple intermediary transactions — may constitute a sanctions violation subject to civil or criminal penalties. Unlike fiat currency, which generally loses its taint through the banking system, digital assets on a public blockchain maintain a traceable transaction history, and assets with a history of passing through sanctioned addresses may be permanently “tainted” in the view of OFAC.

If any of our HYPE is determined to have passed through a sanctioned address, we could be subject to:

•	civil monetary penalties under the International Emergency Economic Powers Act (“IEEPA”) or the Trading with the Enemy Act (“TWEA”), which can be substantial even in cases of unknowing violations;

•	criminal prosecution in cases involving willful or knowing sanctions violations;

•	asset blocking or forfeiture orders requiring us to freeze or forfeit the affected HYPE; and

•	reputational harm and loss of banking or custodial relationships upon disclosure of any OFAC inquiry or enforcement action.

Any OFAC enforcement action against us, our custodians, or our counterparties could materially and adversely affect our business, financial condition, results of operations, and the market price of the Company Common Stock.

The patchwork of state money transmission laws and digital asset licensing requirements, including New York’s BitLicense regime, may impose compliance burdens on us or restrict our ability to conduct our HYPE treasury strategy in certain jurisdictions.

In addition to federal regulatory requirements, our HYPE treasury strategy may be subject to a complex and evolving patchwork of state-level laws governing money transmission and digital asset activities. The regulatory treatment of digital asset businesses under state law varies substantially across jurisdictions and may require us to obtain licenses or registrations before conducting certain HYPE-related activities.

•

New York BitLicense: The New York State Department of Financial Services (“NYDFS”) requires any person or entity engaged in “virtual currency business activity” involving New York or New York residents to obtain a “BitLicense” or to operate under a limited purpose trust charter. The BitLicense regime defines “virtual currency business activity” broadly to include, among other things, buying and selling virtual currency as a customer business, performing exchange services, controlling, administering, or issuing a virtual currency, and performing retail conversion services. The application process is lengthy and expensive, and NYDFS has broad discretion in granting or denying applications. Our Company is incorporated in Delaware and headquartered in New York, and there is a risk that NYDFS could take the position that certain of our HYPE treasury activities require BitLicense authorization.

•

State Money Transmission Laws: Forty-nine U.S. states and the District of Columbia have money transmission laws that may apply to digital asset activities. These regimes vary in their application to digital assets: some states have updated their money transmission laws to expressly address virtual currencies; others apply legacy money transmission frameworks to digital asset activities; and others have issued guidance or adopted new digital asset-specific statutes. Failure to obtain required state licenses could expose us to civil and criminal penalties, injunctive relief, and reputational harm.

•

Uniform Regulation of Virtual Currency Businesses Act: In July 2017, the Uniform Law Commission adopted the Uniform Regulation of Virtual Currency Businesses Act (“URVCBA”), a model law intended to establish a harmonized multi-state licensing framework for virtual currency businesses. As of the date of this prospectus, only California, Louisiana, and Rhode Island have adopted legislation based on the URCVBA model. The limited adoption of a uniform framework means that we face ongoing regulatory fragmentation across state jurisdictions.

•

Potential Impact on Our Operations: If we are required to obtain money transmission licenses or digital asset business licenses in states where we conduct HYPE-related activities and are unable to do so, we may be required to limit or restructure our operations in those jurisdictions, engage third-party licensed intermediaries to execute HYPE transactions on our behalf, or cease certain activities involving HYPE altogether in the affected jurisdictions. Any such restriction could materially impair our ability to execute our HYPE treasury strategy and adversely affect our financial condition and results of operations.

The U.S. federal income tax treatment of our HYPE staking rewards is uncertain and evolving, and we could face material and unexpected tax liabilities as a result of staking activities, including ordinary income recognition at the time staking rewards are received.

We may engage in staking of our HYPE holdings, which involves delegating HYPE to validators on the Hyperliquid Network in exchange for staking rewards. The U.S. federal income tax treatment of staking rewards is subject to significant uncertainty:

•

IRS Revenue Ruling 2023-14: In July 2023, the Internal Revenue Service (“IRS”) issued Revenue Ruling 2023-14, in which it took the position that staking rewards received by a taxpayer who stakes cryptocurrency through its own validator node are includible in the taxpayer’s gross income at their fair market value at the time the rewards are received. While Revenue Ruling 2023-14 specifically addressed staking through a taxpayer’s own validator node, the IRS’s analysis suggests it would apply the same treatment to staking rewards earned through delegation to third-party validators, such as through our staking program on the Hyperliquid Network. If this interpretation is confirmed or extended, we would be required to recognize ordinary income equal to the fair market value of staking rewards at the time we receive them, regardless of whether we have sold or otherwise liquidated the rewards.

•

Interaction with ASU 2023-08 Mark-to-Market Accounting: We have adopted ASU 2023-08, which requires us to measure our HYPE holdings at fair value and to recognize gains and losses from changes in fair value in net income each reporting period. The combination of (i) mark-to-market accounting treatment for our existing HYPE holdings and (ii) ordinary income recognition for newly received staking rewards could result in a significant and unpredictable tax burden in years when the value of HYPE is rising. In such years, we could face both current tax obligations on unrealized appreciation in our HYPE treasury and ordinary income tax on staking rewards, potentially before we have the liquidity to satisfy these obligations without selling HYPE.

•

Corporate Alternative Minimum Tax: As described elsewhere in this prospectus, unrealized fair value gains on our HYPE holdings could cause us to become subject to the CAMT under the Inflation Reduction Act of 2022. The potential inclusion of staking reward income in our adjusted financial statement income could independently contribute to or increase our exposure to the CAMT, compounding the overall tax burden associated with our HYPE treasury strategy.

•

Pending Guidance and Legislative Uncertainty: The IRS has not issued comprehensive guidance addressing all aspects of digital asset staking, including the determination of cost basis for staking rewards, the treatment of rewards received in-kind in the same token as the staked asset, the timing and valuation of rewards that are subject to lock-up periods, and the application of these rules to entities that stake through third-party validators rather than operating their own nodes. Pending Treasury regulations, once finalized, could establish rules that differ from our current tax reporting positions, potentially requiring us to restate prior period tax filings or to recognize additional income or gains. Additionally, Congress may enact legislation altering the tax treatment of digital asset staking rewards, and any such legislation could apply retroactively. The uncertainty surrounding the tax treatment of staking rewards requires us to make assumptions and estimates that may prove to be incorrect, resulting in material adjustments to our tax liabilities and financial results. Any material increase in our tax obligations as a result of staking activities or changes in the applicable tax rules could adversely affect our financial condition, liquidity, and results of operations, and could require us to sell a portion of our HYPE holdings to satisfy tax liabilities, which in turn could have an adverse effect on the market price of the Company Common Stock.

Risks Related to the Company’s Securities

The trading price and volume of the Company may be volatile.

The trading price and volume of the Company Common Stock may be volatile. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the Company Common Stock. As a result, Rorschach members who received the Company Common Stock may suffer a loss on their investment.

Many factors may impair the market for the Company Common Stock and the ability of investors to sell shares at an attractive price and could also cause the market price and demand for the Company Common Stock to fluctuate substantially, which may negatively affect the price and liquidity of the Company Common Stock. Many of these factors and conditions are beyond the control of the Company or the Company stockholders.

The Company stockholders may experience additional dilution in the future due to any exercise of existing warrants and any future issuances of equity securities in the Company.

The percentage ownership of the Company stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that the Company may grant to its directors, officers and employees. Such issuances may have a dilutive effect on the Company’s earnings per share, which could adversely affect the market price of the Company Common Stock.

It is expected that, from time to time, the Company Board will grant additional equity awards to employees and directors of the Company under the Company’s compensation and employee benefit plans. These additional equity awards will have a dilutive effect on the Company’s earnings per share, which could adversely affect the market price of the Company Common Stock.

In addition, the Company Charter authorizes the Company to issue, without the approval of stockholders, one or more classes or series of preferred stock having such designations, powers, preferences and relative, participating, optional and other special rights, including preferences over the Company Common Stock with respect to dividends and distributions, as the Company Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of the Company Common Stock. For example, the repurchase or redemption rights or liquidation preferences that could be assigned to holders of preferred stock could affect the residual value of the Company Common Stock.

The market price for the Common Stock of the Company may be affected by factors different from those that historically have affected or currently affect the Sonnet Common Stock.

The market price of the Company Common Stock may be influenced by a variety of factors that differ from those that have historically impacted or currently impact the Sonnet Common Stock. The business operations, financial condition, and prospects of the Company may differ significantly from those of Sonnet, and investors should be aware that the risks and uncertainties associated with the Company may not be the same as those previously associated with Sonnet.

In addition, the Company may be subject to new or additional risks as a result of the Transactions, including integration challenges, changes in management or business strategy, and exposure to new markets or regulatory environments. These factors, among others, could result in increased volatility or changes in the market price of the Company Common Stock that may not have been present with the Sonnet Common Stock prior to the Transactions.

Furthermore, the market’s perception of the Company, its growth prospects, and its ability to achieve anticipated synergies or financial results may also impact the trading price of the Company Common Stock. As a result, the market price of the Company Common Stock may fluctuate significantly and may be affected by factors unrelated to the historical performance of Sonnet Common Stock, which could adversely affect the value of your investment.

The price of the Company Common Stock may be volatile and fluctuate substantially, which could result in substantial losses for holders of the Company Common Stock.

The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. With the adoption of the new HYPE treasury strategy, we expect to see additional volatility. As a result of this volatility, you may not be able to sell the Company Common Stock. The market price for the Company Common Stock may be influenced by many factors, including:

•	HYPE treasury strategy;

•	regulatory or legal developments in the United States and other countries;

•	the recruitment or departure of key personnel;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us; and

•	general economic, industry and market conditions.

The Company management may invest or otherwise use the proceeds of any offering in ways with which you may not agree or in ways that may not yield a return.

The Company’s management will have broad discretion in the application of the net proceeds from any offering, including upon the exercise of the Advisor Warrants, and could use the proceeds in ways that do not improve its results of operations or enhance the value of the Company Common Stock. The failure by the Company’s management to apply these funds effectively could result in financial losses that could cause the price of the Company Common Stock to decline and delay the development of additional products and services in pursuit of its new HYPE strategy. Pending its use, the Company may invest the net proceeds in a manner that does not produce income or that loses value.

Our Advisor Warrants may not be exercised in full or may be exercised on a cashless basis. As such, we may not receive any cash proceeds from the exercise of the Advisor Warrants.

The holder(s) of the Advisor Warrants will be unlikely to exercise the Advisor Warrants if the exercise prices of the Advisor Warrants exceed the market price of the Company Common Stock. There is no guarantee that any or all of the Advisor Warrants will be in the money prior to their expiration, and as such may not be exercised in full or in part. In addition, subject to the terms and conditions of the Advisor Warrants, the Advisor Warrants may be exercised on a cashless basis. To the extent that any such Advisor Warrants are exercised on a cashless basis, we would not receive any cash from such exercise and the total amount of cash that we would receive from the exercise of the Advisor Warrants will decrease. As such, any cash proceeds that we may receive in relation to the exercise of the Advisor Warrants will be dependent on the trading price of the Company Common Stock, and whether the Advisor Warrants are exercised on a cashless basis.

Future sales and issuances of the Company Common Stock or rights to purchase common stock, including by the exercise of the Advisor Warrants for Advisor Warrant Shares, and pursuant to the Equity Incentive Plan, could result in dilution and could cause the Company Common Stock price to fall.

Additional capital will be needed in the future to continue the Company’s planned operations. To the extent the Company raises additional capital by issuing equity securities, its stockholders may experience substantial dilution and some or all of the Company’s financial measures on a per share basis could be reduced. The Company may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner it determines from time to time. If the Company sells common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. These sales may also result in material dilution to the Company’s existing stockholders and new investors could gain rights superior to existing stockholders. Moreover, as the Company’s intention to issue additional equity securities becomes publicly known, the Company’s share price may be materially adversely affected.

Pursuant to the Advisory Agreements, the Company has issued 27,394,800 Advisor Warrants. The Advisor Warrants are exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $9.375, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75. We cannot predict when and if the Advisor Warrants may be exercised for the Advisor Warrant Shares. To the extent such Advisor Warrants are exercised, additional shares of the Company Common Stock will be issued, which will result in dilution to the holders of the Company Common Stock and increase the number of shares eligible for resale in the public market.

In addition, pursuant to the Equity Incentive Plan of the Company, the Company Board is authorized to grant stock options and other equity-based awards to its employees, directors and consultants, which equity-based awards would also cause dilution to its stockholders. If the Company Board elects to increase the number of shares available for future grant by the maximum amount each year, stockholders may experience additional dilution, which could cause the Company Common Stock to fall.

Failure by the Company to comply with the continued listing standards of Nasdaq could result in a delisting of the Company Common Stock.

If the Company fails to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist the Company Common Stock. Such a delisting would likely have a negative effect on the price of the Company Common Stock and would impair your ability to sell or purchase the Company Common Stock when you wish to do so. In the event of a delisting, the Company can provide no assurance that any action taken by the Company to restore compliance with listing requirements would allow the Company Common Stock to become listed again, stabilize the market price or improve the liquidity of the Company Common Stock, prevent the Company Common Stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Upon a potential delisting from Nasdaq, if the Company Common Stock is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of the Company Common Stock, decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume and fewer broker dealers willing to execute trades in the Company Common Stock. Also, it may be difficult for the Company to raise additional capital if the Company Common Stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of the Company Common Stock and could have a material adverse effect on the Company.

The Company is not expected to pay dividends on the Company Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of the common stock.

Rorschach has never declared or made any cash distribution to its equity holders. Sonnet has never declared or paid any cash dividend on Sonnet Common Stock. The expectation is that the Company will retain future earnings for the development, operation and expansion of the Company’s business and it does not anticipate declaring or paying any cash dividends for the foreseeable future. There is no guarantee that shares of the Company Common Stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

If equity research analysts do not publish research or reports or publish unfavorable research or reports, about the Company, its business or its market, its stock price and trading volume could decline.

The trading market for the Company Common Stock will be influenced by the research and reports that equity research analysts publish about it and its business. The Company does not have any control over the analysts or the content and opinions included in their research reports. The price of the Company Common Stock could decline if one or more equity research analysts downgrade the stock or issue other unfavorable commentary or research. If one or more equity research analysts cease coverage of the Company or fail to publish reports on it regularly, demand for its Common Stock could decrease, which in turn could cause the Company Common Stock price or trading volume to decline.

The Company is not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, exchange-traded funds and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. The Company is not currently subject to, and does not otherwise voluntarily comply with these laws and regulations. This means, among other things, that the execution of or changes to the Company’s HYPE strategy, its use of leverage, the manner in which its HYPE is custodied, its ability to engage in transactions with affiliated parties and its operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, although a significant change to the Company’s treasury reserve policy would require the approval of the Company’s board of directors, no stockholder or regulatory approval would be necessary. Consequently, the Company’s board of directors has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of its HYPE holdings or other activities the Company may pursue, and has the power to change its current policies, including the Company’s strategy of acquiring and holding HYPE.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Advisor Shares by the Selling Securityholder. The Advisor Warrant Shares offered hereby are issuable upon the exercise of the Advisor Warrants. Upon exercise of such Advisor Warrants for cash, we will receive the applicable cash exercise price paid by the holders of the Advisor Warrants for gross proceeds of up to approximately $371.0 million (assuming the full exercise of the Advisor Warrants). However, we cannot predict when and in what amounts or if the Advisor Warrants will be exercised. It is possible that the Advisor Warrants may expire and never be exercised. In addition, the Advisor Warrants may be exercised on a cashless basis. To the extent that any such Advisor Warrants are exercised on a cashless basis, we would not receive any cash from such exercise and the total amount of cash that we would receive from the exercise of the Advisor Warrants, if any, will decrease.

We intend to use proceeds received by us from the cash exercise of the Advisor Warrants, if any, primarily for potential purchases of HYPE Tokens as well as for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Advisor Warrants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of our Common Stock may be sold by the Selling Securityholder under this prospectus.

MARKET INFORMATION FOR COMMON STOCK

Market Information

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PURR”.

On May 19, 2026, the last sale price of the Common Stock as reported on Nasdaq was $7.79 per share. As of such date, there were 144,447,571 shares of Common Stock outstanding held of record by 63 holders. Because many of the shares of our Common Stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Dividend Policy

Rorschach has never declared or made any cash distribution to its equity holders. Sonnet has never declared or paid any cash dividend on Sonnet Common Stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition, as well as the applicable provisions of our certificate of incorporation, bylaws and applicable law. The payment of any cash dividends will be within the discretion of our board of directors at such time. Our ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing agreements then in effect. In addition, the expectation is that we will retain future earnings for the development, operation and expansion of our business and we do not anticipate declaring or paying any cash dividends for the foreseeable future.

See “Risk Factors—Risks Related to the Company’s Securities—The Company is not expected to pay dividends on the Company Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of the common stock.”

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of the capital stock of the Company is not meant to be complete and is qualified in its entirety by reference to the Company Charter and the Company Bylaws.

General

The Company Charter provides that the total authorized shares of capital stock of 2,100,000,000 the Company consists of shares, divided into two classes, one class consisting of 2,000,000,000 shares of common stock of the Company, par value $0.01 per share and the second class consisting of 100,000,000 shares, par value $0.01 per share, of preferred stock.

As of May 19, 2026, there were 144,447,571 shares of the Company Common Stock outstanding and 166,173 shares of the Company Series A preferred stock, par value $0.01 per share (the “Company Series A Preferred Stock”) initially convertible into an aggregate of 26,587,647 shares of the Company Common Stock (subject to certain blocker provisions).

Common Stock

Under the Company Charter, the holders of the Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are generally entitled to vote. the Company Charter also provides, however, that notwithstanding the foregoing, the holders of the Company Common Stock are not entitled to vote on any amendment to the Company Charter that relates solely to the terms of any outstanding series of the Company preferred stock if the holders of such series are entitled, separately or together with the holders of another series, to vote thereon pursuant to the Company Charter.

Subject to the preferential rights of the holders of any series of preferred stock, holders of the Company Common Stock will be entitled to receive dividends when and as declared by the Company Board out of funds legally available therefore for distribution to stockholders and to share ratably in the assets legally available for distribution to stockholders in the event of the liquidation or dissolution, whether voluntary or involuntary, of the Company.

Preferred Stock

Pursuant to a certificate of designation filed by the Company with the Secretary of State of the State of Delaware on the Closing Date (the “Certificate of Designation”), the Company designated up to 200,000 shares of the Company preferred stock as the Company Series A Preferred Stock, with each share of the Company Series A Preferred Stock having a stated value equal to $1,000 (the “Stated Value”). Each share of the Company Series A Preferred Stock will be convertible, at the option of the holder, into that number of shares of the Company Common Stock determined by dividing the Stated Value by $6.25 (the “Conversion Price”). The Conversion Price may be adjusted pursuant to the Certificate of Designation for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of certain fundamental transaction described in the Certificate of Designation. A holder of the Company Series A Preferred Stock will not have the right to convert any portion of its Company Series A Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of the Company Common Stock outstanding immediately after giving effect to such conversion.

The shares of the Company Series A Preferred Stock are not redeemable by the Company and not entitled to receive dividends, except that if dividends are paid on the Company Common Stock then the Company would be required to pay a dividend on the Company Series A Preferred Stock on a pro rata basis with the Company Common Stock determined on an as-converted basis. The Company Series A Preferred Stock has no voting rights, except as required by the Company Charter, applicable law and with respect to any vote to approve a fundamental transaction (in which case each holder of the Company Series A Preferred Stock would be entitled to a number of votes equal to the number of whole shares of the Company Common Stock into which such holder’s shares of the Company Series A Preferred Stock were convertible).

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the then holders of the Company Series A Preferred Stock would be entitled to participate with the holders of the Company Common Stock then outstanding, pro rata as a single class on an as-converted basis.

The Company Board is authorized by the Company Charter without stockholder approval, to create and issue one or more additional series of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Company Common Stock. The issuance of one or more additional series of preferred stock could have the effect of restricting dividends on the Company Common Stock, diluting the voting power of the Company Common Stock, diluting the liquidation rights of the Company Common Stock, or delaying or preventing a change in control of the Company, all without further action by the Company stockholders.

Advisor Warrants

The Advisor Warrants are exercisable for five years following December 2, 2025, the Closing of the Transactions, at an exercise price equal to (i) for one-third of the Advisor Warrants, $9.375, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75.

In addition, the Advisor Warrants may be exercised on a cashless basis, at the election of the holders thereof in lieu of delivery of the exercise price. In such instances, the Holder shall be entitled to receive that number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day immediately preceding the date on which holder elects to exercise the Advisor Warrant by means of a “cashless exercise”;

(B) = the applicable exercise price, as adjusted; and

(X) = the number of Advisor Warrant Shares that would be issuable upon exercise of the Advisor Warrant in accordance with the terms of the Advisor Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If the Advisor Warrant Shares are issued in such a cashless exercise, in accordance with Section 3(a)(9) of the Securities Act, the holding period of the Advisor Warrant Shares being issued may be tacked on to the holding period of the Advisor Warrant.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) the daily volume weighted average price of the Company Common Stock for such date (or the nearest preceding date) on the trading market of the Company on which the Company Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a trading market, the volume weighted average price of the Company Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Company Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Company Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Company Common Stock so reported, or (d) in all other cases, the fair market value of a share of the Company Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

For other rights afforded to the Advisor, see “ —Common Stock—Advisor Shares.”

Certain Anti-Takeover Provisions of Delaware Law and the Company Charter and the Company Bylaws

Certain provisions of the DGCL and the Company Charter and the Company Bylaws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the Company Board. the Company believes that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Company Board to maximize stockholder value.

Provisions of the DGCL

The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” (which generally is defined to include any person that owns 15% or more of a corporation’s voting stock) for a period of three years following the date on which the person became an “interested stockholder” unless:

•

prior to the date the person becomes an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by consent in lieu of a meeting, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting stock.

The Company Charter and the Company Bylaws Provisions

The Company Charter and the Company Bylaws (together with the Company Charter, the “Company Organization Documents”) include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Company, including the following:

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Special Meetings of Stockholders. The Company Organizational Documents provide that special meetings of the Company stockholders may be called only by, the chairman of the board, the chief executive officer and the directors entitled to cast a majority of the votes of the Company Board.

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Stockholder Advance Notice Procedures. The Company Organizational Documents provide that stockholders seeking to present proposals before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders or a special meeting of stockholders at which directors will be elected must provide timely notice in writing and also comply with the specific requirements as to the form and content of a stockholder’s notice. These provisions may delay or preclude stockholders from bringing matters before an annual meeting of the Company stockholders or from making nominations for directors at an annual meeting of stockholders or a special meeting of stockholders at which directors will be elected, which could delay or deter takeover attempts or changes in the Company Board.

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Exclusive Forum. The Company Organizational Documents provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, (iv) any action asserting a claim, including a claim in the right of the Company, as to which the DGCL confers jurisdiction upon the Court of Chancery or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery lacks jurisdiction over such action, the sole and exclusive forum for such action will be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties.

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No Action by Consent in Lieu of a Meeting. The Company Charter provides that any action required or permitted to be taken by the Company stockholders at a meeting must be effected at a duly constituted annual or special meetings of the stockholders and not by consent in lieu of a meeting.

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Undesignated Preferred Stock. Because the Company Board has the authority under the Company Charter to create and issue one or more additional series of preferred stock and thereby to establish the preferences and rights of the shares of each such series of preferred stock, it may afford holders of any additional series of preferred stock preferences, powers, and rights, including voting and dividend rights, senior to the rights of holders of the Company Common Stock, which could adversely affect the holders of the Company Common Stock and could discourage a takeover of the Company even if a change of control of the Company would be beneficial to the interests of the Company stockholders.

These and other provisions contained in the Company Charter and the Company Bylaws are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company Board. However, these provisions could delay or discourage transactions involving an actual or potential change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for the Company Common Stock is Continental Stock Transfer & Trust Company.

Nasdaq Listing

The Company Common Stock is traded on the Nasdaq Stock Market, LLC under the symbol “PURR.”

INFORMATION ABOUT THE COMPANY

Unless the context otherwise requires, references in this prospectus to “Company,” “we,” “us” and “our” and any related terms refer to Hyperliquid Strategies Inc and its consolidated subsidiaries.

Overview

We are a Delaware corporation and U.S. publicly listed digital asset treasury company. Our primary business is accumulating HYPE, the native token of the Hyperliquid Layer 1 blockchain ecosystem, on behalf of our stockholders. The Company believes Hyperliquid has established a significant and growing on-chain revenue base and that HYPE offers a long-term value proposition for the Company’s stockholders. There can be no assurance, however, as to the future growth of the Hyperliquid protocol or the value of HYPE.

We were formed on July 2, 2025 as a holding and operating company. Our wholly owned subsidiary, Rorschach is a Delaware limited liability company formed on June 13, 2025 as the vehicle through which founding investors contributed HYPE tokens and cash to establish the Company’s initial treasury. On December 2, 2025, we completed the Transactions with Sonnet, at which point the Company became a publicly listed entity on the Nasdaq Stock Market under the symbol “PURR.”

At the Closing, the Company held approximately 12.5 million HYPE tokens contributed through Rorschach and approximately $299.9 million in cash proceeds from the Closing PIPE. As of May 14, 2026, the Company holds approximately 20.8 million HYPE tokens, which it believes represents the largest HYPE holdings of any U.S. public company. The Company’s HYPE balance is published on its website (hypestrat.xyz), updated weekly with a one-week data delay.

On March 31, 2026, the Company and Sonnet completed the sale of most of Sonnet’s assets to Guidant, a newly-formed company, in exchange for shares of Guidant’s common stock. Following the transaction, the Company’s operations are focused on its HYPE digital asset treasury strategy, though it continues to wind down its remaining Sonnet operations, including certain clinical trials.

The principal executive offices of the Company are located at 477 Madison Avenue, 22nd Floor, New York, NY 10022, and the telephone number at that address is (212) 883-4330.

Overview of the Hyperliquid Ecosystem

Hyperliquid is a Layer 1 blockchain designed to support a fully on-chain open financial system.

Designed and optimized from first principles to upgrade the financial system, it is best known for trading spot pairs and perpetual futures (“perps”), processing billions in daily trading volume.

As of May 19, 2026, Hyperliquid accounts for approximately 30.8% of total on-chain perpetuals 24 hour volume globally and 52.4% of on-chain perpetuals open interest. Since inception, cumulative perps trading volume on Hyperliquid has exceeded $4.3 trillion, and in 2025 the protocol generated approximately $962 million in gross revenue, based on publicly available data.

The protocol’s state execution is divided into two core components:

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HyperCore — The native execution environment for Hyperliquid’s fully on-chain perpetual futures and spot order books. Every order, cancel, trade, and liquidation is processed on-chain with one-block finality, inherited from the HyperBFT consensus mechanism. HyperCore currently supports up to 200,000 orders per second, with throughput continuing to improve as the node software is optimized.

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HyperEVM — A general-purpose, EVM-compatible smart contract environment. The HyperEVM enables developers to access the liquidity and order-book infrastructure of HyperCore through open smart contract interfaces, supporting the development of DeFi applications including borrowing, lending, stablecoin issuance, and structured products on the Hyperliquid infrastructure.

Based on publicly available information, Hyperliquid is designed to operate as open financial infrastructure with the following characteristics:

•	Transparency: All transactions are recorded on a public ledger, verifiable by anyone in real time.

•	Open Access: Anyone can use and build applications without centralized gatekeepers.

•	Resilience: A permissionless and expanding set of independent validators secures the network, with 24 active validators as of the date of this prospectus.

•	Performance: The protocol supports up to 200,000 transactions per second.

Hyperliquid provides the liquidity infrastructure for developers to build financial applications, extending the Hyperliquid ecosystem beyond trading into borrowing, lending, minting compliant stablecoins, and launching perpetual contracts on any asset.

HIP-3: Permissionless Perpetual Markets

In November 2025, Hyperliquid launched HIP-3, a permissionless market framework that enables third-party deployers to create new perpetual markets directly on the Hyperliquid order book by bonding HYPE as collateral. HIP-3 extended Hyperliquid’s perpetual futures infrastructure beyond digital asset contracts to include contracts referencing equities, commodities, indices, and other real-world assets.

As of May 19, 2026, HIP-3 markets represent approximately 39.7% of total trading volume on Hyperliquid and have driven over $250 billion in cumulative volume since launch. The Company believes HIP-3 may have a positive effect on demand for HYPE tokens, as HYPE is required as collateral for all HIP-3 market deployments, though no assurance can be given as to the effect on trading volumes, HYPE demand, or HYPE’s market price.

HIP-4: Event and Prediction Markets

Future protocol developments may include HIP-4, which, if implemented, would introduce event-based contracts that could enable prediction markets, options, and other structured financial products on the Hyperliquid infrastructure. HYPE is anticipated to serve as collateral and settlement currency for HIP-4 markets, though no assurance can be given that HIP-4 will be implemented or will have the characteristics described. Additional potential developments include continued growth in spot markets, further decentralization of the validator set, and the rollout of additional HIPs.

The Assistance Fund

The Hyperliquid protocol maintains a reserve known as the Assistance Fund, which is funded through protocol fee revenues and used to purchase HYPE tokens from the open market on a continuous basis. Currently, 99% of all fees generated by the protocol are allocated to the Assistance Fund. The Assistance Fund’s fee allocation was increased from 97% to 99% following an announcement by Hyperliquid on August 26, 2025. A portion of the HYPE tokens acquired by the Assistance Fund may be sent to a burn wallet to be permanently removed from circulation. As of May 19, 2026, 44.35 million HYPE tokens have been acquired by the Assistance Fund and permanently removed from circulation, representing 4.4% of the total initial supply. The Company believes that this mechanism links protocol fee revenues directly to open-market HYPE purchases and that, as protocol transaction volumes grow, this mechanism may contribute positively to demand for HYPE tokens. No assurance can be given, however, as to the effect of this mechanism on the market price of HYPE.

Overview of the HYPE Token

HYPE is the native token of the Hyperliquid ecosystem. It is used for governance, staking, fee payment, protocol incentives, and collateral across the Hyperliquid infrastructure. As of May 19, 2026, HYPE is among the top ten cryptocurrencies by market capitalization as reported by CoinMarketCap.com.

The HYPE token was launched in November 2024 via the Genesis airdrop event on November 29, 2024, distributing 31% of the total supply to approximately 100,000 eligible users based on prior protocol activity. The total supply of HYPE tokens is capped at 1 billion, with no further HYPE tokens currently expected to be issued beyond this cap.

Token Supply and Allocation

The maximum supply of 1 billion HYPE tokens has been allocated as follows:

•	38.9% (388 million HYPE tokens) — Reserved for future emissions and community rewards, subject to cliff vesting.

•	31.0% (310 million HYPE tokens) — Distributed unlocked through the Genesis airdrop event on November 29, 2024.

•	23.8% (238 million HYPE tokens) — Allocated to core contributors, subject to a lock-up with monthly vesting commencing November 2025, continuing through 2027-2028.

•	6.0% (60 million HYPE tokens) — Reserved for the Hyper Foundation budget, not subject to a public lock-up schedule.

•	0.3% (3 million HYPE tokens) — Allocated for community grants (no public lock-up schedule disclosed).

•	0.012% (approximately 120,000 HYPE tokens) — Allocated for specific initiatives including HIP-2, currently unlocked.

As of May 19, 2026, HYPE had a circulating supply of approximately 298.3 million tokens out of a total supply of 1 billion tokens, as reported by Hypeburn.fun. The HYPE token is the native gas token for the HyperEVM, and both base fees and priority fees are burned for every transaction. To date, transaction fees have burned approximately 0.1% of the total supply, according to publicly available data.

The combination of a fixed maximum supply of 1 billion HYPE tokens, the protocol’s Assistance Fund buyback mechanism, and the gas burn mechanics may result in a decline in the circulating supply of HYPE over time. The Company believes this may contribute to deflationary pressure on circulating supply, though the precise timing and magnitude of any such trend cannot be predicted and no assurance can be given that a decline in circulating supply will result in any increase in the market price of HYPE.

Token Utility

HYPE serves multiple utility functions within the Hyperliquid ecosystem, including:

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Staking and Network Security: HYPE holders can stake tokens to validators under the delegated proof-of-stake (DPoS) model, earning staking rewards while contributing to network security and consensus. Staking also provides tiered trading fee discounts and unlocks governance voting rights.

•	Governance: HYPE enables on-chain governance, allowing holders to propose and vote on protocol upgrades, parameter adjustments, validator selection, and other network decisions through HIPs.

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HIP-3 Perpetual Markets: HYPE serves as the required collateral and incentive mechanism for permissionless perpetual markets deployed under HIP-3. Deployers must bond HYPE to create new markets, and staked HYPE plays a central role in the protocol’s economic security.

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HIP-4 Event and Prediction Markets (anticipated): HYPE is expected to serve as collateral and settlement currency for HIP-4 outcome contracts, enabling prediction markets and event-based financial products.

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DeFi and Ecosystem Participation: On HyperEVM, HYPE is used for liquidity provision, yield strategies, liquid staking derivatives (such as kHYPE via Kinetiq), cross-network bridging, and accessing premium features across the broader Hyperliquid DeFi ecosystem.

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Transaction Fee Payment: HYPE is the gas token for transactions on the HyperEVM. Base fees and priority fees denominated in HYPE are burned upon each transaction, creating ongoing deflationary pressure.

As the Hyperliquid protocol continues to evolve through additional HIPs and ecosystem development, the utility functions of HYPE may expand across trading, governance, collateral, and application-layer use cases, though no assurance can be given as to the nature or timing of any such developments.

Token Transaction Lifecycle

The lifecycle of a HYPE token transaction begins with user initiation. A user connects a wallet and deposits tokens into the Hyperliquid ecosystem through a relevant interface, specifying details such as recipient address, amount, and transaction type, signed with a private key. Any proposed and signed transaction is broadcasted to the Hyperliquid network, where it enters the mempool and awaits validation by network nodes. Validators using the HyperBFT consensus mechanism then validate the transaction — verifying sufficient balance, correct signatures, and other parameters — in near-real time with sub-second finality. Upon validation, the transaction is added to a block. The transaction record is immutable upon inclusion in the blockchain’s distributed ledger and is reflected in the user’s wallet balance, with any associated fees deducted in HYPE tokens.

The Hyper Foundation

The Company does not have any direct relationship with the Hyper Foundation. Based on publicly available information, the Hyper Foundation supports the Hyperliquid network’s growth through its 6% HYPE token allocation, which it uses for community grants and ecosystem development. The Hyper Foundation’s governance role involves participation in the network’s decentralized decision-making through on-chain HIPs, which are voted on by all HYPE holders and require community consensus for approval. Its significant staking activities additionally contribute to the network’s overall security.

Emissions and Inflation

Staking rewards for HYPE tokens are sourced from the protocol’s sustainable emissions reserve, with the reward model designed after Ethereum’s staking economics. The annual staking reward rate is dynamically calculated to be inversely proportional to the square root of the total number of HYPE tokens staked across the network. Rewards accrue every minute and are distributed daily to stakers, with automatic restaking and redelegation to compound rewards. As of May 19, 2026, with approximately 435.35 million HYPE tokens staked, the approximate annualized staking reward rate was approximately 2.27%, based on Hyperliquid’s published documentation.

This emissions model, in combination with the Assistance Fund’s continuous buyback mechanism and the HyperEVM fee burn, is designed to limit inflationary pressure on the circulating supply of HYPE while supporting long-term network participation. No assurance can be given that this design will achieve its intended effect or that the rate of inflation will not increase.

Company Strategy

The Company’s primary strategic objective is to accumulate HYPE tokens on behalf of its stockholders and to participate in the Hyperliquid ecosystem over the long term. The Company intends to implement this objective by using the net proceeds from the Closing PIPE and any future capital-raising transactions to accumulate HYPE, the native token of the Hyperliquid ecosystem.

In addition to its HYPE token accumulation strategy, the Company seeks to generate income through the selective deployment of its HYPE holdings. The Company’s primary income-generating activity is staking substantially all of its HYPE holdings, which the Company expects will generate ongoing staking rewards. To a lesser degree, secondary income-generating activities may include appropriate DeFi-related activities within the Hyperliquid ecosystem. Any non-staking DeFi-related activities will only be undertaken after thorough internal reviews and assessments — including legal, operational, risk, and compliance reviews — confirming that the Company’s principal HYPE holdings will not be affected.

On an opportunistic basis, the Company may selectively deploy a portion of its HYPE holdings or future capital-raising proceeds into mergers and acquisitions involving businesses operating within or related to the Hyperliquid ecosystem. The Company may consider acquiring other digital asset treasury companies holding HYPE positions or entities that directly contribute to or operate within the Hyperliquid blockchain and its DeFi infrastructure.

The Company believes this strategy provides investors with a means of obtaining exposure to the Hyperliquid ecosystem through its direct HYPE token ownership, its deployment of HYPE tokens to generate additional income, and its engagement with the Hyperliquid ecosystem.

The Company’s primary financial objective is to maximize long-term HYPE token exposure per share of the Company Common Stock while maintaining a strong balance sheet and sufficient liquidity to support ongoing operations.

As captured in the Company’s Treasury Strategy Policy Handbook (the “Treasury Strategy Policy”), the Company pursues this objective through a disciplined three-pillar treasury strategy consisting of capital raising, capital allocation, and capital deployment.

Capital Raising Framework

The Company seeks to raise capital primarily through the issuance of the Company Common Stock in registered public offerings, at-the-market (“ATM”) programs, or other equity transactions when it believes its shares are trading at a premium to its market net asset value (“mNAV”) ratio, which we define as the ratio of the Company’s total market capitalization to its net asset value (“NAV”), with NAV calculated as the reported stockholders’ equity of the Company, adjusted to reflect, among other things, (i) the fair market value of the Company’s HYPE token holdings as of the applicable measurement date, (ii) the net proceeds of any capital raises completed after the most recent balance sheet date, and (iii) the cost of any HYPE tokens acquired after the most recent balance sheet date. The Company may also, from time to time, consider selling HYPE tokens to replenish working capital or to fund share repurchases when it determines that the market price of HYPE exceeds its internal estimate of the token’s fundamental long-term value.

All capital-raising decisions are made by the Company’s Treasury Committee — comprised of the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer — and are subject to Board oversight. Equity sales generally require an mNAV above an established target ratio, while HYPE token sales are conditioned on the Company’s assessment that the prevailing market price exceeds fundamental value.

The Company will not conduct equity sales while an active share repurchase program is in effect, and maintains strict policies to ensure compliance with applicable securities laws, including Regulation FD and applicable blackout periods.

Capital Allocation Framework

The Company maintains a structured capital allocation framework that categorizes its treasury assets into three primary reserves:

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Working Capital Reserve (“WCR”): Liquid assets held to cover projected operating expenses for at least 12 months. This reserve is non-deployable for treasury strategy purposes and is held primarily in cash, short-term U.S. Treasury securities, and approved stablecoins.

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Temporary Cash Reserve (“TCR”): Cash proceeds from recent capital raises that have not yet been deployed into HYPE. This reserve is dynamic and is managed to preserve capital while remaining available for rapid deployment.

•	HYPE Holdings: The core treasury asset, consisting of spot HYPE tokens accumulated through deployment activities.

The Company regularly reviews and rebalances its reserves to ensure adequate liquidity and to manage counterparty and concentration risks. All material allocations are subject to review by the Treasury Committee and, where appropriate, the Board of Directors.

Capital Deployment Framework

The Company deploys capital with the objective of increasing HYPE exposure per share of the Company Common Stock over time. Deployment decisions are guided by two primary conditions:

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The Company will consider purchasing HYPE tokens when it believes the market price is below its internal estimate of the token’s fundamental long-term value, based on a forward-looking valuation framework that incorporates on-chain metrics, relevant valuation multiples, ecosystem growth trends, peer valuations, and other factors.

•	The Company will consider repurchasing the Company Common Stock when its shares trade at a meaningful discount to mNAV, thereby increasing HYPE exposure per share through accretion.

All deployment activities are executed in accordance with pre-approved trading plans, best-execution principles, and strict market practice and compliance policies designed to minimize market impact and avoid any appearance of manipulation. The Company maintains robust counterparty due diligence, multi-signature controls, and real-time monitoring procedures for all deployment transactions.

This three-pillar framework is reviewed at least annually by the Board of Directors and is designed to ensure that all treasury strategy activities are conducted in a disciplined, transparent, and shareholder-aligned manner.

Sources and Uses of Capital for HYPE Accumulation

The Company received gross cash proceeds of approximately $299.9 million from the Closing PIPE. In addition, investors contributed approximately 12.5 million HYPE tokens at the Closing of the Transactions.

In addition to the Closing PIPE, the Company has established the Equity Facility with Chardan, providing capacity to sell up to $1.0 billion of Company Common Stock, and continues to evaluate additional capital-raising opportunities. Proceeds from the Transactions and any other capital-raising activities are held in U.S. dollars until deployed in accordance with the Treasury Strategy Policy.

The Company intends to deploy proceeds from the Closing PIPE along with proceeds from other capital raising activities, subject to retaining a cash reserve sufficient to cover working capital requirements equal to 12 to 24 months of projected operating expenses.

Current and Projected HYPE Token Holdings

As of May 14, 2026, the Company holds approximately 20.8 million HYPE tokens, based on the deployment of proceeds from the Closing PIPE and other capital-raising activities, together with the approximately 12.5 million HYPE tokens received in the Contribution. The Company’s HYPE balance is tracked on its website (hypestrat.xyz), updated weekly with a one-week delay in underlying data. The Company believes its current HYPE holdings represent the largest holdings of any U.S. public company.

HYPE Staking Strategy

The Company stakes substantially all of its total HYPE token holdings, subject to ongoing risk assessments and market conditions, in order to generate staking rewards and participate in the security and consensus of the Hyperliquid network. The Company’s staking program prioritizes security, liquidity, and compliance.

Mechanics of Staking

Staking HYPE tokens refers to the process by which holders of HYPE lock or delegate their tokens to support the security, consensus, and operations of the Hyperliquid network, in exchange for potential rewards and other benefits. This mechanism is integral to the protocol’s delegated proof-of-stake (“DPoS”) consensus model, known as HyperBFT, which supports distributed validation of transactions and block production.

At present, staking HYPE tokens occurs exclusively within the HyperCore infrastructure. To initiate staking, a staker must first transfer HYPE tokens from a spot account to a dedicated staking account. This transfer is instantaneous and incurs no fees. Once in the staking account, the staker delegates its HYPE tokens to one or more validators — entities responsible for producing blocks and participating in consensus. Delegation is flexible, allowing stakers to allocate tokens across multiple validators without restriction.

Each delegation is subject to an initial one-day lock-up period, during which the tokens cannot be undelegated. After this period, stakers may partially or fully undelegate at any time, with the undelegated balance immediately returning to the staking account for potential redelegation or withdrawal.

Staking Rewards

Staking rewards are calculated on-chain, where the annual reward rate is inversely proportional to the square root of the total HYPE tokens staked across the network. For example, at a total staked amount of 435.35 million HYPE, the estimated annualized reward rate was 2.27% as of May 18, 2026. Rewards accrue every minute and are distributed daily, with automatic compounding by redelegation to chosen validators. These rewards are funded from the protocol’s future emissions reserve.

Staking rewards are received in the form of HYPE tokens, which are added to the Company’s treasury holdings net of any fees paid to the validator of the staking node. Staking also confers governance rights, enabling participation in on-chain decisions, including voting to jail underperforming validators.

Fee Discount Tiers

Staking HYPE also provides tiered discounts on trading fees based on the amount of HYPE staked. These tiers, implemented effective May 5, 2025, are as follows:

•	Wood Tier: Greater than 10 HYPE staked — 5% discount on trading fees.

•	Bronze Tier: Greater than 100 HYPE staked — 10% discount on trading fees.

•	Silver Tier: Greater than 1,000 HYPE staked — 15% discount on trading fees.

•	Gold Tier: Greater than 10,000 HYPE staked — 20% discount on trading fees.

•	Platinum Tier: Greater than 100,000 HYPE staked — 30% discount on trading fees.

•	Diamond Tier: Greater than 500,000 HYPE staked — 40% discount on trading fees.

Staking Provider Selection

Under the Company’s staking program, it engages reputable third-party staking providers to facilitate staking operations, leveraging their specialized infrastructure and expertise in validator management. Criteria for selecting staking providers include regulatory compliance, a proven track record in secure staking services, insurance coverage for staked assets, transparent fee structures, integration with qualified custodians, and demonstrated uptime and performance in the Hyperliquid ecosystem.

The Company may engage multiple third-party staking providers to diversify risk and improve staking efficiency. Allocations among providers are determined based on quantitative and qualitative factors including historical performance metrics (yield rates, uptime, and slashing incidents), security and insurance coverage, fee competitiveness, integration compatibility with the Company’s custodians, and alignment with the Company’s risk management framework, including limits on concentration exposure to any single provider. Allocations are periodically reviewed and adjusted by the Company with the objective of maximizing risk-adjusted staking returns while maintaining the staking program’s focus on security and liquidity.

Company Validator Operations

On May 13, 2026, the Company launched a validator node on the Hyperliquid network in partnership with Unit, a digital asset infrastructure and staking services provider, as “Hyperliquid Strategies x Unit” (the “Validator”). The newly launched Validator operates within the HyperCore infrastructure and participates in the HyperBFT consensus mechanism, producing blocks and validating transactions alongside the network’s existing active validators. The Company will share revenue earned from commissions on staking rewards at the Validator level with Unit. The Validator is able to accept delegations from third-party HYPE holders, deepening the Company’s participation in and contribution to the Hyperliquid ecosystem’s security and decentralization. The newly launched Validator operations are subject to the same performance standards, jailing criteria, and uptime requirements applicable to all Hyperliquid validators. Unit is responsible for the day-to-day technical operation of the validator infrastructure under a service level agreement with the Company and the Company exercises direct oversight on validator performance and compliance with its staking risk management framework.

Staking Risk Management

To manage liquidity risks associated with staking, the Company implements the following risk management practices:

•	Diversifying delegations across multiple high-performing validators.

•	Monitoring validator metrics such as uptime, commission rates, and response times via blockchain analytics tools.

•	Conducting regular stress tests for scenarios including network congestion or reward rate declines.

•	Maintaining thresholds for automatic undelegation if validator performance falls below predefined benchmarks or if market volatility warrants increased liquidity.

The Company’s staking program may evolve based on regulatory developments, network upgrades, or changes in staking mechanics within the protocol, with all decisions properly reviewed, approved, and documented.

Validator Infrastructure

Validators operate within the HyperCore infrastructure, leveraging the HyperBFT consensus algorithm, which processes transactions in discrete rounds requiring signatures from a quorum — more than two-thirds of total staked HYPE — for commitment. The network currently has 24 active validators. Validators must self-delegate a minimum of 10,000 HYPE tokens to become eligible and may receive delegations from other HYPE holders, increasing their total stake and influence in consensus.

To become an active validator, an entity must meet technical requirements including minimum hardware specifications (at least 4 CPU cores, 32 GB RAM, and 200 GB disk space), operate using the protocol’s open-source node software, and achieve a position in the top 21 validators by total stake. Validator rewards are proportional to total stake and are modeled after Ethereum’s staking economics. Validators may impose commissions on delegator rewards, typically ranging from 1% to 5%, with increases capped at 1% per staking epoch to protect stakers.

Custody of the Company’s HYPE Tokens

The Company holds substantially all of its HYPE tokens in a custody account at one or more well-regarded regulated digital asset custodians. As a result, the primary counterparty risk the Company is exposed to with respect to its HYPE token holdings is the performance obligations under the relevant custody arrangement or arrangements.

In light of the significant amount of HYPE tokens the Company holds, it continually evaluates digital asset custodians to diversify custody of its HYPE tokens. The Company carefully selects custodians after undertaking a thorough due diligence process, evaluating factors including: (i) strict security protocols including multifactor authentication procedures, (ii) robust insurance coverage against risks such as cyberattacks, theft, loss, or operational failures, (iii) offline or “cold” storage of private keys, (iv) multi-signature custody controls, and (v) regulatory compliance credentials.

The Company’s HYPE tokens are currently held by Anchorage Digital Bank N.A. (i.e. Anchorage), a federally chartered digital asset bank and qualified custodian. The Company has entered into a master custody services agreement (the “Custody Agreement”) with Anchorage. Under the Custody Agreement, in consideration for Anchorage providing custody services, the Company pays fees depending on the assets under custody (“AUC”) tier, ranging from 13 annual basis points for AUC up to and under $250 million to 11 annual basis points for AUC greater than $250 million. The Custody Agreement also provides that Anchorage will offer staking validator services in exchange for a fee equal to 10% of the staking rewards earned by the Company from an Anchorage validator. The Custody Agreement has an initial term of three years and automatically renews for additional one-year terms unless either party provides at least 30 days’ notice prior to the end of the then-current term, subject to earlier termination for cause.

Under the Custody Agreement, private keys for HYPE tokens are maintained in offline cold storage using air-gapped hardware security modules (“HSMs”) distributed across secure locations. Anchorage’s custody approach includes segregated, bankruptcy-remote accounts that keep client assets separated from other assets and verifiable on-chain; quorum-based controls requiring at least two endorsements from three client users for sensitive operations; and passwordless user authentication with biometric verification integrated with behavioral analytics and multi-factor authentication on pre-enrolled devices. Regulatory compliance is upheld through Anchorage’s status as a federally chartered digital asset bank, regular audits, and SOC 1 Type 2 certification.

The Company also conducts ongoing due diligence reviews during the custodial relationship to monitor the safekeeping of its HYPE tokens. As part of this process, the Company obtains and reviews its custodians’ Services Organization Controls reports and reviews relevant internal controls through a variety of methods.

The Company’s HYPE token accumulation transactions are executed primarily in coordination with reputable digital asset trading service providers, which may in certain cases be affiliated with the Company’s custodians. The Company conducts extensive due diligence on counterparties’ compliance and risk infrastructure prior to engagement. Material agreement terms typically include best-execution obligations, capped fees, multi-signature custody with audit rights, indemnification for counterparty negligence, and termination rights. Where the Company utilizes affiliates of its HYPE custodians for transaction execution, it requires full transparency of counterparty actions, ethical walls, and independent oversight to ensure best execution and fair treatment.

The Company typically negotiates contractual terms with its custodians that it believes establish, under existing law, that the Company’s property interest in custodied HYPE tokens is not subject to claims by the custodian’s creditors in the event the custodian enters bankruptcy, receivership, or similar insolvency proceedings.

Incidental Rights

The Company may have incidental rights to passively receive additional benefits or digital assets arising from its HYPE token holdings during events such as airdrops, hard forks, or similar events. While such events have the potential to create value for the Company, they may also introduce risks including security vulnerabilities, regulatory compliance issues, tax liabilities, and operational complexities. The Company intends to implement policies aimed at prioritizing security, compliance, and alignment with its overall treasury strategy. Key elements of these policies are expected to include:

•

General Principles: Ensuring the safety and security of the Company’s existing digital assets is the highest priority. The Company will not automatically support any fork, airdrop, or similar event, and any decision to claim or support new digital assets will be subject to a careful evaluation process.

•

Monitoring and Identification: The Company will actively track the Hyperliquid ecosystem for upcoming forks, airdrops, or similar events through official announcements, developer forums, and reliable crypto news sources.

•

Evaluation and Approval: The Company will assess the technical stability, security, regulatory compliance, and cost implications of any potential incidental event before determining whether to claim or support it. Any decision to support or claim an incidental asset will go through a formal internal approval process.

•

Claiming Process: The Company will work closely with its custodians to design and implement secure procedures for claiming, specifically directed at avoiding exposure to risks such as phishing or chain-specific vulnerabilities.

•

Compliance: The Company will ensure continued compliance with regulatory requirements, including legal, tax, and accounting rules, and will develop accounting guidelines for events that create valuation challenges.

•	Documentation: The Company will document all decisions, including rationales for supporting or declining events, to support audits and regulatory inquiries.

The Advisor Agreements

Pursuant to the Transaction Agreement, in connection with the Closing, the Company and the Advisor entered into the Advisor Rights Agreement and the Advisory Agreement.

Advisor Rights Agreement

Pursuant to the Advisor Rights Agreement, among other things, for so long as the Advisor and its affiliates continue to satisfy the Minimum Holding Condition, the Advisor will have the right to nominate a number of Advisor Directors to our Board equal to the result of (rounded up to the nearest whole number) (a) the percentage determined by dividing (i) the number of shares of Common Stock beneficially owned by the Advisor (together with its affiliates) (on an “as-converted” and “as exercised” basis and without applying any “blocker” provisions limiting the exercise or conversion of any securities held by any such person) by (ii) the total number of shares of Common Stock then outstanding (on an “as-converted” and “as exercised” basis), multiplied by (b) the then current size of the Board (counting, for purposes of such determination, all vacancies as filled), but in any event at least one director, who shall be the Chairman of the Board. In addition, for so long as the Minimum Holding Condition is satisfied, we will take all necessary action to cause the Board to be comprised of at least five directors, including the Advisor Directors, and to consist of the requisite number of directors meeting the independence requirements of the Nasdaq Stock Market (or other securities exchange on which the Common Stock is then listed).

The Advisor Rights Agreement also provides the Advisor with certain information rights. It also subjects the Advisor Shares and Advisor Warrants (and underlying shares of Common Stock) to lock-up restrictions applicable, subject to certain exceptions, for a period ending on the earlier of (x) the first anniversary of the Closing Date, (y) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, or (z) with respect to any securities subject to the lock-up, the date on which the last sale price of the Common Stock equals or exceeds an amount per share of Common Stock equal to 150% of the price (or deemed price) for which the Advisor acquired such securities.

Advisory Agreement

Pursuant to the Advisory Agreement, the Advisor has agreed to use commercially reasonable efforts to provide to us with certain technical advisory services related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding digital assets treasury operations for a term of five years (subject to earlier termination under certain circumstances). The Advisory Agreement provides that, unless otherwise agreed by Advisor and subject in all respects to applicable law, in the event that we raise equity or equity-linked financing during the term, the Advisor will be entitled to receive grants of equity in the form of (a) shares of Common Stock equal to 5% of the number of shares of Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of Common Stock equal to 15% of the number of shares of Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by us and the Advisor. The Advisor shall also be entitled to receive such additional compensation, if any, as may be approved by the Board.

At the Closing, pursuant to the terms of the Transaction Agreement, the Company issued 7,761,860 Advisor Issued Shares and 27,394,800 Advisor Warrants to the Advisor.

Government Regulation

The laws and regulations applicable to HYPE tokens and other digital assets are evolving and subject to interpretation and change. Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in jurisdictions such as the United States, transactions involving digital assets are subject to overlapping, uncertain, and evolving regulatory requirements. The application of state and federal securities laws and other laws and regulations to transactions involving digital assets is evolving and unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the operations or functionality of Hyperliquid, the price of HYPE tokens, or the ability of individuals or institutions such as the Company to own or transfer HYPE tokens.

The U.S. federal government, states, regulatory agencies, and foreign governments may enact new laws and regulations, or pursue regulatory, legislative, enforcement, or judicial actions, that could materially impact the price of HYPE tokens or the ability of individuals or institutions such as the Company to own or transfer HYPE tokens. Among recent significant regulatory developments:

•

On April 13, 2026, the staff of the Division of Trading and Markets of the SEC issued a statement, expressing its opinion that the Exchange Act does not require developers or operators of website, browser or mobile app interfaces to register as a broker-dealer, where the user interfaces are embedded in wallets or made available to assist user-initiated crypto asset securities transactions on blockchain protocols utilizing the user’s self-custodial wallet.

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In July 2025, the U.S. House of Representatives passed the CLARITY Act, which — if ultimately enacted — would allocate jurisdiction between the SEC and CFTC with respect to digital assets and create a market-structure framework for digital commodities, seeking to resolve regulatory ambiguity regarding the meaning of “security” and “commodity” using a classification system under which more decentralized digital assets and secondary trading in digital assets would be regulated by the CFTC.

•

The U.S. Senate Committee on Banking, Housing, and Urban Affairs has been considering the RFIA, a comprehensive regulatory framework for digital assets, with the most recent amendment released on January 12, 2026, which remains under negotiation. The U.S. Senate Committee on Agriculture has also advanced the DCIA, which, like the CLARITY Act, would subject spot trading of digital assets classified as commodities to CFTC regulation.

•

The SEC and the CFTC launched “Project Crypto” in late 2025, a joint initiative aimed at harmonizing federal oversight and moving away from regulation by enforcement. In 2025, the SEC dropped or froze approximately 89 high-profile cryptocurrency enforcement cases. On March 17, 2026, the SEC issued an interpretive release clarifying the application of federal securities laws to certain crypto assets and related transactions, creating a new taxonomy system for classifying digital assets as digital commodities, digital collectibles, digital tools, stablecoins, or digital securities, and signaled potential rulemaking activities for creating exemptions and safe harbors for digital assets under federal securities laws.

•

In May 2025, the SEC issued a statement providing its view that certain staking activities on blockchain networks that use proof-of-stake protocols do not involve the offer or sale of securities under the Securities Act or the Exchange Act.

•	In January 2025, the SEC announced the formation of a “Crypto Task Force,” created to provide clarity on the application of federal securities laws to the crypto asset market.

•	The European Union adopted the Markets in Crypto Assets Regulation (MiCA), a comprehensive digital asset regulatory framework.

•	The United Kingdom adopted the Financial Services and Markets Act 2023, which regulates market activities in crypto assets.

•	China has declared all cryptocurrency transactions illegal and outlawed cryptocurrency mining.

Classification of HYPE as a Commodity

Neither the SEC nor any other U.S. federal or state regulator has publicly stated whether the HYPE token is a “security”, nor has any court addressed the status of the HYPE token under the U.S. federal securities laws or similar laws. Therefore, while we believe that the HYPE token is not a “security” within the meaning of the U.S. federal securities laws, and registration of the Company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) is therefore not required under the applicable securities laws, a regulator or federal court may determine otherwise. Our belief, even if reasonable under the circumstances, would not preclude legal or regulatory action based on such a finding that the HYPE token is a “security” or that transactions in HYPE tokens constitute “securities transactions,” which could require us to register as an investment company under the Investment Company Act.

This belief is premised, among other reasons, on the Company’s conclusion that HYPE does not meet the elements of the Howey test, is not a security, and is not bought and sold in securities transactions. Rather, the Company believes the HYPE token is a commodity not subject to U.S. securities laws.

In March 2026, the SEC issued an interpretive release addressing the application of U.S. federal securities laws to digital assets and transactions involving digital assets. The interpretive release describes “digital commodities” as digital assets intrinsically linked to and deriving their value from the programmatic operation of a functional crypto system and supply and demand dynamics, rather than from the expectation of profits from the essential managerial efforts of others. The release further notes that digital commodities do not have intrinsic economic properties conveying rights to future income, profits, or assets of a business enterprise, and are necessary to participate in or use certain aspects of the associated functional crypto system. The Company believes the characteristics of HYPE are consistent with this description. However, the interpretive release does not have the force and effect of law, and a regulator or court may reach a different conclusion.

CFTC Jurisdiction

The CFTC takes the position that some digital assets, including HYPE tokens, fall within the definition of a “commodity” under the Commodity Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital asset markets. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing — however, potential future legislation may expand the CFTC’s authority over spot digital asset transactions.

Investment Company Act

The Investment Company Act requires an issuer primarily engaged in the business of investing, reinvesting, or trading in securities to register as an investment company unless a valid exemption applies. The Company does not believe it is an “investment company” under either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act, as it does not hold itself out as engaged primarily in investing, reinvesting, or trading in securities and does not own investment securities having a value exceeding 40% of total assets on an unconsolidated basis, given the Company’s position that HYPE tokens are not investment securities.

If the Company were deemed to be an investment company, restrictions imposed by the Investment Company Act — including limitations on issuance of different classes of stock, equity compensation, and transactions with affiliated persons — would likely make it impractical to continue the Company’s business as contemplated and could have a material adverse effect on the Company’s business, results of operations, financial condition, and prospects.

Employees

As of March 31, 2026, the Company had 5 employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF THE COMPANY

The following discussion and analysis should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section titled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus. Such forward-looking statements may be identified by words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions. Throughout this section, unless otherwise noted, references to “Company” and “Rorschach” refer to Hyperliquid Strategies Inc, and Rorschach I LLC respectively, prior to the Closing, and references to “we,” “us” or “our” refer to Hyperliquid Strategies Inc and Rorschach I LLC together after the Closing.

Overview

We are a Delaware corporation and U.S. publicly listed cryptocurrency treasury company. We are working to provide our stockholders with value through accumulating HYPE, the native token of the Hyperliquid Layer-1 blockchain ecosystem, which we believe to be one of the largest and fastest growing revenue pools in digital assets. While HYPE digital asset treasury serves as our primary focus, our existing business operations leveraging Sonnet’s expertise in biotech will continue.

We operate as a HYPE digital asset treasury reserve company. Our primary focus is building, managing, and optimizing our treasury with HYPE tokens, which are the native digital assets of the Hyperliquid Layer-1 blockchain. Our core operations include accumulating our long-term HYPE position and staking HYPE tokens, which we expect will generate ongoing staking rewards. While staking remains our central focus, secondary initiatives may include decentralized finance (DeFi) activities within the ecosystem to enhance long-term growth and income generation. Our aim is to provide capital-efficient and productive access to the HYPE token for U.S. and institutional investors, generating stockholder returns that individual holders may not be able to replicate through staking, yield optimization, and active ecosystem engagement.

Reverse Recapitalization and Sonnet Acquisition

On July 11, 2025, Sonnet, the Company, Rorschach, Sonnet Merger Sub Inc., and Rorschach Merger Sub LLC entered into the Transaction Agreement pursuant to which, subject to the terms and conditions contained in the Transaction Agreement, (i) Rorschach Merger Sub LLC would merge with and into Rorschach with Rorschach surviving the merger as a direct wholly owned subsidiary of the Company and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub Inc. would merge with and into Sonnet, with Sonnet surviving the merger as a direct wholly owned subsidiary of the Company.

On December 2, 2025, the Closing of the Transaction was completed. The combination of Rorschach and HSI was accounted for as a reverse recapitalization (the “Reverse Recapitalization”), with Rorschach surviving as the accounting acquirer. Under the Reverse Recapitalization, our assets and liabilities were recorded at historical cost. No goodwill or intangible assets were recognized. Consequently, our condensed consolidated financial statements reflect the operations of Rorschach for accounting purposes, and together with the financial position and results of operations of the Company and Sonnet subsequent to the Closing Date.

Concurrently with the execution of the Transaction Agreement, (i) certain accredited investors entered into subscription agreements with us and Sonnet, pursuant to which Sonnet agreed to issue, and the subscribers agreed to purchase, immediately prior to the Closing, shares of Sonnet common stock, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act, i.e. the Closing PIPE, and (ii) certain accredited investors entered into contribution agreements with Rorschach, pursuant to which such investors agreed to contribute HYPE tokens and/or cash to Rorschach immediately prior to the Closing, i.e. the Contributions. The gross proceeds received from the Closing PIPE and the Contributions consisted of $299.9 million of cash and 12,517,592 HYPE tokens valued at $580.5 million based on the fair value of the shares issued for the tokens for an aggregate fair value of $880.4 million, before deducting the allocated transaction costs. At the Closing, the shares of Sonnet common stock and membership interests in Rorschach issued pursuant to the Closing PIPE and the Contributions, respectively, were converted into an aggregate of 123,354,259 shares of Company Common Stock and 166,173 shares of Series A Preferred Stock. The gross proceeds amount of $880.4 million was recorded to Common Stock and Company Series A Preferred Stock based on the respective par values, with the excess of the gross proceeds above par values recorded to additional paid-in capital. Additional paid-in capital was reduced for the impact of cash paid for transaction costs of $2.3 million related to the PIPE financing. Additionally, as noted in Note 5 of our unaudited condensed consolidated financial statements as of and for the nine months ended March 31, 2026, on the Closing Date, such approximately 12.5 million HYPE tokens were valued at $411.3 million, resulting in a loss on commitment of $169.2 million recognized by the Company on the HYPE tokens. The majority of net proceeds from the Transaction are intended to establish our HYPE treasury strategy. In December 2025, we purchased an additional 321,224 HYPE tokens with an estimated total value of approximately $9.0 million at the respective times of purchase.

Pursuant to the terms of the Transaction Agreement, at the Effective Time:

(i) Each share of Sonnet common stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Sonnet common stock issued to the subscribers in the Closing PIPE) was canceled and converted into the right to receive one-fifth of one share of Common Stock and one CVR;

(ii) Each Sonnet Vested RSU outstanding immediately prior to the Effective Time was canceled and converted into the right to receive the Per Share Merger Consideration;

(iii) Each Sonnet in-the-money warrant outstanding immediately prior to the Effective Time was canceled and converted into the right to receive, for each share of our Common Stock the holder of such Sonnet in-the-money warrant would have received had such Sonnet in-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration;

(iv) Each Sonnet out-of-the-money warrant outstanding and unexercised immediately prior to the Effective Time (a) ceased to represent a Sonnet out-of-the-money warrant in respect of shares of Sonnet Common Stock and was assumed by us and automatically converted into a warrant to acquire the same number of shares of Common Stock, subject to the same terms and conditions as were applicable to the applicable Sonnet out-of-the-money warrant immediately prior to the Effective Time, with the right to receive, for each share of Sonnet Common Stock the holder of such Sonnet out-of-the-money warrant would have received had such Sonnet out-of-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitled the holder of such Sonnet out-of-the-money warrant to such other consideration that such holder was entitled to receive pursuant to the terms of such holder’s out-of-the-money warrant; and

(v) All shares of Sonnet Common Stock held in the treasury of Sonnet were canceled without any conversion thereof and no payment or distribution was or will be made with respect thereto.

Also pursuant to the terms of the Transaction Agreement, (a) the equity holders of Rorschach immediately prior to the Closing received, in the aggregate, that number of shares of Common Stock equal to one-fifth of the aggregate amount of the cash and HYPE Tokens Value (as defined in the Transaction Agreement) held by Rorschach immediately prior to the Closing, divided by $1.25 (except that one equity holder of Rorschach received, in lieu of a portion of the shares of Common Stock otherwise issuable to it, shares of Series A Preferred Stock), and (b) at the Closing we issued to the Advisor (as defined below) 7,761,860 shares of Common Stock (the “Advisor Shares”) and the Advisor Warrants (defined below).

As of March 31, 2026, we had the following outstanding securities (in addition to the CVRs):

•	124,220,108 shares of Common Stock;

•

166,173 shares of Series A Preferred Stock, which are initially convertible into an aggregate of 26,587,647 shares of Common Stock (subject to the provisions thereof, including certain “blocker” provisions);

•	The Advisor Warrants, exercisable for up to an aggregate of 27,394,800 shares of Common Stock in accordance with the terms thereof; and

•	Certain out-of-the-money warrants previously issued by Sonnet, exercisable for up to an aggregate of 2,426,481 shares of Common Stock.

The Committed Equity Facility

On October 22, 2025, we entered into the Purchase Agreement to purchase up to $1.0 billion of shares of our Common Stock with Chardan. Pursuant to and upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement, beginning on the Commencement Date, we have the right from time to time at our option to direct Chardan to purchase up to $1.0 billion of shares of our Common Stock. Sales of our Common Stock to Chardan under the Purchase Agreement, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our Common Stock and determinations by us regarding the use of proceeds from any sale of such Common Stock. The net proceeds from any sales under the Equity Facility will depend on the frequency with, and prices at which the shares of our Common Stock are sold to Chardan. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for general corporate purposes, including potential purchases of HYPE tokens.

Per the requirements of the Purchase Agreement, we paid total fees of $0.0 million and $0.3 million to Chardan for the three and nine months ended March 31, 2026. Additional commitment fees will be required depending on the amount of shares sold by us, including $0.3 million payable once we have received an aggregate of $25.0 million in proceeds from sales of Common Stock under the Purchase Agreement and $0.6 million payable once we have received an aggregate of $50.0 million proceeds from sales of Common Stock under the Purchase Agreement.

Advisor Rights and Strategic Advisor Agreement

Pursuant to the Transaction Agreement, on the Closing Date, we entered into the Advisor Rights Agreement and the Advisory Agreement with the Advisor, and we issued to the Advisor the Advisor Warrants. Pursuant to the Advisor Rights Agreement, among other things, for so long as the Advisor and its affiliates continue to satisfy the Minimum Holding Condition, the Advisor will have the right to nominate a number of Advisor Directors to the Board equal to the result of (rounded up to the nearest whole number) (a) the percentage determined by dividing (i) the number of shares of Common Stock beneficially owned by the Advisor (together with its affiliates) (on an “as-converted” and “as exercised” basis and without applying any “blocker” provisions limiting the exercise or conversion of any securities held by any such person) by (ii) the total number of shares of Common Stock then outstanding (on an “as-converted” and “as exercised” basis), multiplied by (b) the then current size of the Board (counting, for purposes of such determination, all vacancies as filled), but in any event at least one director, who shall be the Chairman of the Board. In addition, for so long as the Minimum Holding Condition is satisfied, we will take all necessary action to cause the Board to be comprised of at least five directors, including the Advisor Directors, and to consist of the requisite number of directors meeting the independence requirements of the Nasdaq Stock Market (or other securities exchange on which the Common Stock is then listed). The Advisor Rights Agreement also provides the Advisor with certain information rights, and subjects the Advisor Shares and Advisor Warrants (and underlying shares of Common Stock) to lock-up restrictions applicable, subject to certain exceptions, for a period ending on the earlier of (x) the first anniversary of the Closing Date, (y) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, or (z) with respect to any securities subject to the lock-up, the date on which the last sale price of the Common Stock equals or exceeds an amount per share of Common Stock equal to 150% of the price (or deemed price) for which the Advisor acquired such securities.

Pursuant to the Advisory Agreement, the Advisor has agreed to use commercially reasonable efforts to provide to us with certain technical advisory services related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding digital assets treasury operations for a term of five years (subject to earlier termination under certain circumstances). The Advisory Agreement provides that, unless otherwise agreed by Advisor and subject in all respects to applicable law, in the event that we raise equity or equity-linked financing during the term, the Advisor will be entitled to receive grants of equity in the form of (a) shares of Common Stock equal to 5% of the number of shares of Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of Common Stock equal to 15% of the number of shares of Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by us and the Advisor. The Advisor shall also be entitled to receive such additional compensation, if any, as may be approved by the Board.

Each Advisor Warrant is exercisable to purchase an aggregate of 9,131,600 shares of Common Stock for a period of five years following the Closing Date. The three Advisor Warrants have per share exercise prices equal to $9.375, $12.50 and $18.75, respectively (in each case subject to adjustment for stock splits, share dividends and other similar events).

Contingent Value Rights Agreement

Also pursuant to the Transaction Agreement, at the Closing we entered into the CVR Agreement with Continental Stock Transfer & Trust Company, as Rights Agent, pursuant to which holders of shares of Sonnet common stock, excluding the shares of Sonnet common stock issued pursuant to the Closing PIPE, and in-the-money warrants, in each case, as of immediately prior to the Effective Time, received one CVR for each then-outstanding share of Sonnet common stock held by such stockholder (or, in the case of Sonnet in-the-money warrants, each share of Sonnet common stock for which such in-the-money warrants was exercisable into as of such date). The CVR Payment (as defined in the CVR Agreement) will be payable upon the closing of a sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) (or a series of transactions) and/or winding down of, or other disposition(s) of any the Company Legacy Assets (as defined in the CVR Agreement) during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date. The shares of Common Stock issuable in connection with the CVR Payment are subject to certain deductions pursuant to the terms of the CVR Agreement.

Stock-Based Compensation

Effective as of the Closing Date, the stockholders of Sonnet approved the Hyperliquid Strategies Inc 2025 Equity Incentive Plan and the 2025 Equity Incentive Plan became effective. The 2025 Equity Incentive Plan permits the grant of incentive stock options, non-statutory stock options, SARs, restricted stock, restricted stock units, stock bonus awards, and other stock-based awards, as well as the grant of dividend equivalents. Employees, directors and independent contractors of us and our subsidiaries are all eligible to participate in the 2025 Equity Incentive Plan, provided that incentive stock options may only be granted to employees. A total of 6,351,278 shares of Common Stock are reserved for awards under the 2025 Equity Incentive Plan.

During the three and nine months ended March 31, 2026, we granted 326,312 RSUs and recognized stock-based compensation expense of $0.2 million during each period.

Stock Repurchase Program

On December 8, 2025, we announced that our Board had authorized a stock repurchase program of up to $30 million of our outstanding Common Stock that will be in place for up to 12 months.

Through December 31, 2025, a total of 2,941,557 shares of Common Stock were repurchased by us for a total of approximately $10.1 million. At December 31, 2025, approximately $0.7 million remained payable by us, and is included on our condensed consolidated balance sheets as a part of “Other current liabilities.”

Through March 31, 2026, a total of 3,067,097 shares of Common Stock were repurchased by us for a total of approximately $10.6 million.

Stockholders’ Equity

On the Closing Date, we adopted an amended and restated certificate of incorporation, which became effective upon the filing thereof with the Secretary of State of the State of Delaware (i.e. the Company Charter). Among other things, the Company Charter increased our authorized capital stock to consist of 2,000,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock.

Also on the Closing Date, the Board adopted and we filed with the Secretary of State of the State of Delaware the Certificate of Designation designating the rights, preferences and limitations of the Series A Preferred Stock. Up to 200,000 shares were designated Series A Preferred Stock, with each share of Series A Preferred Stock having the Stated Value. Each share of Series A Preferred Stock will be convertible, at the option of the holder, into that number of shares of Common Stock determined by dividing the Stated Value by the Conversion Price. The Conversion Price may be adjusted pursuant to the Certificate of Designation for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of a “Fundamental Transaction” (as defined in the Certificate of Designation). A holder of Series A Preferred Stock does not have the right to convert any portion of its Series A Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.

The shares of Series A Preferred Stock are not redeemable by us and are not entitled to receive dividends, except that if dividends are paid on the Common Stock then we would be required to pay a dividend on the Series A Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis. The Series A Preferred Stock has no voting rights, except as required by the Company Charter, applicable law and with respect to any vote to approve a Fundamental Transaction (in which case each holder of Series A Preferred Stock would be entitled to a number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Series A Preferred Stock were convertible).

Upon any liquidation, dissolution or winding-up of us, whether voluntary or involuntary, the then holders of the Series A Preferred Stock would be entitled to participate with the holders of Common Stock then outstanding, pro rata as a single class on an as-converted basis.

Guidant Transaction

On March 31, 2026, we entered into an asset purchase agreement (the “APA”) with Guidant. In connection with the consummation of the Sonnet Disposition contemplated by the APA on that date, we transferred $1.325 million in cash, various developmental assets and patents related to Sonnet’s tumor delivery platforms, certain employees and Sonnet’s Australian subsidiary to Guidant, and provided a deferred purchase price of $1.0 million subsequent to the execution of the APA, which is included with “other current liabilities” as of March 31, 2026 on our condensed consolidated balance sheets. In exchange, we received a 40% common stock interest in Guidant. In connection with the APA, we engaged Guidant under a transaction services agreement (the “TSA”) to provide services to us for fees of $0.175 million, paid at the closing of the APA.

Key Factors Affecting Our Performance

Limited Operating History

Each of the Company and Rorschach has a limited operating history and there is limited historical financial information upon which to base an evaluation of their performance. The Company’s and Rorschach’s respective financial statements must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. As each entity was recently incorporated, the audited financial statements of Rorschach as of and for the period from June 13, 2025 (inception) to June 30, 2025 presented in this prospectus does not present results for the full twelve-month period or for any prior periods, and only an audited balance sheet of the Company as of July 2, 2025 is included in this prospectus.

Public Company Expenses

Our primary strategic objective is to accumulate HYPE tokens on behalf of our stockholders and to participate in the Hyperliquid ecosystem over the long term. We intend to implement this objective by using the net proceeds from the Closing PIPE and any future capital-raising transactions to accumulate HYPE, the native token of the Hyperliquid ecosystem. In addition to its HYPE token accumulation strategy, we seek to generate income through the selective deployment of its HYPE holdings. Our primary income-generating activity is staking substantially all of its HYPE holdings, which we expect will generate ongoing staking rewards. On an opportunistic basis, we may selectively deploy a portion of our HYPE holdings or future capital-raising proceeds into mergers and acquisitions involving businesses operating within or related to the Hyperliquid ecosystem. We may consider acquiring other digital asset treasury companies holding HYPE positions or entities that directly contribute to or operate within the Hyperliquid blockchain and its DeFi infrastructure.

We have incurred and expect to incur increased expenses in connection with our status as a public company (for legal, insurance, financial reporting, accounting and auditing compliance), as well as for operating expenses and those related to our HYPE treasury strategy.

Revenue and Cost of Revenue

Digital Assets

HYPE digital assets are initially recorded at cost and then subsequently remeasured at fair value as of the balance sheet date with changes in fair value recognized as unrealized gains or losses in operating income (expense). Upon derecognition of HYPE digital assets, we recognize realized gains or losses in operating income (expense) on the condensed consolidated statements of operations, based upon the fair value of HYPE digital assets on the date of derecognition.

We recognize revenue by applying the guidance in ASC 606, Revenue from Contracts with Customers (“ASC 606”). HYPE tokens earned from validator operations, in the form of staking rewards, are recognized as revenue when we satisfy our performance obligations (i.e., providing our tokens to the validator in order to validate blocks or transactions as determined by the protocol) ratably over the contract term. The HYPE tokens earned are non-cash consideration and therefore measured at fair value at the inception of each contract.

Because we do not unilaterally control the validator, we are not the principal to the validation service. As such, we present staking rewards as revenue on a net basis, reflecting only the portion of protocol rewards to which it is entitled.

Other Income (Expense)

We hold a portion of our capital in highly liquid money market funds and short term treasury bills in addition to cash deposits placed with financial institutions of high credit quality. These allocations offer liquidity while providing a yield in the form of interest income. This income is classified as “Interest income” on our condensed consolidated statements of operations.

Selling, general and administrative and research and development expenses

Selling, general and administrative and research and development expenses consist primarily of payroll and related expenses, legal and other professional services, insurance expense, and expenses related to the Equity Facility. We anticipate that our general and administrative expenses will decrease in the short term as requirements to support our continued research and development and commercial activities decline subsequent to the establishment of our treasury strategy, in addition to the completion of the Transactions and the Sonnet Disposition, discussed in Note 5 of our unaudited condensed consolidated financial statements as of and for the nine months ended March 31, 2026.

Results of Operations and Known Trends or Future Events

Prior to the Closing, both the Company and Rorschach selected June 30 as its fiscal year end. After the Closing, June 30 remains as our fiscal year end. The following are summaries of our results of operations for the fiscal quarter and nine months ended March 31, 2026, and of Rorschach’s results of operation for the period from June 13, 2025 (inception) to June 30, 2025.

Our Results of Operations for the Three months ended March 31, 2026

Revenue and Cost of Revenue

Revenue for the three months ended March 31, 2026 totaled $2.6 million, which was net staking revenue. As noted above, we present staking rewards as revenue on a net basis. Thus, there was no cost of revenue for the three months ended March 31, 2026.

Digital Assets

Unrealized gain on digital tokens for the three months ended March 31, 2026 was $198.4 million, resulting from the fair value changes of digital assets during the three months ended March 31, 2026.

Selling, general and administrative and research and development expenses

Our selling, general and administrative and research and development expenses for the three months ended March 31, 2026 were $7.2 million, which includes professional fees, salaries and wages, insurance, and research and development costs.

Other Income

Other income for the three months ended March 31, 2026 totaled approximately $1.4 million. Other income for the three months ended March 31, 2026 primarily resulted from interest income, which is derived from money market funds, treasury assets, and interest received on cash positions held with financial institutions.

Income tax expense (deferred)

We recognized an income tax expense of $42.7 million for the three months ended March 31, 2026 primarily driven by the increase in value of our HYPE digital tokens during the period.

Our Results of Operations for the Nine months ended March 31, 2026

Revenue and Cost of Revenue

Revenue for the nine months ended March 31, 2026 totaled $3.1 million, which was net staking revenue. As noted above, we present staking rewards as revenue on a net basis. Thus, there was no cost of revenue for the nine months ended March 31, 2026.

Digital Assets

Unrealized gain on HYPE digital tokens for the nine months ended March 31, 2026 was $105.2 million, resulting from the fair value changes of HYPE at March 31, 2026. Additionally, we recognized a loss on the HYPE Contribution commitment of $169.2 million, which was the result of a decrease in fair value of the 12.5 million HYPE tokens from the original commitment amount, as further described in Note 5 of our unaudited condensed consolidated financial statements as of and for the nine months ended March 31, 2026.

IPR&D write-off from Sonnet acquisition

We recognized a loss of $35.6 million on acquired IPR&D from the Sonnet Acquisition for the nine months ended March 31, 2026, as it was determined to have no alternative future use at the time of the asset acquisition.

Selling, general and administrative and research and development expenses

Our selling, general and administrative and research and development expenses for the nine months ended March 31, 2026 were $10.7 million, which includes professional fees, fees related to the Equity Facility, salaries and wages, insurance, and research and development costs.

Other Income

Other income for the nine months ended March 31, 2026 totaled approximately $2.2 million. Other income for the nine months ended March 31, 2026 primarily resulted from interest income, which is derived from money market funds, treasury assets, and interest received on cash positions held with financial institutions.

Income tax expense (deferred)

We recognized an income tax expense of $60.5 million for the nine months ended March 31, 2026 related to the creation of a deferred tax liability at the Closing of the Transactions in addition to a deferred tax liability created by the increase in value of our HYPE digital tokens during the period.

Rorschach’s Results of Operations for the period from June 13, 2025 (inception) to June 30, 2025

Rorschach did not generate any revenues during the period. Their only activities since inception have been organizational activities, and those related to the Transaction.

Liquidity and Capital Resources

Under Accounting Standards Codification (“ASC”) Subtopic 205-40, “Presentation of Financial Statements—Going Concern”, we have the responsibility to evaluate whether conditions and/or events raise substantial doubt about our ability to meet future financial obligations as they become due within one year after the date that our financial statements are issued. Since our inception, we have had a history of recurring net losses from operations and working capital deficits.

As disclosed in the June 30, 2025 financial statements of Rorschach, there was substantial doubt about Rorschach’s ability to continue as a going concern for at least one year from the date the financial statements were issued. This was based on Rorschach having insufficient funds to pay its liabilities, absent any additional funding, which obtaining such funding was uncertain.

At June 30, 2025, Rorschach had no cash and a member’s deficit of ($596,667), and at July 2, 2025, the Company had no cash and a stockholder’s deficit of ($2,425).

During the nine months ended March 31, 2026, we raised significant capital through the Closing PIPE, and entered into the Purchase Agreement, which has alleviated the substantial doubt about our ability to continue as a going concern.

Based on our current financial condition and forecast of cash flow needs for the next twelve months, we expect that our existing resources will be sufficient to enable us to fund our anticipated level of operations through one year from the date our unaudited condensed consolidated financial statements as of and for the nine months ended March 31, 2026 were issued.

We plan to continue to pursue additional methods to obtain funding for working capital in the future, however, such funding may not be available to us. Although we believe that such capital sources will continue to be available, there can be no assurances that additional working capital will be available to us when needed, or if available, on terms acceptable to us. If we are unable to obtain capital on terms that are satisfactory to us, when we require it, our ability to continue to grow or support the business and to respond to business challenges could be significantly limited, which may adversely affect our business plans.

Cash Flows

Since inception, our operations have primarily been funded by proceeds from equity financings.

Our net income (loss) was $152.5 million and ($165.4) million for the three and nine months ended March 31, 2026, respectively. As of March 31, 2026, we had an accumulated deficit of approximately $165.9 million. As of March 31, 2026, we had cash and cash equivalents of $113.1 million and HYPE digital assets with a fair value of $689.0 million, working capital (inclusive of cash and cash equivalents) of $111.0 million and stockholders’ equity of $743.5 million.

During the nine months ended March 31, 2026, our sources and uses of cash were as follows:

Net cash used in operating activities was approximately ($15.3) million, which includes a net loss of ($165.4) million, offset by $157.1 million of net non-cash items and net changes in operating assets and liabilities of ($7.0) million.

Net cash used in investing activities for the nine months ended March 31, 2026 was approximately ($160.9) million, which was primarily related to the cash acquired from the Sonnet Acquisition, offset by the purchase of HYPE digital assets.

Net cash provided by financing activities for the nine months ended March 31, 2026 totaled approximately $289.2 million, which was primarily attributable to $302.1 million of net cash proceeds from the Closing PIPE, and subsequent equity issuances, offset by $2.3 million in payments for equity issuance costs and $10.6 million in payments for the repurchase of Common Stock.

Off-Balance Sheet Financing Arrangements

We did not have any obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2026. In addition, Rorschach did not have any obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2025.

We do not participate in transactions that create relationships with unaudited consolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any material long-term debt, capital lease obligations, operating lease obligations or long-term liabilities that affect our liquidity or capital resources.

In the normal course of business, we enter into contracts for services. The amount owed by us as of March 31, 2026 is $6.4 million and is included in “accounts payable” and “other current liabilities” on the condensed consolidated balance sheets.

For Rorschach, as of June 30, 2025, it did not have any commitments or contractual obligations, other than pursuant to the Transaction Agreement and related agreements.

Critical Accounting Estimates

We prepare our unaudited condensed consolidated financial statements as of and for the nine months ended March 31, 2026 in accordance with the U.S. GAAP. The preparation of unaudited condensed consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. There are items within our unaudited condensed consolidated financial statements as of and for the nine months ended March 31, 2026 that require estimation but are not deemed critical, as defined above. There are no critical accounting estimates as of March 31, 2026.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the Closing or until we are no longer an “emerging growth company,” whichever is earlier.

Emerging Growth Company and Smaller Reporting Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. We currently do not hold any financial instruments.

We are exposed to the impact of market price changes in HYPE.

MANAGEMENT OF THE COMPANY

Executive Officers and Directors

The business and affairs of the Company are managed by or under the direction of the Company Board. The following table lists the names, ages as of the date hereof, and positions of the individuals who serve as directors and executive officers of the Company:

Name	Age	Position
Executive Officers
David Schamis	52	Chief Executive Officer and Director
Brett Beldner	55	Chief Financial Officer
Jeroen Nieuwkoop	54	Chief Operating Officer
Directors
Bob Diamond	74	Chairman of the Board
Jeff Tuder	53	Director
Eric S. Rosengren	68	Director
Thomas C. King	65	Director
Larry Leibowitz	66	Director
Nailesh Bhatt	54	Director
Albert Dyrness	63	Director

David Schamis serves as the Chief Executive Officer of the Company and a member of the Company Board since December 2025. Mr. Schamis is Founding Partner and Chief Investment Officer of Atlas Merchant Capital LLC. Previously, Mr. Schamis worked at J.C. Flowers from 2000 to 2014, most recently as a Managing Director and member of the management committee. Mr. Schamis joined J.C. Flowers at its inception and has significant experience investing in financial services and related businesses globally. Prior to J.C. Flowers, Mr. Schamis worked in the financial institutions investment banking group at Salomon Brothers from 1995 to 2000. Mr. Schamis is currently a member of the Board of Directors of South Street Securities Holdings, Inc., Panmure Liberum Limited, Kepler Cheuvreux SA, Marsh, Berry & Company, LLC, Cascadia Capital and Proformex. Mr. Schamis received a B.A. in Economics from Yale University. Mr. Schamis also is a member of the Board of Trustees of the village of Sands Point, NY.

Brett Beldner serves as the Chief Financial Officer of the Company since December 2025. Mr. Beldner is a seasoned finance professional with a track record of both decentralized and traditional finance experience. Over the past five years, he has worked in the decentralized finance industry as both a Partner / Head of Finance for a private investment fund, Hard Yaka Ventures LP, from July 2022 to January 2025, focusing on payment technology and cryptocurrency as well as the Controller of Digital Currency Group, Inc., a global venture capital firm that builds and supports blockchain and digital companies, from February 2021 to February 2022. Mr. Beldner brings 13 years of traditional finance experience as well, from his time working as a finance / accounting professional at Macquarie Group, Barclays PLC and Lehman Brothers. Prior to working in industry, he spent seven years working at PwC advising clients on complicated financial structures and transactions. Mr. Beldner received a B.A. from Duke University in economics and an MBA from the University of Maryland in Finance. He also is a New York State licensed CPA.

Jeroen Nieuwkoop serves as the Chief Operating Officer of the Company since December 2025. From November 2020 to November 2025, Mr. Nieuwkoop served as the Group Chief Strategy Officer of NASDAQ-listed Triller Group Inc. (previously AGBA Group Holding Limited) (“AGBA”). Mr. Nieuwkoop brings extensive experience in operational management, private equity, mergers and acquisitions, and general corporate finance across the financial services industry. As part of the AGBA team, he spearheaded strategic corporate development initiatives, managed FinTech investments, and headed up several corporate departments. At AGBA, he was a board member or observer at Nutmeg, a British digital wealth platform; Tandem Money, a British challenger bank and Zai, a global payments company based in Ireland and Australia. Prior to AGBA, from 2005 to July 2020, Mr. Nieuwkoop was a Managing Director at Primus Pacific Partners, a private equity firm focused on financial services. From 2000 to 2005,

Mr. Nieuwkoop held corporate development positions at Fubon Financial Holding Co., Ltd. Mr. Nieuwkoop started his career in the financial institutions investment banking group at Salomon Brothers from 1995 to 2000. Mr. Nieuwkoop received a Master of Science (MSc) in Business Administration and Management from the Erasmus University Rotterdam.

Bob Diamond serves as the Chairman of the Company Board since December 2025. Mr. Diamond is Founding Partner and Chief Executive Officer of Atlas Merchant Capital LLC. Until 2012, Mr. Diamond was Chief Executive of Barclays, having previously held the position of President of Barclays, responsible for Barclays Capital and Barclays Global Investors (“BGI”). He became an executive director of Barclays in 2005 and had been a member of the Barclays Executive Committee since 1997. Prior to Barclays, Mr. Diamond held senior executive positions at Credit Suisse First Boston and Morgan Stanley in the United States, Europe and Asia. Mr. Diamond worked at Credit Suisse First Boston from 1992 to 1996, where his roles included Vice Chairman and Head of Global Fixed Income and Foreign Exchange in New York, as well as Chairman, President and CEO of Credit Suisse First Boston Pacific. Mr. Diamond worked at Morgan Stanley from 1979 to 1992, including as the Head of European and Asian Fixed Income Trading. Mr. Diamond is currently Chairman of the Board of Concord Acquisition Corp II (“Concord II”), a publicly-traded special purpose acquisition company, and a member of the Board of Directors of South Street Securities Holdings, Inc. and Crux Informatics. He is also a Trustee of The American Foundation of the Imperial War Museum Inc., a Life Member of The Council on Foreign Relations and is involved in several non-profit initiatives, including being a Director of the Diamond Foundation. He is also Life Trustee and former Chair of the Colby College Board of Trustees.

Jeff Tuder serves as a member of the Company Board since December 2025. Mr. Tuder is currently an Operating Partner of Atlas Merchant Capital LLC, having joined in September 2020. He also founded Tremson Capital Management, LLC to invest in undervalued public equities and to make private equity and credit investments in partnership with a number of family offices. He also serves as Chief Executive Officer of Concord II and Chief Financial Officer of two other special purpose acquisition companies, Digital Asset Acquisition Corp and Real Asset Acquisition Corp. Prior to founding Tremson, Mr. Tuder held various investment positions at a number of investment firms including Fortress Investment Group and JHL Capital Group, among others. Mr. Tuder is currently Chairman of the Board of Directors of Inseego Corporation (NASDAQ: INSG) and a director of GCT Semiconductor Holding, Inc. (NYSE: GCTS), Digital Asset Acquisition Corp (NASDAQ: DAAQ) and Real Asset Acquisition Corp (NASDAQ: RAAQ). Mr. Tuder received a B.A. in English Literature from Yale College.

Eric S. Rosengren serves as a member of the Company Board since December 2025. Mr. Rosengren is CEO of Rosengren Consulting and Visiting Scholar at the MIT Golub Center for Finance and Policy. He previously served as President and CEO of the Federal Reserve Bank of Boston from 2007 to his retirement in 2021. As a Federal Reserve Bank president, he was a participant and voting member of the Federal Open Market Committee. Mr. Rosengren joined the Boston Fed in 1985 and held various roles in the Bank’s Research and Supervision, Regulation, and Credit Departments. He has published numerous papers and articles, and is often cited in leading academic journals and is featured in major media on topics including macroeconomics, monetary policy, international banking, bank supervision, and risk management. Mr. Rosengren serves on the board of directors of Beacon Financial Corporation, Inc. (NYSE: BBT), f/k/a Berkshire Hills Bancorp, Inc., a bank holding company, is a member of the Investment Advisory Group for the Harold Alfond Foundation, and is a member of the Board of Trustees of Colby College. He graduated Summa Cum Laude from Colby College and received a PH.D. in economics from University of Wisconsin-Madison.

Thomas C. King serves as a member of the Company Board since December 2025. Mr. King has served as an Operating Partner at Atlas Merchant Capital since November 2018. From December 2009 through March 2016, Mr. King held several senior roles at Barclays PLC (NYSE: BCS), an international investment banking firm, including serving as Chief Executive Officer of Investment Banking and Chairman of the Investment Banking Executive Committee. Mr. King was also a member of the Barclays Group Executive Committee, which oversees all of the Barclays PLC businesses. Mr. King currently serves as a director, and as Chair of the compensation committee, of Clear Channel Outdoor Holdings, Inc. (NYSE: CCO), an out-of-home advertising company. Mr. King served as a director of Leerink Partners LLC, a leading investment bank focused on the healthcare and life science industries, until its sale in January 2019. Mr. King also served on the board of directors of Panmure Gordon, a British corporate and institutional investment bank, from December 2018 until it completed its merger with Liberum Investment in May 2024. Additionally, Mr. King served as a director of Concord Acquisition Corp from December 2020 until its delisting in December 2022, as a director of Concord Acquisition Corp II from September 2021 to January 2023, as a director of Concord Acquisition Corp III (NYSE: CNDB), a blank check company, from November 2021 until its merger with GCT Semiconductor, Inc in March 2024, as a director of Silicon Valley Bank from September 2022 until March 2023, as a director of SVB Financial Group from September 2022 until its reorganization in November 2024 and as a director of Radius Global Infrastructure, Inc. (NASDAQ: RADI), an international aggregator of rental streams underlying wireless and other digital infrastructure sites, from November 2020 until its sale in September 2023. Mr. King received his MBA with distinction from the Wharton School, University of Pennsylvania and his Bachelor of Arts degree from Bowdoin College.

Larry Leibowitz serves as a member of the Company Board since December 2025. Mr. Leibowitz is a finance and technology entrepreneur who specializes in business transformation and capital markets. Mr. Leibowitz is an Operating Partner of Atlas Merchant Capital, and serves as a member of the boards of Concord Acquisition Corp II and Forge Global Holdings, Inc. (NYSE: FRGE), as well as Vice Chairman of XCHG Xpansiv, an intelligent commodities exchange focusing on renewable energy products. He is also on the board of various other private companies in the data management, fintech, digital law, and site logistics businesses. Mr. Leibowitz also served on the boards of directors of Enfusion Inc. (NYSE: ENFN), a software provider in the investment management industry, until its merger with Clearwater Analytics Holdings, Inc., in April 2025, and Concord Acquisition Corp III (NYSE: CNDB), a blank check company, from November 2021 until its merger with GCT Semiconductor, Inc. in March 2024, Most recently, Mr. Leibowitz served as Chief Operating Officer, Head of Global Equities Markets and as a Member of the board of directors of NYSE Euronext, from 2007 to 2013. Prior to that, Mr. Leibowitz served as Chief Operating Officer of Americas Equities at UBS, Co-head of Schwab Soundview Capital Markets, and CEO of Redibook. Mr. Leibowitz was formerly a founding partner at Bunker Capital, and Managing Director and Head of Quantitative Trading and Equities technology at CS First Boston. Mr. Leibowitz graduated from Princeton University with an A.B. in Economics.

Nailesh Bhatt serves as a member of the Company Board since December 2025. Mr. Bhatt has been the Chief Executive Officer of VGYAAN Pharmaceuticals LLC (“VGYAAN”), a company focused on developing and commercializing clinically critical drugs. Mr. Bhatt was also a Board Member of VGYAAN until June 2023. Prior to that, in November 2001, Mr. Bhatt founded Proximare and is its Managing Director. Proximare is a strategic advisory firm focused exclusively on the pharmaceutical industry. Mr. Bhatt also serves as a Board Member of Azurity Pharmaceuticals, Inc., CoreRx Pharma and Spectra Medical Devices. In June 2015, Mr. Bhatt founded Proximare Lifesciences Fund. Mr. Bhatt pursued a Bachelor of Arts at Boston University with a major in Biology. The Company believes Mr. Bhatt can make valuable contributions to the Board due to his years of experience in the pharmaceutical industry working with start-ups to Fortune 500 companies.

Albert Dyrness serves as a member of the Company Board since December 2025. Mr. Dyrness is a recognized biopharmaceutical industry expert in bio-process engineering with expertise in upstream, downstream, and fill/finish processes. Since July 2019, Mr. Dyrness has been the Managing Director of ADVENT Engineering Services, Inc., a Trinity Consultants Company, which serves as its life-sciences division. In 1988, Mr. Dyrness Co-Founded ADVENT Engineering Services, Inc., an engineering consulting firm serving the energy and life sciences industries. Starting with only 4 employees in the San Francisco Bay Area, ADVENT has grown to a staff of over 130 engineers with offices in Toronto, Canada, Singapore, Raleigh, North Carolina, Portland Oregon, Boston, Massachusetts, Irvine and San Ramon, California. In 2016, Mr. Dyrness became President and Chief Technical Officer of ADVENT and, in 2017, guided the company to a merger with Trinity Consultants, a 700-person engineering consulting firm. He also served as a member of the board of directors of Oncobiologics, Inc. (now Outlook Therapeutics, Inc.; Nasdaq: OTLK) from December 2015 to September 2017. In 1986, Mr. Dyrness graduated from the Massachusetts Institute of Technology where he studied mechanical engineering and entrepreneurism. The Company believes Mr. Dyrness is capable of making valuable contributions to the Board due to his years of experience in a Nasdaq-listed public company, along with years of entrepreneurial experience, including in the biopharmaceutical industry.

Family Relationships

There are no family relationships among any of the Company’s directors or executive officers.

Involvement in Certain Legal Proceedings

None of the Company’s directors, director nominees, and executive officers has been involved in any legal or regulatory proceedings, as set forth in Item 401 of Regulation S-K, during the past ten years.

Director Independence

The Company Board has determined that each of the directors except for Mr. Diamond and Mr. Tuder on the Company Board qualify as independent directors under the Nasdaq Listing Rules and the SEC with respect to each director and director nominee and that all members of the Company audit and risk committee, compensation committee and nominating and corporate governance committee qualify as independent and satisfy the relevant SEC and Nasdaq independence requirements for such committees.

The Nasdaq Listing Rules generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent.

In addition, audit and risk committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in their capacity as a member of the audit committee, the board of directors, or any other board committee accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

The Company Board will perform an annual review of the independence of our directors based, in part, on the review of information by our management and outside legal counsel.

Board Meetings and Committees

Pursuant to the Company Bylaws, every act of a majority of the directors present at a meeting at which a quorum is present will be the act of the Company Board, unless a greater number is required by law or by the Company Charter.

Audit and Risk Committee

The Company audit and risk committee will assist the Company Board in fulfilling its responsibility to oversee (i) the integrity of the Company’s financial statements, the Company’s accounting and financial reporting processes and financial statement audits, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s systems of internal control over financial reporting and disclosure controls and procedures, (iv) the independent auditor’s engagement, qualifications, performance, compensation, and independence, (v) review and approval of related party transactions, and (vi) the communication among the Company’s independent auditors, the Company’s financial and senior management and the Company Board.

The Company audit and risk committee consists of three members, each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership: Eric Rosengren, Larry Leibowitz and Thomas King. In addition, all of the audit committee members meet the requirements for financial literacy under applicable SEC and Nasdaq rules and Eric Rosengren qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The Company Board has adopted a written charter for the audit committee, which is available on the Company’s website at hypestrat.xyz. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. The Company will comply with future requirements to the extent they become applicable to the Company.

Compensation Committee

The purpose of the Company compensation committee is to evaluate, recommend, approve, and review the Company’s executive officer and director compensation arrangements, plans and programs and to administer its cash-based and equity-based plans for employees and consultants. The Company compensation committee’s principal functions are to: (i) review and recommend to the Company Board for approval all forms of the Company’s non-equity and equity-based compensation of executive officers and directors; and (ii) administer the Company’s equity-based compensation plans, pursuant to which various types of incentive awards, including, without limitation, stock options, restricted stock awards, stock appreciation rights, and stock units may be granted to the Company’s directors, executive officers, and key employees. The Company compensation committee is responsible for evaluating executive compensation, including equity awards for all of the Company’s executive officers, setting base salary amounts, fixing incentive opportunity levels, and other supplemental benefits. This includes reviewing and making recommendations to the Company Board regarding corporate goals and objectives relevant to the compensation of the Chief Executive Officer and all other executive officers that report to him, evaluating, at least annually, the performance of these officers in light of these goals and objectives, and reviewing and making recommendations to the Company Board regarding the compensation level of these officers based on such evaluation.

The Compensation Committee also annually reviews director compensation to ensure non-employee directors are adequately compensated for the time expended in fulfilling their duties to the Company, as well as the skill-level required by the Company of members of the Company Board. From time to time as the Company compensation committee deems appropriate or as requested by the Company Board, the Company compensation committee will evaluate director compensation arrangements and make recommendations to the Company Board accordingly.

The Company compensation committee is authorized to engage compensation consultants, if they deem necessary, to assist with its responsibilities related to the Company’s executive compensation program and the director compensation program.

The Company compensation committee consists of three members: Eric Rosengren, Larry Leibowitz and Thomas King. The Company Board has adopted a written charter for the compensation committee, which is available on the Company’s website at hypestrat.xyz. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus. The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. The Company will comply with future requirements to the extent they become applicable to the Company.

Nominating and Corporate Governance Committee

The purpose of the Company nominating and corporate governance committee is to exercise general oversight with respect to the governance of the Company Board by (i) identifying, reviewing the qualifications of, and recommending to the Company Board proposed nominees for election to the Company Board, consistent with criteria approved by the Company Board, and (ii) selecting, or recommending that the Company Board select, the director nominees for the next annual meeting of stockholders. the Company nominating and corporate governance committee provides advice, counsel, and direction to management on the basis of the information it receives, discussions with management, and the experience of the Company nominating and corporate governance committee members.

The Company nominating and corporate governance committee members consists of three members: Eric Rosengren, Larry Leibowitz and Thomas King. the Company Board has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website at hypestrat.xyz. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. the Company will comply with future requirements to the extent they become applicable to the Company.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year of Sonnet, Albert Dyrness and Raghu Rao served as members of the Sonnet compensation committee, none of whom was formerly an officer of Sonnet or has served as an employee of Sonnet during the last completed fiscal year.

Company Executive Compensation

CEO Employment Agreement

On May 5, 2026, the Company entered into an Executive Employment Agreement with David Schamis, the Company’s Chief Executive Officer (the “CEO Employment Agreement”). Pursuant to the terms of the CEO Employment Agreement, Mr. Schamis shall continue to serve as the Company’s Chief Executive Officer for a term that commenced on May 1, 2026 and shall continue until terminated in accordance with the terms of the CEO Employment Agreement. Mr. Schamis is entitled to receive an annual base salary of $150,000, subject to review at least annually for merit increases and subject to adjustment from time to time in the discretion of the Board. Subject to Board approval, Mr. Schamis is eligible to receive equity and equity-based awards under the 2025 Equity Incentive Plan, on an annual basis effective on the first business day following the date of the first Board meeting following the Company’s annual stockholders meeting, with a target grant date fair value of $150,000 per annual award and vesting on the first anniversary of the applicable grant date, subject to Mr. Schamis’s continuous employment through such vesting date.

Upon the termination of Mr. Schamis’ employment pursuant to the CEO Employment Agreement, Mr. Schamis will be entitled to receive all accrued but unpaid base salary through the termination date, any unpaid or unreimbursed expenses incurred in accordance with Company policy prior to termination and any accrued but unpaid benefits under the Company’s employee benefit plans. If Mr. Schamis’s employment is terminated by the Company without Cause or by Mr. Schamis for Good Reason, in each case outside of a Change in Control Period (as such terms are defined in the CEO Employment Agreement), Mr. Schamis will be entitled to receive, in addition to the accrued obligations: (i) continued payment of base salary for six months following the termination date, (ii) a taxable monthly reimbursement equal to the amount of health insurance premiums the Company would have subsidized had Mr. Schamis remained an active employee, for the same six-month period, subject to Mr. Schamis’s timely election of COBRA continuation coverage, and (iii) accelerated vesting of 50% of all outstanding equity awards held by Mr. Schamis at the time of termination. If Mr. Schamis’s employment is terminated by the Company without Cause or by Mr. Schamis for Good Reason, in each case during a Change in Control Period, Mr. Schamis will be entitled to receive the benefits described in clauses (i) and (ii) of the preceding sentence for a period of 12 months (rather than six months), accelerated vesting of 100% (rather than 50%) of all outstanding equity awards held by Mr. Schamis at the time of termination, and reasonable outplacement services for a period of 12 months following termination. All severance payments and benefits (other than payment of accrued obligations) would be conditioned on Mr. Schamis’ execution of a general release of claims, and such release becoming effective.

The CEO Employment Agreement contains customary confidentiality and non-competition covenants applicable during the term of the CEO Employment Agreement, as well as customary non-solicitation covenants applicable during the term and for 24 months thereafter.

CFO Employment Agreement

On May 5, 2026, the Company entered into an Executive Employment Agreement with Brett Beldner, the Company’s Chief Financial Officer (the “CFO Employment Agreement”). Pursuant to the terms of the CFO Employment Agreement, Mr. Beldner shall continue to serve as the Company’s Chief Financial Officer for a term that commenced on May 1, 2026 and shall continue until terminated in accordance with the terms of the CFO Employment Agreement. Mr. Beldner is entitled to receive an annual base salary of $400,000, subject to review at least annually for merit increases and subject to adjustment from time to time in the discretion of the Board. Commencing with the year beginning January 1, 2026, Mr. Beldner is eligible to receive an annual discretionary cash bonus (the “Bonus”), with a target amount equal to 100% of his base salary based on the achievement of performance-based and other individual and Company metrics to be established by the Board and the compensation committee, each in their sole discretion. Subject to Board approval, Mr. Beldner is eligible to receive annual equity and equity-based awards under the 2025 Equity Incentive Plan, with a target grant date fair value of $1,000,000 for the current fiscal year (and anticipated to be the same in future fiscal years), each vesting on an annual basis over a three-year period, subject to

Mr. Beldner’s continuous employment through such vesting date. In addition, in connection with the execution of the CFO Employment Agreement Mr. Beldner received two awards of time-based restricted stock units, each vesting on an annual basis over a three-year period. One of such initial awards has a target fair value of $1,000,000 based on the volume weighted average price of the Company’s common stock during the Company’s first eight trading days following December 2, 2025, with vesting commencing on that date, and the second has a target grant date fair value of $1,000,000 based on the closing price of the Company’s common stock on May 5, 2026, with vesting commencing on that date.

Upon the termination of Mr. Beldner’s employment pursuant to the CFO Employment Agreement, Mr. Beldner will be entitled to receive all accrued but unpaid base salary through the termination date, any unpaid or unreimbursed expenses incurred in accordance with Company policy prior to termination and any accrued but unpaid benefits under the Company’s employee benefit plans. If Mr. Beldner’s employment is terminated by the Company without Cause or by Mr. Beldner for Good Reason, in each case outside of a Change in Control Period (as such terms are defined in the CFO Employment Agreement), Mr. Beldner will be entitled to receive, in addition to the accrued obligations: (i) continued payment of base salary for six months following the termination date, (ii) a taxable monthly reimbursement equal to the amount of health insurance premiums the Company would have subsidized had Mr. Beldner remained an active employee, for the same six-month period, subject to Mr. Beldner’s timely election of COBRA continuation coverage, and (iii) accelerated vesting of 50% of all outstanding equity awards held by Mr. Beldner at the time of termination. If Mr. Beldner’s employment is terminated by the Company without Cause or by Mr. Beldner for Good Reason, in each case during a Change in Control Period, Mr. Beldner will be entitled to receive the benefits described in clauses (i) and (ii) of the preceding sentence for a period of 12 months (rather than six months), accelerated vesting of 100% (rather than 50%) of all outstanding equity awards held by Mr. Beldner at the time of termination, payment of Bonus for the calendar year in which the termination occurs, pro-rated based on the portion of the year during which Mr. Beldner was employed, and reasonable outplacement services for a period of 12 months following termination. All severance payments and benefits (other than payment of accrued obligations) would be conditioned on Mr. Beldner’s execution of a general release of claims, and such release becoming effective.

The CFO Employment Agreement contains customary confidentiality and non-competition covenants applicable during the term of the CFO Employment Agreement, as well as customary non-solicitation covenants applicable during the term and for 24 months thereafter.

Company Director Compensation

Compensation for directors of the Company will be determined by the Company Board. The Company Board will periodically assess the amount and terms of any compensation paid to directors of the Company.

In January 2026, Company Board approved the director compensation policy of the Company (as amended, the “Director Compensation Policy”) for non-employee directors of the Company. Under the Director Compensation Policy, each non-employee director receives the cash and equity compensation for board services described below. The Company also reimburses non-employee directors for reasonable, customary, and documented travel expenses to board or committee meetings.

Cash Compensation

The directors were entitled to receive the following cash compensation for their services under the Director Compensation Policy:

•	$100,000 per year for service as a Company Board member;

•	An additional $50,000 per year for the director serving as chair of the audit, compensation or nominating committee of the Company Board;

•	An additional $50,000 per year for the director serving as the Chairman of the Company; and

•	$150,000 per year for service as the CEO of the Company.

The compensation shall be paid quarterly at the beginning of each calendar quarter, either in cash, or in equity at the election of the director.

Equity Compensation

Initial Award: Under our Director Compensation Policy, each individual who became non-employee director of the Company at the Closing of the Transactions shall receive an award (an “Initial Award”) of $150,000 of restricted stock units (the “RSUs”). Each Initial Award will vest in three installments over a 36-month period from the Closing, in each case subject to the director continuing to be a director through the applicable vesting date. One-third of the Initial Award shall vest at each anniversary of the Closing, with the number of RSUs awarded determined based on the closing sale price of the Company Common Stock on the day of the corresponding board meeting at which the award is made (provided, however, that the number of RSUs awarded for the first installment of the Initial Awards shall be determined based on the average closing price of the Company Common Stock for the period from December 3 to December 12, 2025).

Annual Award: Under our Director Compensation Policy, each non-employee director automatically will receive, on the date of the first meeting of the Company Board that occurs after the annual stockholder meeting of the Company, an annual award (an “Annual Award”) of $150,000 of RSUs, which shall vest in full on the first anniversary of the director’s appointment or election, subject to the non-employee director continuing to be a non-employee director through the applicable vesting date. The number of RSUs awarded shall be determined based on the closing sale price of the Company Common Stock on the day of the corresponding board meeting at which the award is made. No director shall receive both the Initial Award and the Annual Award.

Indemnification of Officers and Directors

The Company Charter provides that the Company will indemnify to the fullest extent permitted by the DGCL its directors and officers and any person who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Company Charter also provides that the Company may indemnify its employees and agents as determined by the Company Board in accordance with applicable law.

The Company has entered into indemnification agreements (each, an “Indemnification Agreement”) with most of the Company’s directors and executive officers (and the Company intends to enter an Indemnification Agreement with the remaining directors and executive officers in the near future). The Indemnification Agreement provides each Indemnitee with contractual indemnification, hold harmless, exoneration, and expense advancement rights, and are in addition to the indemnification and related provisions contained in the Company’s amended and restated certificate of incorporation. Among other things, the Indemnification Agreements require the Company to indemnify the applicable director or officer to the fullest extent permitted under applicable law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

In addition, the Company Charter states that it will have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by that person in any such capacity, or arising out of that person’s status as such, whether or not the corporation would have the power to indemnify that person against such liability under the DGCL. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling as under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of the Company Common Stock immediately as of May 19, 2026 by:

•	each person who became the beneficial owner of more than 5% of shares of the Company Common Stock;

•	each person who became an executive officer or director of the Company; and

•	all executive officers and directors of the Company.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

As of May 19, 2026, there are 144,447,571 shares of the Company Common Stock issued and outstanding.

The information regarding beneficial ownership of the persons and entities identified below is included in reliance on reports filed by the persons and entities with the SEC, except for modifications that are disclosed below and except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by such person or entity in such report and the number of shares of common stock outstanding on May 19, 2026.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Number of Shares Beneficially Owned	Percent of Class(2)
Name and Address of Beneficial Owner(1)
Five Percent Stockholders:
Rorschach Advisors LLC(3)	7,761,860	5.4%
D1 Capital Partners Master LP(4)	8,000,000	5.5%
Directors and Executive Officers:
Bob Diamond	—	—
Jeff Tuder(5)	8,188	*
Eric S. Rosengren	—	—
Thomas C. King	31,247	*
Larry Liebowitz	43,074	*
Nailesh Bhatt	4,537	*
Albert Dyrness	882	*
David Schamis	95,520	*
Brett Beldner	31,840	*
Jeroen Nieuwkoop	31,840	*
Total Directors and Executive Officers as a Group (nine persons)	247,128	*

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of those listed in the table is 477 Madison Avenue, 22nd Floor, New York, New York, 10022.
(2)	Percentage calculated in accordance with Rule 13(d)-3(d)(1)(i) promulgated under the Exchange Act.
(3)

Rorschach Advisors LLC the record holder of the shares of common stock reported herein. Our Advisor is governed by a board of managers consisting of three managers. Each manager has one vote, and the approval of a majority of the managers is required to approve an action of our Advisor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no manager of Rorschach Advisors exercises voting or dispositive control over any of the securities held by it, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. Number of shares beneficially owned excludes shares issuable upon exercise of the Advisor Warrants, which are not currently exercisable.
(4)	The business address for D1 Capital Partners Master LP is 9 West 57th Street, 36th Floor, NY, NY 10019.
(5)

Represents securities held directly by Tremson Capital Management, LLC (“Tremson”) and indirectly by Jeffrey Tuder, managing member of Tremson. Mr. Tuder disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as disclosed below, there has been no transaction since June 13, 2025, the date of our incorporation, and there is no current transaction, in which (i) the amounts involved exceeded the lesser of $120,000 or 1% of Rorschach’s total assets for the period ended June 30, 2025 and (ii) any person who will serve as an executive officer or director of the Company or beneficially own more than 5% of the outstanding shares of the Company Common Stock following the Transactions, or any immediate family member of, or any person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Pursuant to the terms of the Transaction Agreement, at the Closing, the Company issued to the Advisor (i) 7,761,860 Advisor Shares, which was equal to 5% of the shares of the Company Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Sonnet Merger Effective Time and (ii) 27,394,800 Advisor Warrants to purchase 27,394,800 shares of the Company Common Stock, which was equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of the Company Common Stock immediately after Closing. The Advisor Warrants are exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $9.375, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75. David Schamis, the Company’s Chief Executive Officer and a director upon the Closing, is a manager of Advisor.

Pursuant to the Transaction Agreement, in connection with the Closing, the Company and the Advisor entered into the Advisor Rights Agreement and the Advisory Agreement. The Advisor Rights Agreement provides the Advisor certain rights with respect to the Company, including, subject to the conditions set forth in the Advisor Rights Agreement, director nomination rights and information rights. Pursuant to the Advisory Agreement, the Advisor will provide technical advisory services to the Company related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding digital assets treasury operations for a term of five years. The Advisory Agreement provides that, unless otherwise agreed by Advisor and subject in all respects to applicable law, in the event that the Company raises equity or equity-linked financing during the term, Advisor shall be entitled to receive grants of equity in the form of (a) shares of the Company Common Stock equal to 5% of the number of shares of the Company Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of the Company Common Stock equal to 15% of the number of shares of the Company Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by the Company and Advisor. The Advisor shall also be entitled to receive such additional compensation, if any, as may be approved by the Company Board.

SELLING SECURITYHOLDER

This prospectus relates to the possible offer and resale from time to time by the Advisor of up to 7,761,860 shares Advisor Issued Shares and 27,394,800 Advisor Warrant Shares issuable upon the exercise of 27,394,800 Advisor Warrants. For additional information regarding the issuances of those Advisor Issued Shares and Advisor Warrant Shares, see “Prospectus Summary—Certain Agreements Related to the Transactions—Advisor Agreements” above. We are registering the Advisor Issued Shares and Advisor Warrant Shares in order to permit the Selling Securityholder to offer the shares for resale from time to time.

The Selling Securityholder may from time to time offer and sell any or all of the Advisor Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. We cannot advise you as to whether the Selling Securityholder will in fact sell any or all of such shares of Common Stock.

When we refer to the “Selling Securityholder” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholder’s interest in the Common Stock being offered for sale other than through a public sale.

The table below lists the Selling Securityholder and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Securityholder. The second column lists the number of shares of Common Stock beneficially owned by the Selling Securityholder as of May 19, 2026, assuming exercise of the Advisor Warrants that are exercisable within 60 days of May 19, 2026, held by the Selling Securityholder on that date, without regard to any limitations on exercises. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Securityholder.

In accordance with the terms of the Advisor Agreements, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Advisor Warrants issued to the Selling Securityholder, as described above under “Prospectus Summary—Certain Agreements Related to the Transactions,” determined as if the outstanding Advisor Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Advisor Agreements, without regard to any limitations on the exercise of the Advisor Warrants. The fourth column assumes the sale of all of the shares offered by the Selling Securityholder pursuant to this prospectus. The Selling Securityholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Securityholder	Number of shares of Common Stock beneficially owned prior to the offering	Maximum number of shares of Common Stock to be sold pursuant to this prospectus	Number of shares of Common Stock beneficially owned after the offering
Rorschach Advisors LLC (1)	35,156,660	35,156,660	0

(1)

Number of shares of Common Stock beneficially owned prior to the offering represents shares beneficially owned by Rorschach Advisors LLC. Total shares of Common Stock beneficially owned includes 7,761,860 shares Advisor Issued Shares and 27,394,800 Advisor Warrant Shares issuable upon the exercise of 27,394,800 Advisor Warrants, subject to adjustment provisions of the Advisor Warrant. The Advisor is governed by a board of managers consisting of three managers. Each manager has one vote, and the approval of a majority of the managers is required to approve an action of our sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no manager of the Advisor exercises voting or dispositive control over any of the securities held by it, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

PLAN OF DISTRIBUTION

The Selling Securityholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell, transfer or otherwise dispose of the Advisor Shares or interests in the Advisor Shares covered hereby:

•	on any stock exchange, market or trading facility on which the shares are traded or in private transactions; or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholder or the purchasers of the Common Stock (these discounts, concessions or commissions may be in excess of those customary in the types of transactions involved).

These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, at negotiated prices, or without cash consideration.

The Selling Securityholder may use any one or more of the following methods when disposing of shares or interests therein:

•	sales on any national securities exchange or quotation on which the Common Stock may be listed or quoted at the time of the sale;

•	sales in the over-the-counter market;

•	sales in transactions other than on such exchanges or services or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Securityholder to sell a specified number of such shares at a stipulated price per share;

•	through the distribution by the Seling Securityholder or its affiliates to its members, partners, stockholders or other equityholders;

•	a combination of any such methods of sale or distribution; and

•	any other method permitted by applicable law.

The Selling Securityholder may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholder to include the pledgee, transferee or other successors in interest of the Selling Securityholder under this prospectus.

In addition, the Selling Securityholder may elect to make an in-kind distribution of securities to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement of which this prospectus forms a part. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we intend to file a prospectus supplement in order to permit such distributee to use this prospectus to resell the securities acquired in the distribution.

In connection with the sale of our Common Stock or interests therein, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions it assumes. The Selling Securityholder may also sell shares of our Common Stock short and deliver these securities to close out its short positions, or loan or pledge the Common Stock to broker-dealers or other financial institutions that in turn may sell these securities. The Selling Securityholder may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholder from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. The Selling Securityholder reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through such agents. We will not receive any of the proceeds from this offering.

The Selling Securityholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act provided that it meets the criteria and conforms to the requirements of that rule.

The Selling Securityholder and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit it earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Securityholder, the purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholder and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholder against certain liabilities, including under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with different information. No offer of these securities is being made in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities.

We will file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public from commercial document retrieval services and over the Internet at the SEC’s website at http://www.sec.gov.

LEGAL MATTERS

The validity of the Common Stock and certain other legal matters will be passed upon for us by Greenberg Traurig, LLP.

EXPERTS

The balance sheet of Hyperliquid Strategies Inc as of July 2, 2025, which contains an explanatory paragraph relating to substantial doubt about the ability of the Company to continue as going concern, as described in Note 1 to the financial statements, has been included herein in reliance upon the report of CBIZ CPAs P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Rorschach I LLC as of June 30, 2025, and for the period from June 13, 2025 (inception) through June 30, 2025, which contains an explanatory paragraph relating to substantial doubt about the ability of Rorschach I LLC to continue as going concern, as described in Note 1 to the financial statements, have been included herein in reliance upon the report of CBIZ CPAs P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Hyperliquid Strategies Inc

PAGE
Hyperliquid Strategies Inc Audited Balance Sheet as of July 2, 2025
Report of Independent Registered Public Accounting Firm (PCAOB ID: 199)	F-1
Consolidated Balance Sheet	F-2
Notes to Consolidated Balance Sheet	F-3
Hyperliquid Strategies Inc Unaudited Condensed Consolidated Balance Sheet and Unaudited Financial Statements for the Period from July 2, 2025 (Inception) through March 31, 2026
Condensed Consolidated Balance Sheets (Unaudited)	F-8
Condensed Consolidated Statements of Operations (Unaudited)	F-9
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) (Unaudited)	F-10
Condensed Consolidated Statement of Cash Flow (Unaudited)	F-11
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-12

Rorschach I LLC

F-1

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Hyperliquid Strategies Inc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Hyperliquid Strategies Inc (the “Company”) as of July 2, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 2, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

We have served as the Company’s auditor since 2025.
Philadelphia, PA
August 1, 2025

HYPERLIQUID STRATEGIES INC

CONSOLIDATED BALANCE SHEET

July 2, 2025

Liabilities and Stockholder’s Deficit
Accounts payable and accrued expenses	$2,425

Total Current Liabilities and Total Liabilities	2,425

Commitments and Contingencies
Stockholder’s Deficit:
Common stock, $0.01 par value; 1,000 shares authorized; 0 shares issued and outstanding	—
Accumulated deficit	(2,425)

Total Stockholder’s Deficit	(2,425)

Total Liabilities and Stockholder’s Deficit	$—

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY

Organization and General

Hyperliquid Strategies Inc (the “Company”) is a shell company incorporated on July 2, 2025, as a Delaware corporation. The Company was formed for the purpose of effecting a proposed Merger (See Note 4).

As of July 2, 2025, the Company had not commenced any operations. All activity as of July 2, 2025 (inception), relates to the Company’s formation. The Company will not generate any operating revenues until after the proposed Merger, at the earliest.

Liquidity and Going Concern Considerations

As of July 2, 2025, the Company had no cash available for working capital purposes. The Company currently has insufficient funds to pay its liabilities, absent any additional funding, which obtaining such funding is uncertain.

On July 11, 2025, Rorschach I LLC, a Delaware corporation (“Rorschach”), Sonnet BioTherapeutics Holdings, Inc. (“Sonnet”), the Company, TBS Merger Sub Inc, a Delaware corporation and wholly owned subsidiary of the Company (“Sonnet Merger Sub”) and Rorschach Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Rorschach Merger Sub”), entered into a entered into a Business Combination Agreement (the “Transaction Agreement”) pursuant to which, subject to the terms and conditions contained in the Transaction Agreement, (i) Rorschach Merger Sub will merge with and into Rorschach, with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of the Company and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub will merge with and into Sonnet (the “Sonnet Merger” and, together with the Rorschach Merger, the “Mergers”), with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of the Company.

The Company may have insufficient funds available to operate the business prior to completing the Mergers. Moreover, the Company may need to obtain additional financing to complete the Mergers. In addition, following the Mergers, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

The Company has until July 11, 2026 (the “Outside Date”), provided that the Outside Date may be extended by either party for up to 60 days in the event that the SEC has not declared effective a registration statement by the date which is 60 days prior to the Outside Date, or by Sonnet or the Company if the requisite stockholder approval shall fail to have been obtained. Upon termination of the Transaction Agreement under specified circumstances, Sonnet may be required to pay Rorschach a termination fee of $2.5 million (the “Termination Fee”) or up to $1 million to reimburse Rorschach for any expenses incurred in connection with the Transaction Agreement and the transactions contemplated thereby (the “Expense Reimbursement”). In no event will Sonnet be required to pay both the Termination Fee and the Expense Reimbursement. Although the Company intends to consummate the Mergers on or before July 11, 2026, it is uncertain whether the Company will be able to consummate the Mergers by this time. In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, “Presentation of Financial Statements – Going Concern”, Management has determined that should the Mergers not occur and any potential subsequent dissolution, as well as the potential for the Company to have insufficient funds available to operate its business prior to completing the Mergers, raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts and classification of assets or liabilities should the Company liquidate after July 11, 2026.

Risks and Uncertainties

The continuing military conflict between the Russian Federation and Ukraine, the military actions between Hamas and Israel and the risk of escalations of other military conflicts have created and are expected to create global economic consequences. The specific impact on the Company’s financial condition, results of operations, cash flows and completion of the Mergers is not determinable as of the date of these financial statements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying balance sheet is presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated balance sheet include the accounts of the Company and its wholly-owned subsidiaries, Rorschach Merger Sub LLC and TBS Merger Sub Inc. All intercompany transactions have been eliminated.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company initially adopted ASU 2023-07 in its financial statements effective July 2, 2025.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment. The CODM does not review assets in evaluating the results of the Company, and therefore, such information is not presented.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of July 2, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

NOTE 3. INCOME TAXES

The Company’s net deferred tax assets are as follows:

July 2, 2025
Deferred tax asset:
Organizational costs/startup expenses	$509

Total deferred tax asset	509
Valuation allowance	(509)

Deferred tax asset, net of allowance	$—

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, if any, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

As of July 2, 2025, the Company had no federal Net Operating Losses (“NOLs”).

NOTE 4. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Issuance of Company shares

On July 8, 2025, the Company issued 100 shares of common stock to Rorschach I LLC for no consideration.

Sonnet BioTherapeutics Holdings, Inc. Business Combination Agreement

On July 11, 2025, Sonnet, the Company, Rorschach, Sonnet Merger Sub, and Rorschach Merger Sub, entered into the Transaction Agreement pursuant to which, subject to the terms and conditions contained in the Transaction Agreement, (i) Rorschach Merger Sub will merge with and into Rorschach with the Company surviving the Rorschach Merger as a direct wholly owned subsidiary the Company and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub will merge with and into Sonnet, with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of the Company.

Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Mergers (the “Effective Time”),

(i)

each share of non-dissenting common stock of Company Common Stock, issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive (a) one share of Pubco Common Stock, and (b) one contractual contingent value right (a “CVR”) representing the right to receive Pubco Common Stock on the terms and subject to the conditions set forth in the CVR Agreement (as defined below) (together, the “Per Share Merger Consideration”),

(ii)

each Sonnet unvested RSA outstanding immediately prior to the Effective Time, together with the award agreement representing each such Company Unvested RSA, shall be assumed by the Company and be converted into the right to receive (a) one restricted share of Pubco Common Stock, subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Unvested RSA immediately prior to the Effective Time and (b) one CVR,

(iii)	each Sonnet vested RSU outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the Per Share Merger Consideration,

(iv)

each Sonnet unvested RSU issued and outstanding immediately prior to the Effective Time shall be assumed by the Company and converted into a restricted share unit representing the right to receive (a) one share of Pubco Common Stock, having the same terms and conditions as the Sonnet Unvested RSUs, including the applicable vesting and issuance schedule as in effect on the date of the Transaction Agreement and (b) one CVR,

(v)

each Sonnet in-the-money warrant outstanding immediately prior to the Effective Time shall be (a) canceled and converted into the right to receive, for each share of Company Common Stock the holder of such Sonnet in-the-money warrant would have received had such Sonnet in-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the per share merger Consideration or (b) entitle the holder of such Sonnet in-the-money warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Sonnet in-the-money warrant,

(vi)

each Sonnet out-of-the-money warrant outstanding and unexercised immediately prior to the Effective Time shall (a) cease to represent a Sonnet out-of-the-money warrant in respect of shares of Company Common Stock and shall be assumed by the Company and automatically converted into a warrant to acquire the same number of shares of Pubco Common Stock, subject to the same terms and conditions as were applicable to the applicable Sonnet out-of-the-money warrant immediately prior to the Effective Time, with the right to receive, for each share of Company Common Stock the holder of such Sonnet out-of-the-money warrant would have received had such Sonnet out-of-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitle the holder of such Sonnet out-of-the-money warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s out-of-the-money warrant, and

(vii)	all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

Pursuant to the Transaction Agreement, at or prior to the closing of the Mergers (the “Closing” and the date on which the Closing occurs, the “Closing Date”), certain investors shall enter into contribution agreements (the “Contribution Agreements”) with Rorschach to contribute at least $200.0 million in HYPE Tokens Value (as defined in the Transaction Agreement), and certain investors may contribute cash to Rorschach (collectively, the “Contribution”). Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Rorschach Merger, the equity holders of Rorschach immediately prior to the Closing will receive, in the aggregate, that number of shares of Pubco Common Stock equal to the aggregate amount of the Contribution divided by $1.25. In addition, pursuant to the Subscription Agreements (as defined below), certain investors have agreed to purchase, immediately prior to the Closing, shares of Company Common Stock at a purchase price of $1.25 per share, which shares of Company Common Stock will convert into shares of Pubco Common Stock on a one-for-one basis at the effective time of the Sonnet Merger. Pursuant to the terms of the Transaction Agreement, the amount of cash proceeds to Sonnet at the Closing from the Subscription Agreements, the Contribution Agreements and the Initial PIPE Offering (as defined below) must equal at least $50 million. Concurrently with the signing of the Transaction Agreement, the Company received commitments from investors to contribute $305 million in cash and 12.6 million of HYPE tokens. Of these commitments, affiliates of the Company committed $41 million of cash and 46,500 of HYPE tokens.

Also pursuant to the terms of the Transaction Agreement, at the Closing the Company shall issue to the Advisor (as defined below) (i) that number of shares of Pubco Common Stock equal to 5% of the shares of Pubco Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Effective Time and (ii) warrants (the “Advisor Warrants”) to purchase a number of shares of Pubco Common Stock equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of Pubco Common Stock immediately after Closing. The Advisor Warrants will be exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $1.875, (ii) for one-third of the Advisor Warrants, $2.50 and (iii) for one-third of the Advisor Warrants, $3.75.

The Closing is subject to certain closing conditions, including, among other things, (i) the completion of the Contribution, (ii) obtaining the Sonnet required stockholder approval, (ii) adoption and approval of the Transaction Agreement and the transactions contemplated thereby by the requisite equity holders of the Rorschach Parties, including the Company requisite approval, (iii) the effectiveness of a registration statement and (iv) the listing of the Pubco Common Stock issuable in connection with the Mergers on Nasdaq. Each party’s obligation to consummate the Mergers is also subject to other specified customary conditions, including regarding the accuracy of the representations and warranties of the other party, subject to the applicable materiality standard, and the performance in all material respects by the other party of its obligations under the Transaction Agreement required to be performed on or prior to the Closing Date.

HYPERLIQUID STRATEGIES INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	March 31, 2026	June 30, 2025
Assets
Current assets
Cash and cash equivalents	$113,064	$—
Prepaids and other current assets	3,562	—
Receivable from related party	779	—

Total current assets	117,405	—
HYPE digital assets	689,045	—
Equity method investment	3,036	—
Other non-current assets	923	—

Total assets	$810,409	$—

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,552	$597
Other current liabilities	3,890	—

Total current liabilities	6,442	597
Deferred tax liability	60,465	—

Total liabilities	66,907	597

Stockholders’ equity (deficit):
Series A Preferred stock, $0.01 par value, 100,000,000 shares authorized, 166,173 and 0, shares issued and outstanding as of March 31, 2026, and June 30, 2025, respectively	2	—
Common stock, $0.01 par value, 2,000,000,000 shares authorized; 127,287,205 shares issued and 124,220,108 shares outstanding (excluding treasury shares of 3,067,097) and 0 shares issued and 0 shares outstanding (excluding treasury shares of 0) as of March 31, 2026, and June 30, 2025, respectively	1,273	—
Additional paid-in capital	918,747	—
Accumulated deficit	(165,948)	(597)
Treasury stock, at cost; 3,067,097 and 0 shares as of March 31, 2026, and June 30, 2025, respectively	(10,572)	—

Total stockholders’ equity (deficit)	743,502	(597)

Total liabilities and stockholders’ equity (deficit)	$810,409	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

HYPERLIQUID STRATEGIES INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	For the Three Months Ended March 31, 2026	For the Nine Months Ended March 31, 2026
Revenue
Staking revenue	$2,626	$3,126

Total revenue	2,626	3,126

Operating income (expense):
Unrealized gain on HYPE digital assets	198,435	105,235
Loss on HYPE contribution commitment	—	(169,156)
IPR&D write-off from Sonnet acquisition	—	(35,605)
Selling, general and administrative and research and development expenses	(7,247)	(10,730)

Total operating income (expense)	191,188	(110,256)
Operating income (loss)	193,814	(107,130)
Other income:
Other income	323	323
Interest income	1,043	1,921

Total other income	1,366	2,244
Net income (loss) before income taxes	195,180	(104,886)
Provision for income taxes	(42,670)	(60,465)
Net income (loss)	152,510	(165,351)
Less: Net income allocated to participating preferred stockholders	(26,920)	—

Net income (loss) attributable to common stockholders	$125,590	$(165,351)

Net income (loss) per common share
Basic	$1.01	$(3.03)

Diluted	$1.01	$(3.03)

Weighted average number of common shares outstanding
Basic	124,036,555	54,509,742

Diluted	124,044,456	54,509,742

The accompanying notes are an integral part of these condensed consolidated financial statements.

HYPERLIQUID STRATEGIES INC
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)
For the Three and Nine Months Ended March 31, 2026
(In thousands, except share amounts)

	Common Stock		Preferred Stock		Additional Paid in	Accumulated	Treasury Stock		Stockholders’ Equity
	Shares	Par	Shares	Par	Capital	Deficit	Shares	Amount	(Deficit)
Balance as of June 30, 2025	—	$—	—	$—	$—	$(597)	—	$—	$(597)
Member cash contribution to Rorschach	—	—	—	—	296	—	—	—	296
Net loss	—	—	—	—	—	(13,398)	—	—	(13,398)

Balance as of September 30, 2025	—	—	—	—	296	(13,995)	—	—	(13,699)

Member cash contribution to Rorschach	—	—	—	—	454	—	—	—	454
Equity issued related to acquisition of Sonnet	3,680,346	37	—	—	39,535	—	—	—	39,572
PIPE financing, net of offering costs	123,354,259	1,233	166,173	2	876,809	—	—	—	878,044
Acquisition of treasury stock	(2,941,557)	—	—	—	—	—	2,941,557	(10,143)	(10,143)
Net loss	—	—	—	—	—	(304,463)	—	—	(304,463)

Balance at December 31, 2025	124,093,048	1,270	166,173	2	917,094	(318,458)	2,941,557	(10,143)	589,765

Acquisition of treasury stock	(125,540)	—	—	—	—	—	125,540	(429)	(429)
Stock-based compensation	—	—	—	—	186	—	—	—	186
Issuance of shares under Equity Facility	252,600	3	—	—	1,467	—	—	—	1,470
Net income	—	—	—	—	—	152,510	—	—	152,510

Balance at March 31, 2026	124,220,108	$1,273	166,173	$2	$918,747	$(165,948)	3,067,097	$(10,572)	$743,502

The accompanying notes are an integral part of these condensed consolidated financial statements.

HYPERLIQUID STRATEGIES INC
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
For the Nine Months Ended March 31, 2026
(In thousands)

Cash flows from operating activities:
Net Loss	$(165,351)
Adjustments to reconcile net loss to net cash used in operating activities:
IPR&D write-off from Sonnet acquisition	35,605
Unrealized gain on HYPE digital assets	(105,235)
Loss on HYPE contribution commitment	169,156
Non cash staking revenue	(3,126)
Stock-based compensation	186
Deferred income tax	60,465
Changes in operating assets and liabilities:
Prepaids and other current assets	(2,314)
Receivable from related party	(779)
Other non-current assets	204
Accounts payable	(752)
Other current liabilities	(3,370)

Net cash used in operating activities	(15,311)

Cash flows from investing activities:
Purchases of HYPE digital assets	(169,373)
Purchases of USDC	(3,873)
Sales of USDC	3,373
Cash received for the acquisition of Sonnet	10,347
Equity method investment	(1,325)

Net cash used in investing activities	(160,851)

Cash flows from financing activities:
Proceeds from issuance of equity	302,113
Payments for equity issuance costs	(2,315)
Repurchases of common stock	(10,572)

Net cash provided by financing activities	289,226

Net increase (decrease) in cash and cash equivalents	113,064
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$113,064

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$—
Taxes	$—
Supplemental disclosure of non-cash investing and financing activities:
Contributions of HYPE digital assets	$580,466
Equity issued in acquisition of Sonnet	$39,572
Deferred purchase price for equity method investment included in other current liabilities	$1,000
Transfer of assets in exchange for equity method investment	$711
The accompanying notes are an integral part of these condensed consolidated financial statements.

HYPERLIQUID STRATEGIES INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY
Organization and General
Hyperliquid Strategies Inc (the “Company” or “HSI”), a Delaware corporation, is a digital asset treasury company with a focus on building, managing, and optimizing its treasury with HYPE digital assets. The Company was created on July 2, 2025. In August 2025, the Company incorporated a wholly owned entity in the Cayman Islands, Rorschach Cayman LLC. The Company owns all of the equity and has unilateral control over Rorschach Cayman LLC (“Rorschach Cayman”) and as such consolidates the entity under ASC 810, “
Consolidations
.” The Company has selected June 30 as its fiscal year end.
On July 11, 2025, Sonnet BioTherapeutics Holdings, Inc. (“Sonnet”), the Company, Rorschach I LLC (“Rorschach”), Sonnet Merger Sub Inc., and Rorschach Merger Sub LLC, entered into a Business Combination Agreement (as subsequently amended, the “BCA”) pursuant to which, subject to the terms and conditions contained in the BCA, (i) Rorschach Merger Sub LLC would merge with and into Rorschach (the “Rorschach Merger”) with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of the Company and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub Inc. would merge with and into Sonnet (the “Sonnet Merger”), with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of the Company.
On December 2, 2025, the closing of the transactions contemplated by the BCA was completed (the “Closing,” and such date, the “Closing Date”). Prior to the Closing, Rorschach owned 100% of the Company. The combination of Rorschach and HSI was accounted for as a reverse recapitalization (the “Reverse Recapitalization”), with Rorschach surviving as the accounting acquirer. Under the Reverse Recapitalization, the assets and liabilities of HSI were recorded at historical cost. No goodwill or intangible assets were recognized. Consequently, the condensed consolidated financial statements of the Company reflect the operations of Rorschach for accounting purposes, and together with the financial position and results of operations of HSI and Sonnet subsequent to the Closing Date.
The overall business combination of the Company, Rorschach and Sonnet was a strategic realignment of HSI as a blockchain-focused entity. Refer to Note 5 for additional information on the Company’s Reverse Recapitalization and the Company’s acquisition of Sonnet, the latter of which was accounted for as an asset acquisition under ASC 805, “
Business Combinations
.”
On March 31, 2026, the Company entered into an asset purchase agreement (the “APA”) with Guidant Bio Therapeutics Inc. (“Guidant”). In connection with the closing of the transactions contemplated by the APA on that date, the Company transferred $1.325 million in cash, various developmental assets and patents related to its tumor delivery platforms, certain employees and its Australian subsidiary to Guidant, and provided a deferred purchase price of $1.0 million subsequent to the execution of the APA, payable at the earlier of 30 days following the closing date or the execution of definitive investment agreements between the Company and Guidant, which is included within “other current liabilities” as of March 31, 2026 on the Company’s condensed consolidated balance sheets. In exchange, the Company received a 40% common stock interest in Guidant. In connection with the APA, the Company engaged Guidant under a transaction services agreement (the “TSA”) to provide services to the Company for fees of $0.175 million, paid at the closing of the APA. As a result of the APA, the Company accounted for its investment in Guidant in accordance with ASC 323,
Investments—Equity Method and Joint Ventures
as of March 31, 2026.
The Company’s primary focus is building, managing, and optimizing its treasury with HYPE tokens, which are the native digital assets of the Hyperliquid
Layer-1
blockchain.
HSI’s Common Stock is listed on the Nasdaq stock exchange under the ticker symbol “PURR” and began trading on December 3, 2025; on the same day, Sonnet’s Common Stock ceased to trade.
Liquidity and Going Concern Considerations
Under Accounting Standards Codification (“ASC”) Subtopic
205-40,
“Presentation of Financial Statements—Going Concern”,
the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet future financial obligations as they become due within one year after the date that these financial statements are issued. Since the Company’s inception, it has had a history of recurring net losses from operations and working capital deficits.
As disclosed in the June 30, 2025 financial statements of Rorschach, there was substantial doubt about the ability of Rorschach to continue as a going concern for at least one year from the date the financial statements were issued. This was based on Rorschach having insufficient funds to pay its liabilities, absent any additional funding, which obtaining such funding was uncertain. During the nine months ended March 31, 2026, the Company raised significant capital through the Closing PIPE financing and entered into the Equity Facility, as such terms are defined and further described in Note 10, which has alleviated the substantial doubt about the Company’s ability to continue as a going concern.
Based on the Company’s current financial condition and forecast of cash flow needs for the next twelve months, Management expects that the Company’s existing resources will be sufficient to enable the Company to fund its anticipated level of operations through one year from the date these interim financial statements were issued.
The Company plans to continue to pursue additional methods to obtain funding for working capital in the future, however, such funding may not be available to the Company. Although management believes that such capital sources will continue to be available, there can be no assurances that additional working capital will be available to the Company when needed, or if available, on terms acceptable to the Company. If the Company is unable to obtain capital on terms that are satisfactory to the Company, when the Company requires it, the Company’s ability to continue to grow or support the business and to respond to business challenges could be significantly limited, which may adversely affect the Company’s business plans.
Risks and Uncertainties
The Company’s financial condition is substantially dependent on the market price and liquidity of HYPE tokens, which are subject to extreme volatility and limited trading venues. Additionally, the Company’s HYPE tokens are held with a single custodian, and therefore the ability to access the HYPE tokens is driven by the custodian’s ability to comply with contractual requirements. The Company’s treasury assets are concentrated in cash and HYPE tokens, the native cryptocurrency of the Hyperliquid Layer 1 blockchain. HYPE tokens have experienced significant price volatility, and the Company’s financial results and carrying value of its HYPE tokens will fluctuate materially based on HYPE token price movements. The Company depends on the success and adoption of the Hyperliquid Layer 1 blockchain for the value of its treasury holdings in HYPE tokens.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form
10-Q
and Article
8-03
of Regulation
S-X
of the SEC. As discussed in Note 1, the combination of Rorschach and HSI was accounted for as a reverse recapitalization, with Rorschach surviving as the accounting acquirer. Consequently, the condensed consolidated financial statements of the Company reflect the operations of Rorschach for accounting purposes, and together with the financial position and results of operations of HSI and Sonnet subsequent to the Closing Date. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
Cash and Cash Equivalents
Cash and cash equivalents include cash and interest-bearing highly liquid investments, such as money market funds, that is not restricted as to withdrawal or use, or treasury bills with an initial maturity of three months or less.
Cash and cash equivalents are primarily placed with financial institutions which are of high credit quality. These instruments may be in the form of corporate deposits, which may exceed the Federal Deposit Insurance Corporation insurance limit of $250,000, and in highly liquid, highly rated instruments which are uninsured. The Company has not experienced losses on these accounts and does not believe it is exposed to any significant credit risk with respect to these accounts.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Rorschach, Rorschach Cayman and Sonnet. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company Status
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.
The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is no longer an emerging growth company or affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these condensed consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards based on public company effective dates.
Segment Reporting
The Company complies with ASC 280, “
Segment Reporting”,
which establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise where discrete financial information is available and evaluated regularly by the Chief Operating Decision Maker (“CODM”), in deciding how to allocate resources and in assessing performance. Refer to Note 6 for additional information on the Company’s identification of operating segments.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Acquisitions and Valuation of Intangibles
The Company accounts for acquired entities as either asset acquisitions or business combinations. If substantially all of the fair value of the assets acquired in a transaction is concentrated in a single asset (or a group of similar assets), the transaction is treated as an asset acquisition. For asset acquisitions, assets acquired and liabilities assumed are recognized at their estimated fair values as of the acquisition date, and the fair value of acquired in-process
research and development (“IPR&D”) is expensed if there is no future alternative use. Also, transaction costs directly attributable to the asset acquisition are included as part of the cost of the asset. Contingent consideration issued in connection with either an asset acquisition or business combination is included within the total consideration and is measured at fair value and recorded as a liability. Contingent consideration is remeasured at fair value in each reporting date by reflecting the changes in fair value in the condensed consolidated statements of operations.
Income Taxes
The Company accounts for income taxes under ASC 740, “
Income Taxes”
(“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. With limited operating history and no operating income recognized to date, the Company has recognized a full valuation allowance on its deferred tax assets.
The Company recognized a deferred tax liability and a corresponding deferred tax expense of $37.8 million in connection with the receipt of HYPE from certain investors at the Closing. As of March 31, 2026, the Company’s deferred tax liability and corresponding provision for income taxes for the nine months ended March 31, 2026 was $60.5 million related to the difference between the fair value of the HYPE tokens and their tax basis from either a contribution or an acquisition. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended March 31, 2026, primarily due to non-deductible
transaction and start up costs as well as a full valuation allowance on any deferred tax assets or net operating losses (NOLs). For the interim period, the Company uses an estimated annual effective tax rate.
While ASC 740 identifies usage of an effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the timing of any merger expenses and the actual income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC
740-270-25-3
which states, “If an entity is unable to estimate a part of its ordinary income or loss or the related tax provision or benefit but is otherwise able to make a reasonable estimate, the tax provision or benefit applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income or loss and associated income tax provision or benefit based on actual results through March 31, 2026.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2026. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction. Rorschach Cayman is a Cayman Islands limited liability company and is not considered to have a connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. There are no other tax jurisdictions that are considered material to the Company.
The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws.
On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law which, among other things, provided a permanent extension of certain tax measures initially established under the 2017 Tax Cuts and Jobs Act, which were set to expire at the end of 2025, and modified tax legislation affecting bonus depreciation rules and the tax treatment of research and development expenses and interest deductions. Specifically, the OBBBA provides for 100% bonus depreciation and eliminates the requirement under Internal Revenue Code Section 174 to capitalize and amortize U.S. based research and experimental expenditures over five years, making these expenditures fully deductible in the period incurred beginning after 2024. The Company currently does not expect the OBBBA to have a material impact to its effective tax.
Digital Assets
The Company’s digital assets, which are custodied at a qualified custodian, primarily consist of HYPE tokens (the Hyperliquid
Layer-1
blockchain network’s utility token). HYPE digital assets are accounted for in accordance with ASC
350-60,
“
Intangibles—Goodwill and Other—Crypto Assets”
(“ASC
350-60”).
HYPE digital assets are initially recorded at cost and then subsequently remeasured at fair value as of the balance sheet date with changes in fair value recognized as unrealized gains or losses in operating income (expense). Upon derecognition of HYPE digital assets, the Company recognizes realized gains or losses in operating income (expense) on the condensed consolidated statements of operations, based upon the fair value of HYPE digital assets on the date and time of derecognition. HYPE digital assets are valued using prices as reported on the Company’s principal market exchange as of the date of determination, and midnight UTC as of the end of the reporting period. The Company tracks its cost basis of digital assets by wallet in accordance with the specific identification method of accounting.
U.S. Dollar Coin
The Company holds U.S Dollar Coin (“USDC”), a reserve-backed stablecoin issued by Circle Internet Financial that is designed to maintain a 1:1 value with the U.S. dollar and is commonly used as a method of payment in digital asset markets. On its condensed consolidated balance sheets, the Company classifies its USDC in “prepaids and other current assets” rather than as part of its digital assets subject to ASC
350-60
because the holdings are readily convertible into known amounts of U.S. dollars, are redeemable or exchangeable on demand, and are subject to insignificant risk of changes in value due to USDC’s intended 1:1 peg to the U.S. dollar, resulting in classification as a financial instrument. Stablecoins that are deployed into decentralized finance protocols, pledged, locked, or otherwise subject to restrictions on convertibility would not meet these criteria and would not be classified as “prepaids and other current assets”.
Fair Value Measurements
Fair value accounting is applied for all financial instruments and non-financial
instruments that are recognized or disclosed at fair value in the condensed consolidated financial statements on a recurring basis, at least annually. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.
A three-level valuation hierarchy, based upon observable and unobservable inputs, is used for fair value measurements. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions based on the best evidence available. These two types of inputs create the following fair value hierarchy:

•	Level 1 : Quoted prices (unadjusted) in active markets for identical assets and liabilities.

•
Level
 2
: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

•	Level 3 : Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The categorization of financial instruments and
non-financial
instruments within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value measurements are based on one or more of the following three valuation techniques:

•	Market—This approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

•	Income—This approach uses valuation techniques to convert future amounts to a single present value amount based on current market expectations.

•	Cost—This approach is based on the amount that would be required to replace the service capacity of an asset (replacement cost).
The carrying amounts of financial instruments carried at cost, including cash and cash equivalents, other current assets (including USDC), accounts payable, and other current liabilities approximate their fair value due to the short-term maturities of such instruments.

Equity Method Investment
The Company accounts for its investment in which it has the ability to exercise significant influence over the investee’s operating and financial policies in accordance with ASC 323, “
Investments-Equity Method and Joint Ventures”
. ASC 323 prescribes the use of the equity method for investments where the Company has significant influence. Equity method investments are recorded at cost and are adjusted to recognize (1) the Company’s share, based on percent ownership, of the investee’s net income or loss after the date of the investment, (2) amortization of the recorded investment that exceeds the Company’s share of the book value of the investee’s net assets, (3) additional contributions made and dividends received, and (4) impairments resulting from non-temporary
declines in fair value.
Staking Revenue
The Company recognizes revenue from native staking in accordance with ASC 606, “
Revenue from Contracts with Customers”
(“ASC 606”) by following the five steps — identify the contract, identify the performance obligation, determine the transaction price, allocate the transaction price to the performance obligation and determine when to recognize revenue. Revenue is recognized upon transfer of control of promised products or services (i.e., performance obligations) to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for promised goods or services.
The Company earns staking rewards from the process by which holders of HYPE tokens lock or delegate their tokens to support the security, consensus and operations of the Hyperliquid network, in exchange for potential rewards and other benefits. A contract with enforceable rights and obligations exists when the Company delegates its tokens to the validator. The contract term is the length of each staking period. Staking rewards are recognized as revenue when the Company satisfies its performance obligations (i.e., providing our tokens to the validator in order to validate blocks or transactions as determined by the protocol) ratably over the contract term. Staking rewards for HYPE tokens are calculated on-chain,
where the annual reward rate is inversely proportional to the square root of the total HYPE tokens staked across the network. Staking rewards accrue every minute and are distributed daily to the Company. The HYPE tokens earned are non-cash
consideration and therefore measured at fair value at the inception of each contract.
The Company engages counterparties to stake its HYPE holdings that keep a percentage of any staking yield earned as a fee and pass on the remainder to HSI. Because the Company does not unilaterally control the validator, the Company is not the principal to the validation service. As such, the Company presents delegated staking rewards as revenue on a net basis, reflecting only the portion of protocol rewards to which it is entitled.
Derivatives
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC Topic 480, “
Distinguishing Liabilities from Equity”
(“ASC 480”) and ASC Topic 815, “
Derivatives and Hedging”
(“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. Warrants classified as equity instruments are initially recognized at fair value and are not subsequently remeasured. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss on the condensed consolidated statements of operations.
The Company accounts for the warrants issued to former Sonnet stockholders and the Advisor Warrants (defined below) as equity, except in certain limited circumstances where the holder has the right to receive cash in certain contingent situations. The fair value of any unexercised warrants where this contingent right exists is nominal.
Equity Facility
The Company’s Equity Facility (see Note 10, section “Equity Facility”) is considered an equity-linked contract and also a derivative accounted for under ASC 815. The fair values associated with the related asset and liability as of March 31, 2026 are nominal and the asset and liability are therefore not initially recorded at fair value or subsequently remeasured at fair value.
Treasury Stock
The Company accounts for treasury stock under the cost method in accordance with ASC
505-30,
“Equity: Treasury Stock”
. Under this method, the Company records the aggregate purchase price of treasury stock on the trade date at cost and includes treasury stock as a reduction to stockholders’ equity.
Recent Accounting Pronouncements Pending Adoption
In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU
No. 2023-09,
Income Taxes
(Topic 740): Improvements to Income Tax Disclosures, which requires incremental annual income tax disclosures. This amendment includes disclosures of specific categories in the rate reconciliation and additional information for reconciling items that meet a quantitative threshold; income taxes paid (net of refunds received) disaggregated by federal, state, and foreign taxes, and also disaggregated by individual jurisdictions that meet a quantitative threshold; income (or loss) from continuing operations before income tax expenses (or benefit) disaggregated between domestic and foreign; and income tax expense (or benefit) from continuing operations disaggregated by federal, state and foreign. As an emerging growth company electing to delay the adoption of new or revised accounting standards, the guidance is effective for annual periods beginning after December 15, 2025. Early adoption is permitted and should be applied prospectively (with retrospective application permitted). The Company is currently evaluating the impact that the adoption of ASU
2023-09
will have on its condensed consolidated financial statements.
In November 2024, the FASB issued ASU
No. 2024-03
, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures
(Subtopic
220-40):
Disaggregation of Income Statement Expenses
, which requires disclosure of specified information about certain costs and expenses (such as purchases of inventory, employee compensation, depreciation, and amortization) within the relevant expense captions presented on the face of the statements of operations. As an emerging growth company electing to delay the adoption of new or revised accounting standards, the guidance is effective for annual reporting periods beginning after December 15, 2027, and interim reporting periods within annual reporting periods beginning after December 15, 2028. Early adoption is permitted, and should be applied either prospectively or retrospectively. The Company is currently evaluating the impact that the adoption of ASU
2024-03
will have on its condensed consolidated financial statements.

Net Income (Loss) Per Common Share
The Company computes net income (loss) per share attributable to common stockholders under the two-class
method required for participating securities. The
two-class
method allocates earnings between common stockholders and holders of participating securities. The Company’s outstanding shares of Series A Preferred Stock (see—Note 10) are participating securities due to their rights to participate in dividends with common stock. The Series A Preferred Stock does not have a contractual obligation to share in the Company’s losses and is therefore excluded in the calculation of basic net loss per share during periods when the Company has a net loss.
The Company has one class of Common Stock. The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	For the Three Months Ended March 31, 2026	For the Nine Months Ended March 31, 2026
Basic and diluted net income (loss) per share:
Numerator
Net income (loss)	$152,510	$(165,351)
Less: Net income allocated to preferred stockholders	(26,920)	—

Net income (loss) attributable to common stockholders - basic and diluted	$125,590	$(165,351)

Denominator
Basic weighted-average shares outstanding	124,036,555	54,509,742
Dilutive effect of service based restricted stock units	7,901	—

Diluted weighted-average shares outstanding	124,044,456	54,509,742

Net Income (Loss) Per Share
Basic	$1.01	$(3.03)

Diluted	$1.01	$(3.03)

Basic net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding, plus the number of additional common shares that would have been outstanding if the common share equivalents had been issued (computed using the treasury stock or if converted method), if dilutive. Diluted net income (loss) per share is computed in the same manner as basic net income (loss) per share in periods when the Company incurs a net loss, because including the effects of potentially dilutive instruments would be antidilutive.
The impact from potential common shares of common stock on the diluted net income (loss) per share calculation are included when dilutive. Potential shares of common stock issuable upon the vesting of restricted stock units are computed using the treasury stock method.
The Company’s potentially dilutive securities, which were excluded from the computation of diluted net income (loss) per share because the exercise prices of the related warrants exceeded the average market price of the Company’s common stock during the period, were as follows:

	For the Three Months Ended March 31, 2026	For the Nine Months Ended March 31, 2026
Advisor Warrants	27,394,800	27,394,800
Warrants issued to former Sonnet stockholders	2,426,481	2,426,481

Total	29,821,281	29,821,281

NOTE 3. DIGITAL ASSETS
The Company’s digital assets are comprised primarily of HYPE tokens. The following tables present a reconciliation of the Company’s assets related to its digital assets from both a dollar value and tokens perspective:

	(In thousands)
	HYPE	USDC*	Total
Balance, June 30, 2025	$—	$—	$—
Purchases	—	—	—

Balance, September 30, 2025	—	—	—
Contributions of HYPE digital assets from Rorschach Contributions	580,466	—	580,466
Purchases	9,000	—	9,000
Unrealized loss	(93,200)	—	(93,200)
Loss on HYPE contribution commitment	(169,156)	—	(169,156)
Receipt of HYPE digital assets from staking activities	500	—	500

Balance, December 31, 2025	$327,610	$—	$327,610

Purchases	160,373	3,873	164,246
Sales	—	(3,373)	(3,373)
Unrealized gains	198,435	—	198,435
Receipt of HYPE digital assets from staking activities	2,626	—	2,626
Other receipts of HYPE digital assets	1	—	1

Balance, March 31, 2026	$689,045	$500	$689,545

	(HYPE tokens)	(USDC tokens*)
Balance, June 30, 2025	—	—
Purchases	—	—

Balance, September 30, 2025	—	—
Contributions of HYPE digital assets from Rorschach Contributions	12,517,592	—
Purchases	321,224	—
Receipt of HYPE digital assets from staking activities	18,717	—

Balance, December 31, 2025	12,857,533	—

Purchases	5,884,940	3,873,420
Sales	—	(3,373,420)
Receipt of HYPE digital assets from staking activities	83,832	—
Other receipts of HYPE digital assets	50	—

Balance, March 31, 2026	18,826,355	500,000

*
The tables above include all balances presented within the Company’s HYPE digital assets and digital assets line items on the condensed consolidated balance sheets, based on quoted prices on active exchanges. The table also includes a separate column reflecting transactions involving USDC, which is not presented as digital asset on the condensed consolidated balance sheets. This column has been included to provide additional transparency. USDC is classified within prepaid expenses and other current assets.

As of March 31, 2026, the Company held a nominal amount of Ethereum that is included within “other non-current
assets” on the condensed consolidated balance sheets.
HYPE Digital Assets
The following table sets forth the units held, cost basis, and fair value of HYPE digital assets held, as shown on the condensed consolidated balance sheets as of March 31, 2026:

	(In thousands)
	Units	Cost Basis	Fair Value
HYPE digital assets	18,826,355	$752,966	$689,045
Total	18,826,355	$752,966	$689,045

Cost basis is equal to the cost of the HYPE tokens, net of any transaction fees, if any, at the time of purchase or upon receipt. Fair value represents the quoted HYPE token prices within the Company’s principal market at the time of measurement (midnight UTC). The receipts of HYPE from native staking represent the rewards earned from staking.

NOTE 4. FAIR VALUE OF FINANCIAL INSTRUMENTS
The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis by level within the fair value hierarchy at March 31, 2026:

	(In thousands)
	Fair Value Measurement at March 31, 2026
Assets:	Total	Level 1	Level 2	Level 3
Money market funds1	$37,817	$37,817	$—	$—
Treasury funds1	65,211	65,211	—	—
USDC 2	500	500	—	—
HYPE digital assets	689,045	689,045	—	—

Total assets measured at fair value	$792,573	$792,573	$—	$—

1 - Included in cash and cash equivalents on the condensed consolidated balance sheets.
2 - Included in prepaids and other current assets on the condensed consolidated balance sheets.
The Company assesses the inputs used to measure fair value using the three-tier hierarchy based on the extent to which inputs used in measuring fair value are observable in the market. For investments where little or no public market exists, management’s determination of fair value is based on the best available information which may incorporate management’s own assumptions and involves a significant degree of judgment, taking into consideration various factors including earnings history, financial condition, recent sales prices of the issuer’s securities and liquidity risks.
HYPE digital assets are measured at fair value on a recurring basis using quoted prices in its principal market (Level 1 inputs). The Company has designated a principal market based on the market the Company has access to that has the greatest volume and level of orderly transactions for HYPE. The Company reassesses its principal market when facts and circumstances change, including but not limited to when new markets become accessible, or the volume/activity in the current principal market declines.
The Company’s equity method investment is accounted for under the equity method of accounting and initially recorded at fair value but is not subject to fair value measurement disclosures. As of March 31, 2026, the Company’s equity method investment included its investment in Guidant with a carrying value of approximately $3.0 million.
NOTE 5. REVERSE RECAPITALIZATION AND SONNET ACQUISITION
On July 11, 2025, Sonnet, the Company and its wholly-owned subsidiaries (Rorschach, Sonnet Merger Sub Inc., and Rorschach Merger Sub LLC), entered into the BCA, which provided for the Rorschach Merger and the Sonnet Merger. On December 2, 2025, the Closing of the transactions contemplated by the BCA was completed. Upon the Closing, each of Sonnet and Rorschach became wholly-owned subsidiaries of the Company.
Reverse Recapitalization
As described in Note 1, pursuant to the terms of the BCA Rorschach merged with Rorschach Merger Sub LLC, a wholly-owned subsidiary of HSI on the Closing Date. The Rorschach Merger was accounted for as a reverse recapitalization with Rorschach as the accounting acquirer. Prior to the Reverse Recapitalization, HSI did not have any material assets or liabilities. Pursuant to the terms of the BCA, (a) the equity holders of Rorschach immediately prior to the closing received, in the aggregate, that number of shares of Common Stock equal to one-fifth
of the aggregate amount of the cash and HYPE Tokens Value (as defined in the BCA) held by Rorschach immediately prior to the Closing, divided by $1.25 (except that one equity holder of Rorschach received, in lieu of a portion of the shares of Common Stock otherwise issuable to it, shares of the Company’s newly-designated Series A Preferred Stock), and (b) at the Closing the Company issued to Rorschach Advisors LLC (the “Advisor”) 7,761,860 shares of Common Stock (the “Advisor Shares”) and the Advisor Warrants.
Concurrently with the Closing and in connection with the Rorschach Merger and the Sonnet Merger, the Company received approximately $299.9 million in cash and approximately 12.5 million HYPE tokens from investors who had previously entered into contribution and subscription agreements with Rorschach or Sonnet, respectively. At Closing, such 12.5 million HYPE tokens were valued at $411.3 million, resulting in a unrealized loss of $169.2 million, which has been recorded by the Company on its condensed consolidated statements of operations as a component of “Loss on HYPE contribution commitment”.
Acquisition of Sonnet
Also pursuant to the terms of the BCA, at the Closing the Company acquired all the outstanding equity of Sonnet, as further discussed in Note 1. The acquisition of Sonnet was accounted for as an asset acquisition because the fair value of the assets acquired were concentrated in a single asset (i.e., in-process
research and development).
At the effective time of the acquisition of Sonnet (the “Effective Time”):
(i)Each share of Sonnet common stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Sonnet common stock issued to the subscribers in the Closing PIPE) was canceled and converted into the right to receive one-fifth
of one share of Common Stock and one Contingent Value Right (a “CVR”) (together, the “Per Share Merger Consideration”)(ii)Each Sonnet vested restricted stock unit (the “Sonnet Vested RSU”) outstanding immediately prior to the Effective Time was canceled and converted into the right to receive the Per Share Merger Consideration;(iii)Each Sonnet in-the-money
warrant outstanding immediately prior to the Effective Time was canceled and converted into the right to receive, for each share of Company Common Stock the holder of such Sonnet in-the-money
warrant would have received had such Sonnet
in-the-money
warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration;(iv)Each Sonnet
out-of-the-money
warrant outstanding and unexercised immediately prior to the Effective Time (a) ceased to represent a Sonnet out-of-the-money
warrant in respect of shares of Sonnet Common Stock and was assumed by the Company and automatically converted into a warrant to acquire the same number of shares of Common Stock, subject to the same terms and conditions as were applicable to the applicable Sonnet out-of-the-money
warrant immediately prior to the Effective Time, with the right to receive, for each share of Sonnet Common Stock the holder of such Sonnet out-of-the-money
warrant would have received had such Sonnet
out-of-the-money
warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitled the holder of such Sonnet out-of-the-money
warrant to such other consideration that such holder was entitled to receive pursuant to the terms of such holder’s out-of-the-money
warrant; and(v)All shares of Sonnet Common Stock held in the treasury of Sonnet were canceled without any conversion thereof and no payment or distribution was or will be made with respect thereto.
The total cost of the acquisition of Sonnet is $44.8 million, which is comprised of the issuance of 3,680,346 shares representing $17.8 million of fair value of Common Stock of the Company issued, the issuance of 2,400,000 Common Stock warrants representing $12.5 million of the fair value of the warrants, $5.3 million of cash obligation to settle former Sonnet warrants and $9.3 million of allocated transaction expenses.

The total cost of the acquisition of Sonnet and the allocation to the assets acquired and liabilities assumed are summarized in the following table (in thousands):

Assets Acquired and Liabilities Assumed
Cash	$10,347
Assembled workforce	800
In-process research and development	35,605
Other assets	1,788
Accounts payable	(2,707)
Accrued expenses and other current liabilities	(999)

Total net assets acquired	$44,834

Cost of the Acquisition
Fair value of HSI Common stock issued	17,771
Fair value of HSI Warrants issued	12,478
Cash to settle outstanding Sonnet warrants	5,261

Total consideration paid to Sonnet	35,510
Transaction costs	9,324

Total cost of the acquisition	$44,834

The value attributed to
in-process
research and development intangible asset was expensed during the period ended March 31, 2026 as a component of “
IPR&D
write-off
from Sonnet acquisition
” included as part of Operating Income (Expense) on the Company’s condensed consolidated statements of operations, as it was determined to have no alternative future use at the time of the acquisition.
Disposition of Certain Sonnet Assets
As described in Note 1, on March 31, 2026, the Company entered into an APA with Guidant and consummated the transactions contemplated by the APA. In connection with the APA, the Company transferred $1.325 million in cash, various developmental assets and patents related to Sonnet’s tumor delivery platforms, certain employees and Sonnet’s Australian subsidiary to Guidant and provided a deferred purchase price of $1.0 million subsequent to the execution of the APA, which is included within “other current liabilities” as of March 31, 2026 on the Company’s condensed consolidated balance sheets. In exchange, the Company received a 40% common stock interest in Guidant. In connection with the APA, the Company engaged Guidant under a transaction services agreement (the “TSA”) to provide services to the Company for fees of $0.175 million, paid at closing of the APA. As a result of the APA, the Company accounted for its investment in Guidant as an equity method investment as of March 31, 2026 and derecognized the intangible asset for the assembled workforce, which was included in the equity method investment.
NOTE 6. SEGMENT INFORMATION
The Company’s CODM has been identified as the
Chief Executive Officer
, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.
When evaluating the Company’s primary measure of performance and making key decisions regarding resource allocation, the CODM reviews these items in the manner presented in the statements of operations, while the net income (loss) of the Company is used as the key metric for measuring performance.
NOTE 7. CONTINGENT VALUE RIGHTS
Pursuant to the BCA, at the Closing, the Company entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with Continental Stock Transfer & Trust Company, as rights agent (“Rights Agent”), pursuant to which holders of shares of Sonnet common stock, excluding the shares of Sonnet common stock issued pursuant to the Closing PIPE, and in-the-money
warrants, in each case, as of immediately prior to the Effective Time, received one CVR for each then-outstanding share of Sonnet Common Stock held by such stockholder (or, in the case of the Sonnet in-the-money
warrants, each share of Sonnet common stock for which such
in-the-money
warrants was exercisable into as of such date). The CVR Payment (as defined in the CVR Agreement) will be payable upon the receipt of cash proceeds from a sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) (or a series of transactions) and/or winding down of, or other disposition(s) of any the Company Legacy Assets (as defined in the CVR Agreement) (a “Company Legacy Transaction”) during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “CVR Term”). The shares of Common Stock issuable in connection with the CVR Payment (the “CVR Shares”) are subject to certain deductions pursuant to the terms of the CVR Agreement.
The Company concluded that the CVR Shares are liability classified as the criterion within ASC 815 are not met. As of the Closing, the Company concluded that the estimated fair value related to the CVR Shares is nominal as the probability of the occurrence of a Company Legacy Transaction is remote. During the CVR Term, the Company will monitor this outstanding liability and adjust the amount recorded to fair value when there is a change in the fair value.
NOTE 8. RELATED PARTIES
In the normal course of business, certain expenses of the Company may be paid by, and then reimbursed to an affiliate of the Company. As of March 31, 2026, the Company had a nominal outstanding balance due to the affiliate. The amount is included in “other current liabilities” on the Company’s condensed consolidated balance sheets. These expenses include but are not limited to legal, travel, and other expenses.
As of March 31, 2026, the Company had a receivable of approximately $0.8 million from Guidant which is included within “receivable from related party” on the Company’s condensed consolidated balance sheets. Additionally, as noted in footnotes 1, 2 and 5, the Company provided a deferred purchase price of $1.0 million, payable subsequent to the execution of the APA, which is included within “other current liabilities” as of March 31, 2026 on the Company’s condensed consolidated balance sheets
Advisor Rights and Strategic Advisor Agreement
Pursuant to the BCA, on the Closing Date, the Company and the Advisor, an affiliate, entered into an Advisor Rights Agreement (the “Advisor Rights Agreement”) and a Strategic Advisor Agreement (the “Advisory Agreement”), and the Company issued to the Advisor Common Stock and three warrants (each, an “Advisor Warrant”). The fair value of the Common Stock issued to the Advisor was approximately $48.9 million. The Advisor Warrants had a cumulative fair value of $134.7 million, calculated using a

Black Scholes option pricing model with the following key inputs: (1) volatility of the HYPE token of 123%; (2) risk free rate of 3.66%; (3) expected term of 5.0 years; (4) an annual dividend rate of 0% and (5) stock price of $6.30. The total value of the equity issued to the Advisor of $183.6 million was allocated between the cost of issuance of Common Stock pursuant to the Closing PIPE and the Contributions (defined below), of which $178.3 million is recognized in additional paid-in
capital and the acquisition of Sonnet, of which $5.3 million is recognized as a cost of the acquisition, based on the number of shares and warrants issued in the transactions contemplated by the BCA.
Pursuant to the Advisor Rights Agreement, among other things, for so long as the Advisor and its affiliates continue to own at least 10% of the total number of shares of the Company’s Common Stock held by the Advisor as of immediately following the Closing (the “Minimum Holding Condition”), the Advisor will have the right to nominate a number of persons (the “Advisor Directors”) to the Company’s board of directors (the “Board”) equal to the result of (rounded up to the nearest whole number) (a) the percentage determined by dividing (i) the number of shares of Common Stock beneficially owned by the Advisor (together with its affiliates) (on an
“as-converted
”and “as exercised” basis and without applying any “blocker” provisions limiting the exercise or conversion of any securities held by any such person) by (ii) the total number of shares of Common Stock then outstanding (on an
“as-converted”
and “as exercised” basis), multiplied by (b) the then current size of the Board (counting, for purposes of such determination, all vacancies as filled), but in any event at least one director, who shall be the Chairman of the Board. In addition, for so long as the Minimum Holding Condition is satisfied, the Company will take all necessary action to cause the Board to be comprised of at least five directors, including the Advisor Directors, and to consist of the requisite number of directors meeting the independence requirements of the Nasdaq Stock Market (or other securities exchange on which the Common Stock is then listed). The Advisor Rights Agreement also provides the Advisor with certain information rights, and subjects the Advisor Shares and Advisor Warrants (and underlying shares of Common Stock) to lock-up
restrictions applicable, subject to certain exceptions, for a period ending on the earlier of (x) the first anniversary of the Closing Date, (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, or (z) with respect to any securities subject to the lock-up,
the date on which the last sale price of the Common Stock equals or exceeds an amount per share of Common Stock equal to 150% of the price (or deemed price) for which the Advisor acquired such securities.
Pursuant to the Advisory Agreement, the Advisor has agreed to use commercially reasonable efforts to provide to the Company certain technical advisory services related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding digital assets treasury operations for a term of five years (subject to earlier termination under certain circumstances). The Advisory Agreement provides that, unless otherwise agreed by Advisor and subject in all respects to applicable law, in the event that the Company raises equity or equity-linked financing during the term, the Advisor will be entitled to receive grants of equity in the form of (a) shares of Common Stock equal to 5% of the number of shares of Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of Common Stock equal to 15% of the number of shares of Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by the Company and the Advisor. The Advisor shall also be entitled to receive such additional compensation, if any, as may be approved by the Board.
Each Advisor Warrant is exercisable to purchase an aggregate of 9,131,600 shares of Common Stock for a period of five years following the Closing Date. The three Advisor Warrants have per share exercise prices equal to $9.375, $12.50 and $18.75, respectively (in each case subject to adjustment for stock splits, share dividends and other similar events).
NOTE 9. COMMITMENTS AND CONTINGENCIES
Litigation Matters
From time to time, the Company is a party to various lawsuits, claims, and other legal proceedings that arise in the ordinary course of its business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.
Advisor Registration Rights Agreement
Pursuant to the BCA, on the Closing Date the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Advisor and certain investors in Rorschach, pursuant to which, among other things, the Company agreed to provide such holders with customary registration rights with respect to the shares of the Company’s Common Stock owned by such holders following the Closing.
Sonnet Transaction
In connection with the Company’s acquisition of Sonnet, holders of certain Sonnet warrants had the right to optionally cash settle their outstanding warrants upon the occurrence of a change in control based on a predefined calculation in the applicable warrant agreement. From the Closing Date, the former Sonnet holders had 30 days post-close to exercise this cash settlement option based on calculation(s) detailed in the underlying agreements. As of the Closing, the Company expected that the applicable former Sonnet warrant holders would exercise this option and that the Company would be required to settle the warrants for approximately $5.3 million. For purposes of the fair value of the consideration paid as part of the asset acquisition, HSI has calculated the fair value of the expected cash settlement amount at approximately $5.3 million. HSI has reflected this expected cash payment as part of the consideration paid.
From the Closing Date through March 31, 2026, the Company paid approximately $4.7 million to former Sonnet holders related to exercises of the cash settlement option, and as of March 31, 2026, the remaining expected cash settlement amount of approximately $0.6 million is included on the Company’s condensed consolidated balance sheets as a part of “Other current liabilities.”
NOTE 10. STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION
On the Closing Date, the Company adopted an amended and restated certificate of incorporation, which became effective upon the filing thereof with the Secretary of State of the State of Delaware (the “Restated Charter”), and amended and restated bylaws (the “Restated Bylaws”). Among other things, the Restated Charter increased the authorized capital stock of the Company to consist of 2,000,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”) and 100,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).
Also on the Closing Date, the Board adopted and the Company filed with the Secretary of State of the State of Delaware a certificate of designation (the “Certificate of Designation”) designating the rights, preferences and limitations of the Series A Preferred Stock. Up to 200,000 shares were designated Series A Preferred Stock, with each share of Series A Preferred Stock having a stated value equal to $1,000 (the “Stated Value”). Each share of Series A Preferred Stock is convertible, at the option of the holder, into that number of shares of Common Stock determined by dividing the Stated Value by $6.25 (the “Conversion Price”). The Conversion Price may be adjusted pursuant to the Certificate of Designations for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of a Fundamental Transaction (as defined in the Certificate of Designation). A holder of Series A Preferred Stock will not have the right to convert any portion of its Series A Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.
The shares of Series A Preferred Stock are not redeemable and are classified within permanent equity. Shares of Series A Preferred Stock are not entitled to receive dividends, except that if dividends are paid on the Common Stock then the Company would be required to pay a dividend on the Series A Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted
basis. The Series A Preferred Stock has no voting rights, except as required by the Restated Charter, applicable law and with respect to any vote to approve a Fundamental Transaction (in which case each holder of Series A Preferred Stock would be entitled to a number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Series A Preferred Stock were convertible).
Upon any liquidation, dissolution or
winding-up
of the Company, whether voluntary or involuntary, the then holders of the Series A Preferred Stock would be entitled to participate with the holders of Common Stock then outstanding, pro rata as a single class on an as-converted
basis.
Stock-Based Compensation
Effective as of the Closing Date, the stockholders of Sonnet approved the Hyperliquid Strategies Inc 2025 Equity Incentive Plan (the “2025 Equity Incentive Plan”), and the 2025 Equity Incentive Plan became effective. The 2025 Equity Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards, and other stock-based awards, as well as the grant of dividend equivalents. Employees, directors and independent contractors of the Company and its subsidiaries are all eligible to participate in the 2025 Equity Incentive Plan, provided that incentive stock options may only be granted to employees. A total of 6,351,278 shares of Common Stock are reserved for awards under the 2025 Equity Incentive Plan.
Restricted Stock Units
The Company records stock-based compensation expense related to restricted stock units (“RSUs”). For the three and nine months ended March 31, 2026, the Company recorded stock-based compensation expense allocated as follows (in thousands):

	For the Three Months Ended March 31, 2026	For the Nine Months Ended March 31, 2026
Selling, general and administrative and research and development expenses	$186	$186

Total	$186	$186

A summary of the restricted stock units (“RSUs”) activity during the nine months ended March 31, 2026 is presented below:

	Number of RSUs	Weighted Average Grant Date Price
RSUs June 30, 2025	—	—
Granted	326,312	$4.89
Vested	—	—
Forfeited	—	—

RSUs undelivered March 31, 2026	326,312	$4.89

The weighted average grant date fair value of common share-settled restricted stock units during the three and nine months ended March 31, 2026 was $4.89, based on the fair value of the Company’s common stock. As of March 31, 2026, there was approximately $1.4 million of total unrecognized share-based compensation expense related to unvested RSUs, which the Company expects to recognize over a weighted average vesting period of approximately 1.7 years.
Equity Facility
On October 22, 2025, the Company entered into an agreement (the “Purchase Agreement”) with Chardan Capital Markets LLC (“Chardan”) for Chardan to purchase up to $1.0 billion of shares of the Company’s Common Stock (the “Equity Facility”). The Company engaged LifeSci Capital, LLC as a qualified independent underwriter in connection with the Purchase Agreement. Pursuant to and upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement, beginning on the later of the Closing Date and the date the registration statement registering the resale of such shares is effective (the “Commencement Date”), the Company has the right from time to time at the Company’s option to direct Chardan to purchase up to $1.0 billion of shares of Common Stock. Sales of the Company’s Common Stock to Chardan under the Purchase Agreement, and the timing of any sales, will be determined by the Company from time to time in the Company’s sole discretion. Per the requirements of the Purchase Agreement, the Company paid total fees of $0.0 million and $0.3 million to Chardan for the three and nine months ended March 31, 2026, respectively. Additional commitment fees will be required depending on the amount of shares sold by the Company including $0.3 million payable once the Company has received an aggregate of $25.0 million in proceeds from sales of Common Stock under the Purchase Agreement and $0.6 million payable once the Company has received an aggregate of $50.0 million proceeds from sales of Common Stock under the Purchase Agreement. As of March 31, 2026, 252,600 shares of common stock have been issued under the Equity Facility for gross proceeds of $1.5 million.
PIPE Financing and HYPE Contributions
Concurrently with the execution of the BCA, (i) certain accredited investors entered into subscription agreements with Sonnet and the Company, pursuant to which Sonnet agreed to issue, and the subscribers agreed to purchase, immediately prior to the Closing, shares of Sonnet common stock which would immediately be converted into shares of the Company, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act (the “Closing PIPE”) and (ii) certain accredited investors entered into contribution agreements with Rorschach, pursuant to which such investors agreed to contribute HYPE tokens and/or cash to Rorschach immediately prior to the Closing (the “Contributions”), resulting in the investors that provided both the Closing PIPE and the Contributions receiving equity in the Company at the Closing. The gross proceeds received from the Closing PIPE and the Contributions consisted of $299.9 million of cash and 12,517,592 HYPE tokens valued at $580.5 million, based on the fair value of the shares issued for the tokens, for an aggregate fair value of $880.4 million, before deducting the allocated transaction costs. The shares of Sonnet common stock and membership interests in Rorschach issued pursuant to the Closing PIPE and the Contributions, respectively, were converted into shares of Common Stock at the Closing.
At the Closing, one investor received approximately 166,173 shares of HSI series A Preferred Stock instead of shares of HSI Common Stock. In total, 123,354,259 shares of HSI Common Stock and 166,173 shares of HSI series A Preferred Stock were issued in exchange for the gross proceeds of the Closing PIPE and the Contributions. The gross proceeds amount of $880.4 million was recorded to Common Stock and Series A Preferred Stock based on the respective par values with the excess of the gross proceeds above par values recorded to additional paid-in
capital. Additional
paid-in
capital was reduced for the impact of cash paid for transaction costs of $2.3 million related to the PIPE financing. Additionally, as noted in Note 5, at Closing, such 12.5 million HYPE tokens were valued at $411.3 million, resulting in a loss on commitment of $169.2 million recognized by the Company on the HYPE tokens.
Stock Repurchase Program
On December 8, 2025, the Company announced that the Board had authorized a stock repurchase program of up to $30 million of the Company’s outstanding Common Stock that will be in place for up to 12 months. Through March 31, 2026, a total of 3,067,097 shares of Common Stock were repurchased by the Company for a total of approximately $10.6 million.
Warrants
A summary of the warrant activity during the nine months ended March 31, 2026 is presented below:

Number of Warrants
Outstanding as of June 30, 2025	—
Issued	30,203,376
Exercised	(382,095)

Outstanding as of March 31, 2026	29,821,281
The following table presents information related to warrants as of March 31, 2026:

Exercise Price	Outstanding Number of Warrants	Weighted Average Remaining Life in Years
$9.38	9,131,600	4.7
$12.50	9,131,600	4.7
$18.75	9,131,600	4.7
$6.25	2,400,001	4.3
Various (> $47.00)	26,480	Various

	29,821,281

NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.
Subsequent to March 31, 2026, the Company received approximately $64.6 million in net proceeds from the sale of 10,381,000 shares of its common stock pursuant to the Equity Facility that was predominantly used to purchase HYPE tokens.

Report of Independent Registered Public Accounting Firm

To the Members and Board of Directors of

Rorschach I LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Rorschach I LLC (the “Company”) as of June 30, 2025, the related statements of operations, changes in member’s deficit and cash flows for the period from June 13, 2025 (inception) through June 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and the results of its operations and its cash flows for the period from June 13, 2025 (inception) through June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAS P.C.

We have served as the Company’s auditor since 2025. Philadelphia, PA August 1, 2025

RORSCHACH I LLC

BALANCE SHEET

June 30, 2025

Liabilities and Member’s Deficit
Accounts payable and accrued expenses	$596,667

Total Current Liabilities and Total Liabilities	596,667

Commitments and Contingencies
Member’s Deficit:
Member’s deficit	(596,667)

Total Member’s Deficit	(596,667)

Total Liabilities and Member’s Deficit	$—

The accompanying notes are an integral part of these financial statements.

RORSCHACH I LLC

STATEMENT OF OPERATIONS

For the period from June 13, 2025 (inception) through June 30, 2025

Formation and operating costs	$(596,667)

Loss from operations and loss before provision for income taxes	(596,667)

Provision for income taxes	—

Net loss	$(596,667)

The accompanying notes are an integral part of these financial statements.

RORSCHACH I LLC

STATEMENT OF CHANGES IN MEMBER’S DEFICIT

For the period from June 13, 2025 (inception) through June 30, 2025

	Additional Paid-In Capital	Member’s Accumulated Deficit	Total Member’s Deficit
Balance as of June 13, 2025 (inception)	$—	$—	$—

Net loss	—	(596,667)	(596,667)

Balance as of June 30, 2025	$—	$(596,667)	$(596,667)

The accompanying notes are an integral part of these financial statements.

RORSCHACH I LLC

STATEMENT OF CASH FLOWS

For the period from June 13, 2025 (inception) through June 30, 2025

Cash flows from operating activities:
Net loss	$(596,667)
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	596,667

Net cash flows from operating activities	—

Net change in cash	—
Cash, June 13, 2025 (inception)	—

Cash, June 30, 2025	$—

The accompanying notes are an integral part of these financial statements.

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY

Organization and General

Rorschach I LLC (the “Company”) is a shell company incorporated on June 13, 2025, as a Delaware corporation. The Company was formed for the purpose of receiving contributions of cash and HYPE Tokens in coordination with the terms of a proposed Merger (See Note 4).

As of June 30, 2025, the Company had not commenced any operations. All activity from June 13, 2025 (inception) through June 30, 2025, relates to the Company’s formation and completion of the proposed Merger (See Note 4). The Company will not generate any operating revenues until after the completion of the proposed Merger, at the earliest.

Liquidity and Going Concern Considerations

As of June 30, 2025, the Company had no cash available for working capital purposes. The Company currently has insufficient funds to pay its liabilities, absent any additional funding, while obtaining such funding is uncertain.

On July 11, 2025, the Company, Sonnet BioTherapeutics Holdings, Inc. (“Sonnet”), Hyperliquid Strategies Inc, a Delaware corporation (“Pubco”), TBS Merger Sub Inc, a Delaware corporation and wholly owned subsidiary of Pubco (“Sonnet Merger Sub”) and Rorschach Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Pubco (“Rorschach Merger Sub”), entered into a Business Combination Agreement (the “Transaction Agreement”) pursuant to which, subject to the terms and conditions contained in the Transaction Agreement, (i) Rorschach Merger Sub will merge with and into the Company, with the Company surviving the Rorschach Merger as a direct wholly owned subsidiary of Hyperliquid Strategies Inc and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub will merge with and into Sonnet (the “Sonnet Merger” and, together with the Rorschach Merger, the “Mergers”), with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of Pubco.

The Company may have insufficient funds available to operate our business prior to completing the Mergers. Moreover, the Company may need to obtain additional financing to complete the Mergers. In addition, following the Mergers, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

The Company has until July 11, 2026 (the “Outside Date”), provided that the Outside Date may be extended by either party for up to 60 days in the event that the SEC has not declared effective a registration statement by the date which is 60 days prior to the Outside Date, or by Sonnet or the Company if the requisite stockholder approval shall fail to have been obtained. Upon termination of the Transaction Agreement under specified circumstances, Sonnet may be required to pay the Company a termination fee of $2.5 million (the “Termination Fee”) or up to $1 million to reimburse the Company for any expenses incurred in connection with the transaction Agreement and the transactions contemplated thereby (the “Expense Reimbursement”). In no event will Sonnet be required to pay both the Termination Fee and the Expense Reimbursement. Although the Company intends to consummate the Mergers on or before July 11, 2026, it is uncertain whether the Company will be able to consummate the Mergers by this time. In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, “Presentation of Financial Statements – Going Concern”, Management has determined that should the Mergers not occur and any potential subsequent dissolution, as well as the potential for the Company to have insufficient funds available to operate its business prior to completing the Mergers, raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts and classification of assets or liabilities should the Company liquidate after July 11, 2026.

Risks and Uncertainties

The continuing military conflict between the Russian Federation and Ukraine, the military actions between Hamas and Israel and the risk of escalations of other military conflicts have created and are expected to create global economic consequences. The specific impact on the Company’s financial condition, results of operations, cash flows and completion of the Mergers is not determinable as of the date of these financial statements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying balance sheet is presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company initially adopted ASU 2023-07 in its financial statements for the period from June 13, 2025 (inception) through June 30, 2025 (see Note 3).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

As a limited liability company, the tax consequences of the Company’s operations all pass through to the members. Accordingly, the Company’s financial statements do not include a provision for income taxes.

GAAP requires management to evaluate tax positions taken by the Company and recognize a tax liability (or asset) if the Company has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. Management has analyzed the tax positions taken by the Company and has concluded that as of June 30 2025, there were no uncertain tax positions taken or expected to be taken that would require recognition of a liability or asset or disclosure in the Company’s financial statements. The Company has recognized no interest or penalties related to uncertain tax positions. The Company is subject to routine audits by taxing jurisdictions since inception; however, there are currently no audits for any tax periods in progress.

NOTE 3. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company is a shell company formed for the purpose of receiving contributions of cash and HYPE Tokens in coordination with the terms of the Mergers. As of June 30, 2025, the Company had not commenced any operations. The Company will not generate any operating revenues until after the completion of the Mergers, at the earliest.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment. The CODM does not review assets in evaluating the results of the Company, and therefore, such information is not presented.

When evaluating the Company’s primary measure of performance and making key decisions regarding resource allocation, the CODM reviews in the manner presented in the statement of operations. Formation and operating costs from June 13, 2025 (inception) through June 30, 2025, relates to the Company’s formation and completion of the proposed Merger.

NOTE 4. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Sonnet BioTherapeutics Holdings, Inc. Business Combination Agreement

On July 11, 2025, Sonnet, the Company, Pubco, Sonnet Merger Sub, and Rorschach Merger Sub, entered into the Transaction Agreement pursuant to which, subject to the terms and conditions contained in the Transaction Agreement, (i) Rorschach Merger Sub will merge with and into the Company with the Company surviving the Rorschach Merger as a direct wholly owned subsidiary of Pubco and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub will merge with and into Sonnet, with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of Pubco.

Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Mergers (the “Effective Time”),

(i)

each share of non-dissenting Company Common Stock, issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive (a) one share of Pubco Common Stock, and (b) one contractual contingent value right (a “CVR”) representing the right to receive Pubco Common Stock on the terms and subject to the conditions set forth in the CVR Agreement (as defined below) (together, the “Per Share Merger Consideration”),

(ii)

each Sonnet unvested RSA outstanding immediately prior to the Effective Time, together with the award agreement representing each such Company Unvested RSA, shall be assumed by Pubco and be converted into the right to receive (a) one restricted share of Pubco Common Stock, subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Unvested RSA immediately prior to the Effective Time and (b) one CVR,

(iii)	each Sonnet vested RSU outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the Per Share Merger Consideration,

(iv)

each Sonnet unvested RSU issued and outstanding immediately prior to the Effective Time shall be assumed by Pubco and converted into a restricted share unit representing the right to receive (a) one share of Pubco Common Stock, having the same terms and conditions as the Sonnet Unvested RSUs, including the applicable vesting and issuance schedule as in effect on the date of the Transaction Agreement and (b) one CVR,

(v)

each Sonnet in-the-money warrant outstanding immediately prior to the Effective Time shall be (a) canceled and converted into the right to receive, for each share of Company Common Stock the holder of such Sonnet in-the-money warrant would have received had such Sonnet in-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the per share merger consideration or (b) entitle the holder of such Sonnet in-the-money warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Sonnet in-the-money warrant,

(vi)

each Sonnet out-of-the-money warrant outstanding and unexercised immediately prior to the Effective Time shall (a) cease to represent a Sonnet out-of-the-money warrant in respect of shares of Company Common Stock and shall be assumed by Pubco and automatically converted into a warrant to acquire the same number of shares of Pubco Common Stock, subject to the same terms and conditions as were applicable to the applicable Sonnet out-of-the-money warrant immediately prior to the Effective Time, with the right to receive, for each share of Company Common Stock the holder of such Sonnet out-of-the-money warrant would have received had such Sonnet out-of-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitle the holder of such Sonnet out-of-the-money warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s out-of-the-money warrant, and

(vii)	all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

Pursuant to the Transaction Agreement, at or prior to the closing of the Mergers (the “Closing” and the date on which the Closing occurs, the “Closing Date”), certain investors shall enter into contribution agreements (the “Contribution Agreements”) with the Company to contribute at least $200.0 million in HYPE Tokens Value (as defined in the Transaction Agreement), and certain investors may contribute cash to the Company (collectively, the “Contribution”). Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Rorschach Merger, the equity holders of the Company immediately prior to the Closing will receive, in the aggregate, that number of shares of Pubco Common Stock equal to the aggregate amount of the Contribution divided by $1.25. In addition, pursuant to the Subscription Agreements (as defined below), certain investors have agreed to purchase, immediately prior to the Closing, shares of Company Common Stock at a purchase price of $1.25 per share, which shares of Company Common Stock will convert into shares of Pubco Common Stock on a one-for-one basis at the effective time of the Sonnet Merger. Pursuant to the terms of the Transaction Agreement, the amount of cash proceeds to Sonnet at the Closing from the Subscription Agreements, the Contribution Agreements and the Initial PIPE Offering (as defined below) must equal at least $50 million. Concurrently with the signing of the Transaction Agreement, the Company received commitments from investors to contribute $305 million in cash and 12.6 million of HYPE tokens. Of these commitments, affiliates of the Company committed $41 million of cash and 46,500 of HYPE tokens.

Also pursuant to the terms of the Transaction Agreement, at the Closing Pubco shall issue to the Advisor (as defined below) (i) that number of shares of Pubco Common Stock equal to 5% of the shares of Pubco Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Effective Time and (ii) warrants to purchase a number of shares of Pubco Common Stock equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of Pubco Common Stock immediately after Closing. The Advisor Warrants will be exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $1.875, (ii) for one-third of the Advisor Warrants, $2.50 and (iii) for one-third of the Advisor Warrants, $3.75.

The Closing is subject to certain closing conditions, including, among other things, (i) the completion of the Contribution, (ii) obtaining the Sonnet required stockholder approval, (ii) adoption and approval of the Transaction Agreement and the transactions contemplated thereby by the requisite equity holders of the Rorschach Parties, including Pubco requisite approval, (iii) the effectiveness of a registration statement and (iv) the listing of the Pubco Common Stock issuable in connection with the Mergers on Nasdaq. Each party’s obligation to consummate the Mergers is also subject to other specified customary conditions, including regarding the accuracy of the representations and warranties of the other party, subject to the applicable materiality standard, and the performance in all material respects by the other party of its obligations under the Transaction Agreement required to be performed on or prior to the Closing Date

The Transaction Agreement contains certain termination rights for both the Company and Sonnet. Upon termination of the Transaction Agreement under specified circumstances, Sonnet may be required to pay the Company a termination fee of $2.5 million (the “Termination Fee”) or up to $1 million to reimburse the Company for any expenses incurred in connection with the Transaction Agreement and the transactions contemplated thereby (the “Expense Reimbursement”). In no event will Sonnet be required to pay both the Termination Fee and the Expense Reimbursement.

Chardan acted as the SONN’s and Rorschach’s exclusive advisor with respect to the Closing PIPE and is entitled to receive a fee, payable in cash or equity at Chardan’s option, equal to 7.0% of the aggregate gross proceeds raised in connection with the Closing PIPE.

Acquisition of Hyperliquid Strategies Inc

On July 2, 2025, the Company acquired all of the issued and outstanding stock in Hyperliquid Strategies Inc for no consideration.

Up to 35,156,660 Shares of Common Stock

Hyperliquid Strategies Inc

PROSPECTUS

[   ], 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the securities being registered hereby.

Expense	Estimated Amount
SEC registration fee		$33,646
FINRA filing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Financial Printing and Miscellaneous expenses		*
Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.	Indemnification of Directors and Officers

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The DGCL provides that Section 145 of the DGCL is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company Charter contains provisions that provide for the indemnification of officers and directors to the fullest extent as is permitted by the DGCL, as may be amended from time to time.

Section 102(b)(7) of the DGCL, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company Charter contains a provision for such limitation of liability to the fullest extent permitted by the DGCL, as may be amended from time to time.

In addition, the Company has entered into Indemnification Agreements with most of the Company’s directors and executive officers (and the Company intends to enter an Indemnification Agreement with the remaining directors and executive officers in the near future). The Indemnification Agreement provides each Indemnitee with contractual indemnification, hold harmless, exoneration, and expense advancement rights, and are in addition to the indemnification and related provisions contained in the Company’s amended and restated certificate of incorporation. Among other things, the Indemnification Agreements require the Company to indemnify the applicable director or officer to the fullest extent permitted under applicable law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15.	Recent Sales of Unregistered Securities.

The following list sets forth information as to all Company securities sold in the last three years which were not registered under the Securities Act.

Advisor Shares and Advisor Warrants

The Company issued to the Advisor (i) 7,761,860 Advisor Shares, which was equal to 5% of the shares of Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Company Merger Effective Time and (ii) 27,394,800 Advisor Warrants to purchase 27,394,800 shares of Common Stock, which was equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of Common Stock immediately after Closing. The Advisor Warrants are exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $9.375, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75.

The Company issued the Advisor Shares and Advisor Warrants to the Advisor at the Closing in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated under Regulation D of the Securities Act.

Series A Preferred Stock

At the Closing, in connection with the Contributions, the Company issued 166,173 shares of Series A Preferred Stock to Paradigm Fund LP.

Pursuant to the Certificate of Designation, the Company designated up to 200,000 shares of the Company preferred stock as the Company Series A Preferred Stock, with each share of the Company Series A Preferred Stock having a Stated Value equal to $1,000. Each share of the Company Series A Preferred Stock will be convertible, at the option of the holder, into that number of shares of the Company Common Stock at a Conversion Price of by $6.25. The Conversion Price may be adjusted pursuant to the Certificate of Designation for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of certain fundamental transaction described in the Certificate of Designation. A holder of the Company Series A Preferred Stock will not have the right to convert any portion of its Company Series A Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of the Company Common Stock outstanding immediately after giving effect to such conversion.

The shares of the Company Series A Preferred Stock are not redeemable by the Company and not entitled to receive dividends, except that if dividends are paid on the Company Common Stock then the Company would be required to pay a dividend on the Company Series A Preferred Stock on a pro rata basis with the Company Common Stock determined on an as-converted basis. The Company Series A Preferred Stock has no voting rights, except as required by the Company Charter, applicable law and with respect to any vote to approve a fundamental transaction (in which case each holder of the Company Series A Preferred Stock would be entitled to a number of votes equal to the number of whole shares of the Company Common Stock into which such holder’s shares of the Company Series A Preferred Stock were convertible).

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the then holders of the Company Series A Preferred Stock would be entitled to participate with the holders of the Company Common Stock then outstanding, pro rata as a single class on an as-converted basis.

The Committed Equity Facility

On October 22, 2025, the Company entered into the Purchase Agreement with Chardan establishing the Equity Facility. Pursuant to the Purchase Agreement, beginning on the Commencement Date, the Company has the right from time to time at its option, to sell to Chardan up to $1.0 billion in aggregate gross purchase price of shares of Common Stock. As of March 31, 2026, 252,600 shares of common stock have been issued under the Equity Facility for gross proceeds of $1.5 million.

The Company issued the shares of Common Stock to Chardan in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated under Regulation D of the Securities Act.

Issuer Purchases of Equity Securities

The following table summarizes the purchases of our common stock made by us during the three months ended March 31, 2026:

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs (1)
1/1/26 – 1/31/26	125,540	$3.49	125,540	$19,518,580
2/1/26 – 2/28/26	—	—	—	$19,518,580
3/1/26 – 3/31/26	—	—	—	$19,518,580

(1)

On December 5, 2025, the Board authorized a share repurchase program (the “Repurchase Program”) under which the Company may repurchase up to $30 million of its Common Stock over a twelve-month period commencing December 5, 2025. Under the Repurchase Program, shares of Common Stock may be repurchased from time to time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with federal securities laws. The actual timing, number and value of shares repurchased under the Repurchase Program will be determined by management at its discretion and will depend on a number of factors, including the market price of the Common Stock, general market and economic conditions and applicable legal requirements. There is no guarantee as to the number of shares that will be repurchased, and the Repurchase Program may be extended, suspended or discontinued at any time without prior notice at the Company’s discretion.

Item 16.	Exhibits and Financial Statements Schedules

(a) Exhibits

Exhibit No.	Description

2.1#	Business Combination Agreement, dated July 11, 2025, by and between Sonnet BioTherapeutics Holdings, Inc., Rorschach I LLC, Hyperliquid Strategies Inc, TBS Merger Sub Inc. and Rorschach Merger Sub, LLC (incorporated by reference to Exhibit 2.1 to Sonnet’s Current Report on Form 8-K filed with the SEC on July 14, 2025).

3.1	Form of Amended and Restated Certificate of Incorporation of Hyperliquid Strategies Inc (incorporated by reference to Annex B to the Registrant’s Registration Statement on Form S-4/A filed with the SEC on October 6, 2025).

3.2	Form of Amended and Restated Bylaws of Hyperliquid Strategies Inc (incorporated by reference to Annex C to the Registrant’s Registration Statement on Form S-4/A filed with the SEC on October 6, 2025).

4.1	Form of Convertible Note (incorporated by reference to Exhibit 4.1 to Sonnet’s Current Report on Form 8-K filed with the SEC on July 2, 2025).

4.2	Form of Warrant (incorporated by reference to Exhibit 4.2 to Sonnet’s Current Report on Form 8-K filed with the SEC on July 2, 2025).

4.3	Form of PIPE Warrant (incorporated by reference to Exhibit 4.1 to Sonnet’s Current Report on Form 8-K filed with the SEC on July 14, 2025).

4.4*	Form of Advisor Warrant.

5.1*	Opinion of Greenberg Traurig, LLP regarding the validity of securities being registered.

10.1	Form of Contribution Agreement (incorporated by reference to Exhibit 10.1 to Sonnet’s Current Report on Form 8-K filed with the SEC on July 14, 2025).

10.2	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to Sonnet’s Current Report on Form 8-K filed with the SEC on July 14, 2025).

10.3	Form of PIPE Purchase Agreement (incorporated by reference to Exhibit 10.3 to Sonnet’s Current Report on Form 8-K filed with the SEC on July 14, 2025).

10.4+	Master Custody Service Agreement between Anchorage Digital Bank N.A. and Rorschach I LLC (incorporated by reference to Exhibit 10.41 to the Registrant’s Registration Statement on Form S-4/A filed with the SEC on October 6, 2025).

10.5	ChEF Purchase Agreement, dated as of October 22, 2025, by and between the Registrant and Chardan Capital Markets LLC (incorporated by reference to Exhibit 10.42 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on October 22, 2025).

10.6	Registration Rights Agreement, dated as of October 22, 2025, by and between the Registrant and Chardan Capital Markets LLC (incorporated by reference to Exhibit 10.43 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on October 22, 2025).

10.7†	Employment Agreement, dated as of May 5, 2026, by and between the Registrant and David Schamis (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed with the SEC on May 8, 2026).

10.8†	Employment Agreement, dated as of May 5, 2026, by and between the Registrant and Brett Beldner (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed with the SEC on May 8, 2026).

10.9	Form of Indemnification Agreement, by and between the Registrant and directors or officers of the Registrant (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed with the SEC on May 8, 2026).

21.1*	Subsidiaries of the Company.

23.1*	Consent of CBIZ CPAs P.C.

23.2*	Consent of CBIZ CPAs P.C.

23.4*	Consent of Greenberg Traurig, LLP (included as part of Exhibit 5.1).

101.INS*	Inline XBRL Instance Document.

101.SCH*	Inline XBRL Taxonomy Extension Schema Document.

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	Inline Taxonomy Extension Label Linkbase Document.

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document).

107*	Filing Fee Table.

*	Filed herewith.
+	Portions of the exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K. A copy of any omitted portions will be furnished to the Securities and Exchange Commission upon request.
#

The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

†	Indicates a management contract or compensation plan, contract or arrangement.

(b) Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on May 21, 2026.

Hyperliquid Strategies Inc

By:	/s/ David Schamis
Name:	David Schamis
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David Schamis	Chief Executive Officer and Director (Principal Executive Officer)	May 21, 2026
David Schamis

/s/ Brett Beldner	Chief Financial Officer	May 21, 2026
Brett Beldner	(Principal Financial Officer and Principal Accounting Officer)

/s/ Bob Diamond	Director	May 21, 2026
Bob Diamond

/s/ Jeff Tuder	Director	May 21, 2026
Jeff Tuder

/s/ Eric S. Rosengren	Director	May 21, 2026
Eric S. Rosengren

/s/ Thomas C. King	Director	May 21, 2026
Thomas C. King

/s/ Larry Leibowitz	Director	May 21, 2026
Larry Leibowitz

/s/ Nailesh Bhatt	Director	May 21, 2026
Nailesh Bhatt

/s/ Albert Dyrness	Director	May 21, 2026
Albert Dyrness